As filed with the Securities and Exchange Commission on December 18, 2002
                                                     Registration No. 333-101732


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                           AMENDMENT NO. 1 TO FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              CAPITOL BANCORP LTD.
             (Exact name of registrant as specified in its charter)

            MICHIGAN                      6711                   38-2761672
(STATE OR OTHER JURISDICTION OF         (PRIMARY              (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)         STANDARD             IDENTIFICATION NO.)
                                       INDUSTRIAL
                                     CLASSIFICATION
                                      CODE NUMBER)

                    200 Washington Square North, Fourth Floor
                             Lansing, Michigan 48933
                                 (517) 487-6555

                        (Address, including zip code, and
                    telephone number, including area code, of registrant's principal executive offices)

                           Cristin Reid English, Esq.
                    200 Washington Square North, Fourth Floor
                             Lansing, Michigan 48933
                                 (517) 487-6555

          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                            Phillip D. Torrence, Esq.
                    Miller, Canfield, Paddock and Stone, PLC
                             444 W. Michigan Avenue
                            Kalamazoo, Michigan 49007
                                 (269) 383-5804

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

                         CALCULATION OF REGISTRATION FEE


===================================================================================================
       Title Of Each                         Proposed Maximum   Proposed Maximum
 Class Of Securities Being    Amount To Be    Offering Price   Aggregate Offering     Amount Of
        Registered           Registered (1)     Per Share          Price (2)       Registration Fee
---------------------------------------------------------------------------------------------------
Common stock (no par value)     481,774            N/A           $10,319,599             $949
===================================================================================================

(1) Based on 819,706 shares of common stock, no par value, of Nevada Community Bancorp Limited, which is the maximum number of shares of Nevada common stock (excluding shares held by Capitol) that may be outstanding immediately prior to the consummation of the exchange transaction and 212,075 options currently issued and outstanding, multiplied by the proposed fixed exchange ratio of .466949 shares of Capitol common stock for each share of Nevada common stock.

(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based on $21.42, the average of the high and low price per share of Capitol common stock, as reported on the Nasdaq National Market on December 17, 2002, multiplied by 481,774, the maximum number of shares of Capitol common stock as described in Note 1 above.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                  [NEVADA LOGO]



                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         To Be Held On January 17, 2003



To the Shareholders of Nevada Community Bancorp Limited:

     A special meeting of the shareholders of Nevada Community Bancorp Limited will be held at Nevada Community Bancorp Limited at 10000 West Charleston, Suite 110, Las Vegas, Nevada 89135 on January 17, 2003, at 8:00 a.m., local time, for the following purposes:

     1. To consider and vote on a proposal to adopt and approve a Plan of Share Exchange, dated as of November 14, 2002, between Capitol Bancorp Limited and Nevada Community Bancorp Limited under which all shareholders of Nevada (other than Capitol) will exchange their common stock in Nevada for common stock in Capitol, according to an exchange ratio, as described in the attached proxy statement/prospectus. A copy of the Plan of Share Exchange is attached to the proxy statement/prospectus as Annex A. Under Nevada law, shareholders of Nevada will have the right to assert dissenters' rights in connection with the proposed Plan of Share Exchange. See "Dissenters' Rights" in the proxy statement/prospectus accompanying this notice.

     2. To act on any other matters that may properly be brought before the shareholders' meeting or any adjournment or postponement.

     Only shareholders of record at the close of business on December 15, 2002 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement.

     You are cordially invited to attend the meeting of Nevada's shareholders. Whether or not you plan to attend, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope.

     If you attend the shareholders' meeting, you may vote your shares in person even if you have previously submitted a proxy.

By Order of the Board of Directors,

/s/ Michael F. Hannley
Secretary

                           PROXY STATEMENT/PROSPECTUS
                         PROPOSED PLAN OF SHARE EXCHANGE

     The Boards of Directors of Nevada Community Bancorp Limited and Capitol Bancorp Limited have each approved a Plan of Share Exchange that contemplates the exchange of the shares of Nevada common stock held by all shareholders other than Capitol for shares of Capitol common stock. Capitol currently has a controlling interest in Nevada's common stock. As a result of the exchange, Nevada will become a wholly-owned subsidiary of Capitol.


     If the exchange is approved, each share of Nevada common stock will be converted into the right to receive Capitol common stock according to an exchange ratio. The exchange ratio is calculated by dividing the Nevada share value by the Capitol share value. If the exchange is approved, each shareholder of Nevada (other than Capitol) would receive in the exchange .466949 shares of Capitol common stock for each share of Nevada common stock. The exchange ratio is fixed. Capitol share value, $21.951, is based on the average of the closing prices of the common stock of Capitol for the month ended July 31, 2002 as reported by the Nasdaq National Market. Nevada share value is fixed based on $10.25 per Nevada share. At September 30, 2002, the book value per share of Nevada common stock was $6.96, compared to $10.25 per share based on the proposed exchange. In addition, outstanding stock options of Nevada will be converted to stock options of Capitol with the same vesting and expiration dates. If the exchange is approved, Capitol may account for the exchange as if it occurred on December 31, 2002.


     Capitol estimates that Capitol will issue approximately 382,761 shares of Capitol common stock to Nevada shareholders in the exchange. Those shares will be less than 5% of the outstanding Capitol common stock after the exchange. Capitol's common stock trades on the Nasdaq National Market System under the symbol "CBCL."

     Nevada's Board of Directors has scheduled a special meeting of Nevada shareholders to vote on the Plan of Share Exchange. The attached proxy statement/prospectus includes detailed information about the time, date and place of the shareholders' meeting.

     This document gives you detailed information about the meeting and the proposed exchange. You are encouraged to read this document carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 16 FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE EXCHANGE OF YOUR NEVADA COMMON STOCK FOR CAPITOL'S COMMON STOCK.

--------------------------------------------------------------------------------
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

     This proxy statement/prospectus is dated December 18, 2002, and is first being mailed to shareholders of Nevada on or about December 20, 2002.

                      [This page intentionally left blank]

TABLE OF CONTENTS

ANSWERS TO FREQUENTLY ASKED QUESTIONS.......................................   5

SUMMARY.....................................................................   8
  Reasons for the Exchange..................................................   8
  The Shareholders' Meeting.................................................   9
  Recommendation to Shareholders............................................   9
  Votes Required............................................................   9
  Record Date; Voting Power.................................................   9
  What Shareholders Will Receive in the Exchange............................   9
  Accounting Treatment......................................................   9
  Tax Consequences of the Exchange to Nevada Shareholders...................  10
  Dissenters' Rights........................................................  10
  Opinion of Financial Advisor..............................................  10
  The Plan of Share Exchange................................................  10
  Termination of the Exchange...............................................  10
  Your Rights as a Shareholder Will Change..................................  10

SELECTED CONSOLIDATED FINANCIAL DATA OF CAPITOL.............................  11

SELECTED CONSOLIDATED FINANCIAL DATA OF NEVADA..............................  14

RISK FACTORS................................................................  16

COMPARATIVE HISTORICAL, PRO FORMA AND PRO FORMA EQUIVALENT
    PER SHARE INFORMATION...................................................  21

RECENT DEVELOPMENTS.........................................................  22

CAPITALIZATION..............................................................  23

DIVIDENDS AND MARKET FOR COMMON STOCK.......................................  24

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...................  25

INFORMATION ABOUT CAPITOL...................................................  26

INFORMATION ABOUT NEVADA....................................................  26

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION......................  28

THE EXCHANGE................................................................  32
  General...................................................................  32
  Material Contracts or Understandings Between Capitol and Nevada...........  32
  Background of the Exchange................................................  32
  Nevada's Reasons for the Exchange.........................................  33
  Capitol's Reasons for the Exchange........................................  33
  Terms of the Plan of Share Exchange.......................................  33
  Nevada's Board Recommendation.............................................  33
  Accounting Treatment......................................................  34
  Pro Forma Data............................................................  34
  Material Federal Income Tax Consequences..................................  34
  Regulatory Matters........................................................  35
  Dissenters' Rights........................................................  36
  Federal Securities Laws Consequences; Stock Transfer Restrictions.........  37

OPINION OF FINANCIAL ADVISOR................................................  38

THE CLOSING.................................................................  41
  Effective Time............................................................  41
  Shares Held by Capitol....................................................  41
  Procedures for Surrender of Certificates; Fractional Shares...............  41
  Fees and Expenses.........................................................  42
  Nasdaq Stock Market Listing...............................................  42
  Amendment and Termination.................................................  42

THE SHAREHOLDERS' MEETING...................................................  43
  Date, Time and Place......................................................  43
  Matters to be Considered at the Shareholders' Meeting.....................  43
  Record Date; Stock Entitled to Vote; Quorum...............................  43
  Votes Required............................................................  43
  Share Ownership of Management.............................................  43
  Voting of Proxies.........................................................  44
  General Information.......................................................  44
  Solicitation of Proxies; Expenses.........................................  44

COMPARISON OF SHAREHOLDER RIGHTS............................................  45

DESCRIPTION OF THE CAPITAL STOCK OF CAPITOL.................................  46
  Rights of Common Stock....................................................  46
  Shares Available for Issuance.............................................  46
  Capitol's Trust-Preferred Securities......................................  47
  Anti-Takeover Provisions..................................................  47

WHERE YOU CAN FIND MORE INFORMATION.........................................  49

LEGAL MATTERS...............................................................  50

EXPERTS.....................................................................  50

LIST OF ANNEXES

  ANNEX A Plan of Share Exchange............................................ A-1
  ANNEX B Opinion of Financial Advisor...................................... B-1
  ANNEX C Tax Opinion of Miller, Canfield, Paddock and Stone, PLC........... C-1
  ANNEX D Financial Information Regarding Nevada Community Bancorp Limited.. D-1 ANNEX E Excerpts of Nevada Revised Statutes Regarding Dissenters' Rights.. E-1

                                   ANSWERS TO
                           FREQUENTLY ASKED QUESTIONS

Q:   Why am I receiving these materials?

A: Nevada's Board of Directors has approved the exchange of Nevada's common stock not owned by Capitol for shares of common stock of Capitol. The exchange requires the approval of Nevada's shareholders. Nevada is sending you these materials to help you decide whether to approve the exchange.

Q:   What will Nevada's shareholders receive in the exchange?

A: You will receive shares of Capitol common stock, which are publicly traded on the National Market System of the Nasdaq Stock Market, Inc. under the symbol "CBCL". If the exchange is approved, each share of Nevada common stock will be converted into the right to receive Capitol common stock according to an exchange ratio. The exchange ratio is calculated by dividing the Nevada share value by the Capitol share value. If the exchange is approved, each shareholder of Nevada (other than Capitol) would receive in the exchange .466949 shares of Capitol common stock for each share of Nevada common stock. The exchange ratio is fixed. Capitol share value, $21.951, is based on the average of the closing prices of the common stock of Capitol for the month ended July 31, 2002 as reported by the Nasdaq National Market. Nevada share value is based on $10.25 per Nevada share.


     Each Nevada shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their Nevada common stock calculated by multiplying the number of shares of Nevada common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash. In addition, outstanding stock options of Nevada will be converted to stock options of Capitol with the same vesting and expiration dates.


Q:   What do I need to do now?

A: After you have carefully read this document, indicate on the enclosed proxy card how you want to vote. Sign and mail the proxy card in the enclosed prepaid return envelope as soon as possible. You should indicate your vote now even if you expect to attend the shareholders' meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy right up to the day of the shareholders' meeting and will ensure that your shares are voted if you later find you cannot attend the shareholders' meeting.

Q:   What do I do if I want to change my vote?

A:   You may change your vote:

     . by sending a written notice to the Secretary of Nevada prior to the shareholders' meeting stating that you would like to revoke your proxy;


     . by signing a later-dated proxy card and returning it by mail prior to the shareholders' meeting, no later than January 9, 2003; or


     .    by attending the shareholders' meeting and voting in person.

Q:   What vote is required to approve the exchange?

A: In order to complete the exchange, holders of a majority of the shares of Nevada common stock (other than Capitol) must approve the Plan of Share Exchange. If you do not vote your Nevada shares, the effect will be a vote against the Plan of Share Exchange.

Q:   Should I send in my Nevada stock certificates at this time?

A: No. If the proposed share exchange is approved, Capitol or Capitol's stock transfer agent will send Nevada's shareholders written instructions for exchanging their stock certificates.

Q:   When do you expect to complete the exchange?


A: As quickly as possible after approval by Nevada's shareholders at the shareholders' meeting. It is anticipated the exchange will be completed by February 15, 2003.


Q:   Where can I find more information about Capitol?

A: This document incorporates important business and financial information about Capitol from documents filed with the SEC that have not been delivered with this document. Certain exhibits are not included in those documents; however, Capitol will provide you with copies of those exhibits, without charge, upon written or oral request to:

               Capitol Bancorp Limited
               200 Washington Square North, Fourth Floor
               Lansing, Michigan 48933
               Attention: General Counsel
               Telephone Number: (517) 487-6555


     IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SHAREHOLDERS' MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN JANUARY 8, 2003.


     For more information on the matters incorporated by reference in this document, see "Where You Can Find More Information".

                         WHO CAN ANSWER YOUR QUESTIONS?

              If you have additional questions, you should contact:


                        Nevada Community Bancorp Limited
                        10000 West Charleston, Suite 110
                             Las Vegas, Nevada 89135
                                 (702) 938-0521
                          Attention: Thomas C. Mangione

                                       or

                             Capitol Bancorp Limited
                    200 Washington Square North, Fourth Floor
                             Lansing, Michigan 48933
                                 (517) 487-6555
                          Attention: Lee W. Hendrickson


                   If you would like additional copies of this
                 proxy statement/prospectus you should contact:
         Capitol Bancorp Limited at the above address and phone number.

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY
STATEMENT/PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE PROPOSED EXCHANGE FULLY AND THE CONSEQUENCES TO YOU, YOU SHOULD READ CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS REFERRED TO IN THIS DOCUMENT. SEE "WHERE YOU CAN FIND MORE INFORMATION".

     Capitol Bancorp Limited is a bank holding company with headquarters located at 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933. Capitol's telephone number is (517) 487-6555.

     Capitol is a uniquely structured affiliation of community banks. It currently has 29 wholly or majority-owned bank subsidiaries, including 4 bank subsidiaries which are wholly or majority-owned directly or indirectly by Nevada. Each bank is viewed by management as being a separate business from the perspective of monitoring performance and allocation of financial resources. Capitol uses a unique strategy of bank ownership and development through a tiered structure. Capitol's strategy is the model which was used for the formation of Nevada and its bank subsidiaries. Capitol and Nevada are already closely related in several important ways.

     Nevada Community Bancorp Limited is a bank holding company with its headquarters at 10000 West Charleston, Suite 110, Las Vegas, Nevada 89135. Nevada's telephone number is (702) 938-0521.

     Nevada is now and has been, since it commenced business, an affiliate and a controlled subsidiary of Capitol. Nevada became a bank holding company in August 1999. Nevada subsequently expanded through the addition of four bank subsidiaries, Bank of Las Vegas (formed in 2002 and 51% owned by Nevada), Black Mountain Community Bank (formed in 2000 and 51% owned by Nevada), Desert Community Bank (formed in 1999 and 51% owned by Nevada) and Red Rock Community Bank (formed in 1999 and 51% owned by Nevada). Up to July 31, 2002, Nevada was a majority-owned subsidiary of Sun Community Bancorp Limited. Sun was previously a 50% owned subsidiary of Capitol Bancorp Ltd. Effective March 31, 2002, Sun became a wholly-owned subsidiary of Capitol as the result of a share exchange transaction and, effective July 31, 2002, Sun was merged into Capitol. As a result of the merger, Nevada became a majority-owned subsidiary of Capitol, and Capitol directly owns 54.46% of the outstanding shares of Nevada common stock (980,294 shares as of September 30, 2002). Nevada's executive management and Board of Directors holds 13.94% of the outstanding shares of Nevada common stock, or 30.61% of all shares not held by Capitol. Capitol's executive management and Board of Directors that are not executive management and directors of Nevada hold less than 1% of the outstanding shares of Nevada's common stock.

     Capitol's operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks. It provides access to support services and management with significant experience in community banking. These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship. Subsidiary banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services.

     Capitol and Nevada have entered into a Plan of Share Exchange which, if approved by Nevada's shareholders, would result in the exchange of Nevada's common stock (excluding shares held by Capitol) for shares of Capitol's common stock.

REASONS FOR THE EXCHANGE (PAGE 33)

     It is believed that the exchange will provide Nevada's shareholders with greater liquidity and flexibility because Capitol's common stock is publicly traded. The exchange will also provide Nevada's shareholders with greater diversification, since Capitol is active in more than one geographic area and across a broader customer base. Capitol has been paying quarterly cash dividends to its common shareholders (although there is no assurance such dividends will continue in the future). Nevada has never paid a cash dividend. Capitol has been paying quarterly cash dividends of $0.12 per share most recently ($0.10 per share in 2001 and early 2002 and $0.09 per share in 2000 and 1999). Future payment of cash dividends by Capitol, if any, is dependent upon many variables and is subject to approval by Capitol's Board of Directors.

THE SHAREHOLDERS' MEETING (PAGE 43)


     The meeting of Nevada shareholders will be held on January 17, 2003 at 8:00 a.m., local time, at Nevada Community Bancorp Limited at 10000 West Charleston, Suite 110, Las Vegas, Nevada 89135. At the shareholders' meeting, you will be asked to approve the Plan of Share Exchange.


RECOMMENDATION TO SHAREHOLDERS (PAGE 33)

     The Nevada board believes that the exchange is fair to you and in the best interests of both you and Nevada and recommends that you vote FOR approval of the share exchange.

VOTES REQUIRED (PAGE 43)

     Approval of the Plan of Share Exchange requires the favorable vote of a majority of the outstanding shares of Nevada common stock excluding the shares held by Capitol. This is more than the vote required by law, but Nevada's board has set the vote requirement to be sure the exchange is what you, the shareholders of Nevada, want. Capitol holds 54.46% of the outstanding shares of Nevada common stock. Nevada's Board of Directors holds 13.94% of the outstanding shares of Nevada common stock, or 30.61% of all shares not held by Capitol. The majority of the Board of Directors have agreed to vote their shares FOR approval of the Plan of Share Exchange.

RECORD DATE; VOTING POWER (PAGE 43)

     Nevada shareholders may vote at the shareholders' meeting if they owned shares of common stock at the close of business on December 15, 2002. At the close of business on November 15, 2002, 819,706 shares of Nevada common stock were outstanding (excluding shares held by Capitol). For each share of Nevada common stock that you owned as of the close of business on that date, you will have one vote in the vote of common shareholders at the shareholders' meeting on the proposal to approve the Plan of Share Exchange.

WHAT SHAREHOLDERS WILL RECEIVE IN THE EXCHANGE (PAGE 33)

     In the exchange, each outstanding share of Nevada common stock will be automatically converted into the right to receive Capitol common stock, according to an "exchange ratio". If the exchange is approved, each shareholder of Nevada (other than Capitol) would receive in the exchange .466949 shares of Capitol common stock for each share of Nevada common stock. The exchange ratio is fixed. This is based on the Capitol Share Value of $21.951 per share and a fixed value of $10.25 per Nevada share. The exchange ratio is determined by dividing the Nevada Share Value by the Capitol Share Value, where:

          NEVADA SHARE VALUE. The share value of each share of Nevada common stock shall be $10.25 per share.

          CAPITOL SHARE VALUE. The share value of each share of Capitol common stock shall be $21.951, the average of the closing prices of Capitol's common stock for the month ended July 31, 2002, as reported by the Nasdaq National Market.


     Each Nevada shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their Nevada common stock calculated by multiplying the number of shares of Nevada common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash. In addition, outstanding stock options of Nevada will be converted to stock options of Capitol with the same vesting and expiration dates.


ACCOUNTING TREATMENT (PAGE 34)


     Capitol's acquisition of the minority interest of Nevada will be accounted for under the purchase method of accounting. After the exchange, 100% of Nevada's results from operations will be included in Capitol's income statement, as opposed to 54.46% as is currently reported. If the exchange is approved, Capitol may account for the exchange as if it occurred on December 31, 2002.

TAX CONSEQUENCES OF THE EXCHANGE TO NEVADA SHAREHOLDERS (PAGE 34)

     Capitol's tax counsel has rendered its opinion that Nevada shareholders will not recognize any gain or loss for federal income tax purposes on the exchange of their Nevada shares for shares of Capitol's common stock, except for any gain or loss recognized in connection with the receipt of cash instead of a fractional share of Capitol's common stock. Tax counsel's opinion is attached as Annex C to this proxy statement/prospectus. Tax counsel's opinion is subject to certain assumptions which may limit its application in particular instances.

     Tax matters are very complicated, and the tax consequences of the exchange to each Nevada shareholder will depend on the facts of that shareholder's situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the exchange to you.

DISSENTERS' RIGHTS (PAGE 36)

     Under Nevada law, shareholders of Nevada are entitled to dissent from and obtain fair value for their shares in connection with the Plan of Share Exchange.

OPINION OF FINANCIAL ADVISOR (PAGE 38)

     Nevada retained JMP Financial, Inc. as its financial advisor and agent in connection with the exchange to render a financial fairness opinion to the Nevada shareholders.

     In deciding to approve the exchange, Nevada's board of directors considered this opinion, which stated that as of its date and subject to the considerations described in it, the consideration to be received in the exchange by holders of Nevada common stock is fair from a financial point of view. Nevada's Board of Directors adopted the fairness opinion as its own when forming its recommendation that Nevada's shareholders vote for the exchange. The opinion is attached as Annex B to this proxy statement/prospectus.

THE PLAN OF SHARE EXCHANGE (PAGE 32)

     The Plan of Share Exchange is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Plan of Share Exchange because it is the legal document that governs the exchange.

     As of the date of this proxy statement/prospectus, the following conditions to consummation of the proposed exchange remain:

     * approval by a majority of Nevada's common stock (excluding shares held by Capitol); and
     * the SEC shall have declared effective the registration statement registering the issuance of the shares of Capitol common stock in the exchange.

TERMINATION OF THE EXCHANGE (PAGE 42)

     Nevada and Capitol can jointly agree to terminate the plan of exchange at any time without completing the exchange.

     Nevada can terminate the exchange if a majority of Nevada's shareholders (other than Capitol) fail to approve the exchange at Nevada's shareholders' meeting or any adjournment or postponement thereof; or a governmental authority prohibits the exchange.

YOUR RIGHTS AS A SHAREHOLDER WILL CHANGE (PAGE 45)

     Your rights as a Nevada shareholder are currently determined by Nevada law relating to business corporations and by Nevada's articles of incorporation and by-laws. Rights as a Capitol shareholder are determined by Michigan law relating to business corporations and by Capitol's articles of incorporation and by-laws. See "Comparison of Shareholders Rights".

                 SELECTED CONSOLIDATED FINANCIAL DATA OF CAPITOL

     The consolidated financial data below summarizes historical consolidated financial information for the periods indicated and should be read in conjunction with the financial statements and other information included in Capitol's Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated herein by reference. The consolidated financial data below for the interim periods indicated has been derived from, and should be read in conjunction with, Capitol's Quarterly Report on Form 10-Q for the period ended September 30, 2002, which is incorporated herein by reference. See "Where You Can Find More Information". The interim results include all adjustments of a normal recurring nature that are, in the opinion of management, considered necessary for a fair presentation. Interim results for the nine months ended September 30, 2002 are not necessarily indicative of results which may be expected in future periods, including the year ending December 31, 2002. BECAUSE OF THE NUMBER OF BANKS ADDED THROUGHOUT THE PERIOD OF CAPITOL'S EXISTENCE, AND BECAUSE OF THE DIFFERING OWNERSHIP PERCENTAGE OF BANKS INCLUDED IN THE CONSOLIDATED AMOUNTS, HISTORICAL OPERATING RESULTS ARE OF LIMITED RELEVANCE IN COMPARING FINANCIAL PERFORMANCE AND PREDICTING CAPITOL'S FUTURE OPERATING RESULTS.

     Capitol's consolidated balance sheets as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999 are incorporated herein by reference. The selected financial data provided below as of September 30, 2002 and for the nine months ended September 30, 2002 and 2001 have been derived from Capitol's consolidated financial statements which are incorporated herein by reference. Selected balance sheet data as of September 30, 2001 and December 31, 1999, 1998 and 1997 and results of operations data for the years ended December 31, 1998 and 1997 were derived from consolidated financial statements which are not incorporated in this proxy statement/prospectus.

     Under current accounting rules, entities which are more than 50% owned by another are consolidated or combined for financial reporting purposes. This means that all of the assets and liabilities of subsidiaries (including Nevada) are included in Capitol's consolidated balance sheet. Capitol's consolidated net income, however, only includes its subsidiaries' (including Nevada) net income or net loss to the extent of its ownership percentage. This means that when a newly formed bank incurs early start-up losses, Capitol will only reflect that loss based on its ownership percentage. Conversely, when banks generate income, Capitol will only reflect that income based on its ownership percentage.

                                                                          CAPITOL BANCORP LIMITED
                                      ---------------------------------------------------------------------------------------------
                                          AS OF AND FOR THE
                                          NINE MONTHS ENDED                               AS OF AND FOR THE
                                            SEPTEMBER 30                               YEARS ENDED DECEMBER 31
                                      -------------------------   -----------------------------------------------------------------
                                         2002          2001          2001          2000          1999          1998         1997
                                      -----------   -----------   -----------   -----------   -----------   -----------   ---------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED RESULTS OF OPERATIONS DATA:
  Interest income                     $   116,278   $   115,766   $   153,797   $   132,311   $    93,602   $    69,668   $  49,549
  Interest expense                         42,841        56,894        73,292        65,912        46,237        36,670      24,852
  Net interest income                      73,437        58,872        80,505        66,399        47,365        32,998      24,697
  Provision for loan losses                 8,692         5,637         8,167         7,216         4,710         3,523       2,049
  Net interest income after provision
    for loan losses                        64,745        53,235        72,338        59,183        42,655        29,475      22,648
  Noninterest income                       10,375         6,994         9,585         6,137         4,714         3,558       2,157
  Noninterest expense                      56,762        47,358        64,136        52,846        40,257        26,325      16,721
  Income before income tax expense,
    minority interest and cumulative
    effect of change in accounting
    principle                              18,358        12,871        17,787        12,474         7,112         6,708       8,084
  Income tax expense                        6,380         4,238         5,824         4,289         3,213         2,584       2,888
  Income before minority interest and
    cumulative effect of change in
    accounting principle                   11,978         8,633        11,963         8,185         3,899         4,124       5,196
  Minority interest in net losses
    (income) of consolidated
    subsidiaries                             (574)         (878)       (1,245)         (150)        1,707           504         361
  Income before cumulative effect
    of change in accounting principle      11,404         7,755        10,718         8,035         5,606         4,628       5,557
  Cumulative effect of change in
    accounting principle (1)                                                                         (197)
  Net income                               11,404         7,755        10,718         8,035         5,409         4,628       5,557

                                                                          CAPITOL BANCORP LIMITED
                                      ---------------------------------------------------------------------------------------------
                                          AS OF AND FOR THE
                                          NINE MONTHS ENDED                               AS OF AND FOR THE
                                            SEPTEMBER 30                               YEARS ENDED DECEMBER 31
                                      -------------------------   -----------------------------------------------------------------
                                         2002          2001          2001          2000          1999          1998         1997
                                      -----------   -----------   -----------   -----------   -----------   -----------   ---------
                                                         (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
PER SHARE DATA:
  Net income per common share:
    Before cumulative effect of
      change in accounting
      principle (1):
        Basic                         $      1.17   $      1.00   $      1.38   $      1.14   $      0.87   $      0.74   $    0.91
        Diluted                              1.12          0.98          1.35          1.13          0.86          0.72        0.88
    After cumulative effect of
      change in accounting
      principle (1):
        Basic                                1.17          1.00          1.38          1.14          0.84          0.74        0.91
        Diluted                              1.12          0.98          1.35          1.13          0.83          0.72        0.88
  Cash dividends declared                    0.32          0.30          0.40          0.36          0.36          0.33        0.30
  Book value                                12.95          9.96         10.24          9.18          8.08          7.77        7.22
  Pro forma equivalent book value (2)       13.33           N/A           N/A           N/A           N/A           N/A         N/A
  Dividend payout ratio                     27.35%        30.00%        28.99%        31.58%        42.86%        43.63%      32.95%
  Weighted average number of
    common shares outstanding               9,777         7,769         7,784         7,065         6,455         6,284       6,130

SELECTED BALANCE SHEET DATA:
  Total assets                        $ 2,347,594   $ 1,975,379   $ 2,044,006   $ 1,630,076   $ 1,305,987   $ 1,024,444   $ 690,556
  Investment securities                    45,878        43,865        43,687        68,926       107,145        86,464      64,470
  Portfolio loans                       1,958,820     1,660,042     1,734,589     1,355,798     1,049,204       724,280     502,755
  Allowance for loan losses               (27,898)      (21,849)      (23,238)      (17,449)      (12,639)       (8,817)     (6,229)
  Deposits                              2,018,051     1,687,494     1,740,385     1,400,899     1,112,793       890,890     604,407
  Debt obligations                         83,168        77,437        89,911        58,150        47,400        23,600
  Minority interests in
    consolidated subsidiaries              34,342        67,182        70,673        62,575        54,593        27,576      11,020
  Trust preferred securities               51,567        48,606        48,621        24,327        24,291        24,255      24,126
  Stockholders' equity                    144,838        77,902        80,172        70,404        54,668        49,292      45,032

PERFORMANCE RATIOS: (3)
  Return on average equity                  13.78%        14.82%        15.22%        13.78%        10.66%        10.19%      13.28%
  Return on average assets                   0.70%         0.57%         0.58%         0.55%         0.47%         0.55%       0.96%
  Net interest margin (fully taxable
    equivalent)                              4.79%         4.60%         4.60%         4.80%         4.44%         4.15%       4.54%
  Efficiency ratio (4)                      67.73%        71.90%        71.19%        72.85%        77.30%        70.63%      60.92%

ASSET QUALITY:
  Non-performing loans (5)            $    26,301   $    11,642   $    17,238   $     6,757   $     4,124   $     7,242   $   4,011
  Allowance for loan losses to
    non-performing loans                   106.07%       187.67%       134.81%       258.24%       306.47%       121.75%     155.30%
  Allowance for loan losses to
    portfolio loans                          1.42%         1.32%         1.34%         1.29%         1.20%         1.22%       1.24%
  Non-performing loans to total
    portfolio loans                          1.34%         0.70%         0.99%         0.50%         0.39%         1.00%       0.80%
  Net loan losses to average
    portfolio loans                          0.29%         0.11%         0.15%         0.20%         0.10%         0.15%       0.09%

CAPITAL RATIOS:
  Average equity to average assets           5.12%         4.11%         3.78%         4.26%         4.46%         5.36%       7.22%
  Tier 1 risk-based capital ratio           10.60%        10.69%        10.54%        11.10%        10.78%        13.42%      14.26%
  Total risk-based capital ratio            11.85%        12.12%        11.85%        12.35%        11.62%        14.60%      16.61%
  Leverage ratio                             6.17%         3.94%         3.92%         4.32%         4.35%         4.88%       6.65%

----------
(1) Accounting change relates to new accounting standard which required write-off of previously capitalized start-up costs as of January 1, 1999.
(2) Based on the estimated exchange ratio of .466949 shares of Capitol for each share of Nevada. Excludes the pro forma effect of pending share exchange proposals regarding Detroit Commerce Bank and East Valley Community Bank due to immateriality (see "Recent Developments").
(3)  These ratios are annualized for the periods indicated.
(4) Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(5) Nonperforming loans consist of loans on nonaccrual status and loans more than 90 days delinquent.

                       SUPPLEMENTAL FINANCIAL INFORMATION

     Statement No. 142, "Goodwill and Other Intangible Assets" is effective for fiscal years beginning January 1, 2002. Statement No. 142 requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceases upon adoption of Statement No. 142. Capitol's previous business combinations (generally, acquisitions of minority interests) have been accounted for using the purchase method. As of September 30, 2002, the net carrying amount of reporting-unit goodwill approximated $17.9 million and other intangible assets approximated $2.4 million. Upon implementation, this new standard has not had a material effect on Capitol's consolidated financial statements, other than the elimination of goodwill amortization.

     Statement No. 142 requires that intangible assets not subject to amortization, such as Capitol's reporting-unit goodwill, be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Such potential impairment is measured by comparing the fair value of a reporting unit with its carrying amount within the consolidated group.

     When goodwill is reviewed for potential impairment, impairment losses must be charged against earnings if and when determined. Substantially all of Capitol's recorded reporting-unit goodwill relates to acquisitions of minority interests in consolidated subsidiaries. Such acquisitions have been made at modest premiums in relation to the underlying fair value of net assets when acquired. Based on management's review of recorded reporting-unit goodwill at the transition date for Statement No. 142, January 1, 2002, no impairment losses were identified as of that date.

     Paragraph 61 of Statement No. 142 requires supplemental disclosure of historical information, as adjusted to exclude amortization of goodwill no longer being amortized, which is summarized below (in $1,000s except per share amounts):

                             Nine Months Ended
                                September 30          Year Ended December 31
                            --------   --------   ------------------------------
                              2002       2001       2001       2000      1999(1)
                            --------   --------   --------   --------   --------
Net income, as reported     $ 11,404   $  7,755   $ 10,718   $  8,035   $  5,409
Add back -- goodwill
  amortization                    --        602        979        561        318
                            --------   --------   --------   --------   --------

Net income, as adjusted     $ 11,404   $  8,357   $ 11,697   $  8,596   $  5,727
                            ========   ========   ========   ========   ========

Net income per share,
  as reported:
        Basic               $   1.17   $   1.00   $   1.38   $   1.14   $   0.84
                            ========   ========   ========   ========   ========
        Diluted             $   1.12   $   0.98   $   1.35   $   1.13   $   0.83
                            ========   ========   ========   ========   ========
Add back -- goodwill
  amortization per share:
        Basic                     --   $   0.08   $   0.12   $   0.08   $   0.05
                                       ========   ========   ========   ========
        Diluted                   --   $   0.08   $   0.12   $   0.08   $   0.05
                                       ========   ========   ========   ========
Net income per share,
  as adjusted:
        Basic               $   1.17   $   1.08   $   1.50   $   1.22   $   0.89
                            ========   ========   ========   ========   ========
        Diluted             $   1.12   $   1.06   $   1.47   $   1.21   $   0.88
                            ========   ========   ========   ========   ========

(1) Including cumulative effect of change in accounting principle, which required write-off of previously capitalized start-up costs as of January 1, 1999 ($197, net of income tax effect, or $.03 per share).

                 SELECTED CONSOLIDATED FINANCIAL DATA OF NEVADA

     The consolidated financial data below summarizes historical consolidated financial information for the periods indicated and should be read in conjunction with Nevada's consolidated financial statements as of December 31, 2001 and 2000 and for the years ended December 31, 2001 and 2000 and period ended December 31, 1999, which appear elsewhere in this proxy statement/prospectus. The consolidated financial data below for the interim periods indicated has been derived from, and should be read in conjunction with, Condensed Consolidated Interim Financial Statements, which appear elsewhere in this proxy statement/prospectus. The interim results include all adjustments of a normal recurring nature that are, in the opinion of management, considered necessary for a fair presentation. Interim results for the nine months ended September 30, 2002 are not necessarily indicative of results which may be expected in future periods, including the year ending December 31, 2002. BECAUSE OF THE NUMBER OF BANKS ADDED THROUGHOUT THE PERIOD OF NEVADA'S EXISTENCE, HISTORICAL OPERATING RESULTS ARE OF LIMITED RELEVANCE IN COMPARING FINANCIAL PERFORMANCE AND PREDICTING NEVADA'S FUTURE OPERATING RESULTS.

     Nevada's consolidated balance sheets as of December 31, 2001 and 2000, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999 appear elsewhere in this proxy statement/prospectus. The selected financial data provided below as of and for the nine months ended September 30, 2002 and 2001 have been derived from Nevada's consolidated financial statements which appear elsewhere in this proxy statement/prospectus.

     Under current accounting rules, entities which are more than 50% owned by another are consolidated or combined for financial reporting purposes. This means that all of the assets and liabilities are included in Nevada's consolidated balance sheet. Nevada's consolidated net income, however, only includes its subsidiaries' net income or net loss to the extent of its ownership percentage. This means that when a newly formed bank incurs early start-up losses, Nevada will only reflect that loss based on its ownership percentage. Conversely, when banks generate income, Nevada will only reflect that income based on its ownership percentage.

                                                              NEVADA COMMUNITY BANCORP LIMITED
                                             ----------------------------------------------------------------
                                               AS OF AND FOR THE
                                               NINE MONTHS ENDED                  AS OF AND FOR THE
                                                  SEPTEMBER 30                 YEARS ENDED DECEMBER 31
                                             -----------------------     ------------------------------------
                                               2002          2001          2001          2000         1999
                                             ---------     ---------     ---------     ---------    ---------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED RESULTS OF OPERATIONS DATA:
  Interest income                            $  11,383     $   9,573     $  12,850     $   7,088    $     690
  Interest expense                               3,940         4,019         5,449         2,695          114
  Net interest income                            7,443         5,554         7,401         4,393          576
  Provision for loan losses                      1,258           922         1,230         1,024          310
  Net interest income after provision
    for loan losses                              6,185         4,632         6,171         3,369          266
  Noninterest income                               544           303           408            92            6
  Noninterest expense                            6,075         4,170         5,875         4,419        1,292
  Income (loss) before income tax
    expense and minority interest                  654           765           704          (958)      (1,020)
  Income tax expense (benefit)                     134           164           191          (249)        (345)
  Income (loss) before minority interest           520           601           513          (709)        (675)
  Minority interest in net losses (income)
    of consolidated subsidiaries                  (276)         (307)         (332)          226          206
  Net income (loss)                                244           294           181          (483)        (469)

                                                             NEVADA COMMUNITY BANCORP LIMITED
                                             ----------------------------------------------------------------
                                                AS OF AND FOR THE
                                                NINE MONTHS ENDED                 AS OF AND FOR THE
                                                  SEPTEMBER 30                 YEARS ENDED DECEMBER 31
                                             -----------------------     ------------------------------------
                                               2002          2001          2001          2000         1999
                                             ---------     ---------     ---------     ---------    ---------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
PER SHARE DATA:
  Net income (loss) per common share:
    Basic                                    $    0.14     $    0.16     $    0.10     $   (0.31)   $   (0.31)
    Diluted                                       0.14          0.16          0.10         (0.31)       (0.31)
  Cash dividends paid                               --            --            --            --           --
  Book value--historical                          6.96          6.86          6.78          6.69         6.35
  Pro forma equivalent book value
    per Capitol share (1)                         6.22           N/A           N/A           N/A          N/A
  Weighted average number of
    common shares outstanding                    1,800         1,800         1,800         1,800        1,500

SELECTED BALANCE SHEET DATA:
  Total assets                               $ 242,235     $ 179,056     $ 193,212     $ 106,155    $  33,720
  Investment securities                         18,622         5,042         8,689            --           --
  Portfolio loans                              192,027       147,028       157,589        85,143       19,299
  Allowance for loan losses                      3,078         2,206         2,416         1,284          310
  Deposits                                     214,620       157,355       171,515        85,587       18,061
  Debt obligations                               2,441            --            --            --           --
  Minority interests in consolidated
    subsidiaries                                12,132         8,596         8,622         8,253        6,028
  Stockholders' equity                          12,533        12,342        12,213        12,048        9,531

PERFORMANCE RATIOS: (2)
  Return on average equity                        2.63%         3.21%         1.49%          N/A          N/A
  Return on average assets                        0.15%         0.27%         0.12%          N/A          N/A
  Net interest margin (fully taxable
    equivalent)                                   4.78%         5.40%         5.23%         6.59%        3.65%
  Efficiency ratio (3)                           76.07%        71.20%        75.24%        98.53%      221.93%

ASSET QUALITY:
  Non-performing loans (4)                   $   2,382     $   1,533     $   2,171     $   1,330           --
  Allowance for loan losses to
    non-performing loans                        129.22%       132.16%       111.29%        96.54%         N/A
  Allowance for loan losses to
    portfolio loans                               1.60%         1.50%         1.53%         1.51%        1.61%
  Non-performing loans to total
    portfolio loans                               1.24%         1.04%         1.38%         1.56%        0.00%
  Net loan losses to average
    portfolio loans                               0.45%         0.00%         0.08%         0.10%        0.00%

CAPITAL RATIOS:
  Average equity to average assets                5.68%         8.55%         8.10%        15.43%       28.27%
  Tier 1 risk-based capital ratio                11.83%        13.38%        11.98%        22.10%       50.28%
  Total risk-based capital ratio                 13.09%        14.63%        13.23%        23.35%       51.18%
  Leverage ratio                                  5.17%         6.89%         6.32%        11.35%       28.27%

----------
N/A - Not applicable

(1) Based on the estimated exchange ratio of .466949 shares of Capitol for each share of Nevada. Excludes the pro forma effect of pending share exchange proposals regarding Detroit Commerce Bank and East Valley Community Bank due to immateriality (see "Recent Developments").
(2)  These ratios are annualized for the periods indicated.
(3) Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(4) Non-performing loans consist of loans on nonaccrual status and loans more than 90 days delinquent.

                                  RISK FACTORS

     THE SHARES OF COMMON STOCK THAT ARE BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     INVESTING IN CAPITOL'S COMMON STOCK WILL PROVIDE YOU WITH AN EQUITY OWNERSHIP INTEREST IN CAPITOL. AS A CAPITOL SHAREHOLDER, YOUR INVESTMENT MAY BE IMPACTED BY RISKS INHERENT IN ITS BUSINESS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO VOTE TO EXCHANGE NEVADA'S COMMON STOCK FOR CAPITOL'S COMMON STOCK.

     THIS PROXY STATEMENT/PROSPECTUS ALSO CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS RELATE TO CAPITOL'S FUTURE PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF WORDS SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD," "SEEKS," "PRO FORMA," "ANTICIPATES," AND SIMILAR EXPRESSIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THESE STATEMENTS. FACTORS THAT COULD CONTRIBUTE TO THESE DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

INHERENT CONFLICTS OF INTEREST IN THE PROPOSED SHARE EXCHANGE.

     Nevada is already a majority-owned and controlled subsidiary of Capitol. By virtue of the existing relationship between Nevada and Capitol, the proposed share exchange presents inherent conflicts of interest. For example, no other share exchanges are being considered and, if there were any, Capitol would likely vote its Nevada shares against any other share exchange proposals. Capitol's proposal to value Nevada shares at $10.25 in the proposed share exchange is based solely on its judgment in making such proposal. Accordingly, the Nevada Share Value and related exchange ratio have not been determined absent the inherent conflicts of interest between Capitol and Nevada. It is unknown what exchange ratio or Nevada Share Value, if any, that might be negotiated between Nevada and unaffiliated entities.

NEWLY FORMED BANKS ARE LIKELY TO INCUR SIGNIFICANT OPERATING LOSSES THAT COULD NEGATIVELY AFFECT THE AVAILABILITY OF EARNINGS TO SUPPORT FUTURE GROWTH.

     Several of Capitol's (including Nevada's) bank subsidiaries are less than three years old and Capitol's oldest bank is twenty years old. Newly formed banks are expected to incur operating losses in their early periods of operation because of an inability to generate sufficient net interest income to cover operating costs. Newly formed banks may never become profitable. Current accounting rules require immediate write-off, rather than capitalization and amortization, of start-up costs and, as a result, future newly formed banks are expected to report larger early period operating losses. Those operating losses can be significant and can occur for longer periods than planned depending upon the ability to control operating expenses and generate net interest income, which could affect the availability of earnings retained to support future growth.

IF CAPITOL IS UNABLE TO MANAGE ITS GROWTH, ITS ABILITY TO PROVIDE QUALITY SERVICES TO CUSTOMERS COULD BE IMPAIRED AND CAUSE ITS CUSTOMER AND EMPLOYEE RELATIONS TO SUFFER.

     Capitol and Nevada have rapidly and significantly expanded their operations and anticipate that further expansion will be required to realize their growth strategies. Capitol's (and Nevada's) rapid growth has placed significant demands on its management and other resources which, given its expected future growth rate, are likely to continue. Capitol's future growth and revenue will be negatively impacted if it is unable to provide quality service to its customers, or to manage future growth; Capitol will need to attract, hire and retain highly skilled and motivated officers and employees and expand existing systems and/or implement new systems for:

     -    transaction processing;

     -    operational and financial management; and

     -    training, integrating and managing Capitol's growing employee base.

FAVORABLE ENVIRONMENT FOR FORMATION OF NEW BANKS COULD CHANGE ADVERSELY, WHICH COULD SEVERELY LIMIT CAPITOL'S EXPANSION OPPORTUNITIES.

     Capitol's growth strategy includes the addition of new banks. Thus far, Capitol has experienced favorable business conditions for the formation of its small, community and customer-focused banks. Those favorable conditions could change suddenly or over an extended period of time. A change in the availability of financial capital, human resources or general economic conditions could eliminate or severely limit expansion opportunities. To the extent Capitol is unable to effectively attract personnel and deploy its capital in new or existing banks, this could adversely affect future asset growth, earnings and the value of Capitol's common stock.

CAPITOL'S (AND NEVADA'S) SMALL SIZE MAY MAKE IT DIFFICULT TO COMPETE WITH LARGER INSTITUTIONS BECAUSE CAPITOL (AND NEVADA) ARE NOT ABLE TO COMPETE WITH LARGE BANKS IN THE OFFERING OF SIGNIFICANTLY LARGER LOANS.

     Capitol endeavors to capitalize some of its newly formed banks with the lowest dollar amount permitted by regulatory agencies. As a result, the legal lending limits of Capitol's (and Nevada's) banks severely constrain the size of loans that those banks can make. In addition, many of the banks' competitors have significantly larger capitalization and, hence, an ability to make significantly larger loans. The inability to offer larger loans limits the revenues that can be earned from interest amounts charged on larger loan balances.

     Capitol's (and Nevada's) banks are intended to be small in size. They each generally operate from single locations. They are very small relative to the dynamic markets in which they operate. Each of those markets has a variety of large and small competitors that have resources far beyond those of Capitol's banks. While it is the intention of Capitol's banks to operate as niche players within their geographic markets, their continued existence is dependent upon being able to attract and retain loan customers and depositors in those large markets that are dominated by substantially larger regulated and unregulated financial institutions.

IF CAPITOL CANNOT RECRUIT ADDITIONAL HIGHLY QUALIFIED PERSONNEL, CAPITOL'S CUSTOMER SERVICE COULD SUFFER, CAUSING ITS CUSTOMER BASE TO DECLINE.

     Capitol's strategy is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Competition for such employees among financial institutions is intense. Availability of personnel with appropriate community banking experience varies. If Capitol does not succeed in attracting new employees or retaining and motivating current and future employees, Capitol's business could suffer significantly.

CAPITOL AND ITS BANKS OPERATE IN AN ENVIRONMENT HIGHLY REGULATED BY STATE AND FEDERAL GOVERNMENT; CHANGES IN FEDERAL AND STATE BANKING LAWS AND REGULATIONS COULD HAVE A NEGATIVE IMPACT ON CAPITOL'S BUSINESS.

     As a bank holding company, Capitol is regulated primarily by the Federal Reserve Board. Nevada is also a bank holding company and regulated primarily by the Federal Reserve Board. Capitol's and Nevada's current bank affiliates are regulated primarily by the state banking regulators and the FDIC.

     Federal and the various state laws and regulations govern numerous aspects of the banks' operations, including:

     -    adequate capital and financial condition;

     -    permissible types and amounts of extensions of credit and investments;

     -    permissible nonbanking activities; and

     -    restrictions on dividend payments.

     Federal and state regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Capitol and its banks also undergo periodic examinations by one or more regulatory agencies. Following such examinations, Capitol may be required, among other things, to change its asset valuations or the amounts of required loan loss allowances or to restrict its operations. Those actions would result from the regulators' judgments based on information available to them at the time of their examination.

     The banks' operations are required to follow a wide variety of state and federal consumer protection and similar statutes and regulations. Federal and state regulatory restrictions limit the manner in which Capitol and its banks may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time, and any such change could adversely affect Capitol.

REGULATORY ACTION COULD SEVERELY LIMIT FUTURE EXPANSION PLANS.

     To carry out some of its expansion plans, Capitol is required to obtain permission from the Federal Reserve Board. Applications for the formation of new banks are submitted to the state and federal bank regulatory agencies for their approval.

     While Capitol's recent experience with the regulatory application process has been favorable, the future climate for regulatory approval is impossible to predict. Regulatory agencies could prohibit or otherwise significantly restrict the expansion plans of Capitol, its current bank subsidiaries and future new start-up banks, which could limit its ability to increase revenue.

THE BANKS' ALLOWANCES FOR LOAN LOSSES MAY PROVE INADEQUATE TO ABSORB ACTUAL LOAN LOSSES, WHICH MAY ADVERSELY IMPACT NET INCOME OR INCREASE OPERATING LOSSES.

     Capitol believes that its consolidated allowance for loan losses is maintained at a level adequate to absorb any inherent losses in the loan portfolios of its banks at the balance sheet date. Management's estimates are used to determine the allowance and are based on historical loan loss experience, specific problem loans, value of underlying collateral and other relevant factors. These estimates are subjective and their accuracy depends on the outcome of future events. Actual losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in interest rates, that are generally beyond Capitol's control, actual future loan losses could increase significantly. No assurance can be provided that the allowance will be sufficient to cover actual future loan losses should such losses be realized.

     Loan loss experience, which is helpful in estimating the requirements for the allowance for loan losses at any given balance sheet date, has varied at Capitol's (and Nevada's) banks. Because many of Capitol's (and Nevada's) banks are young, they do not have seasoned loan portfolios, and it is likely that the ratio of the allowance for loan losses to total loans may need to be increased in future periods as the loan portfolios become more mature and loss experience evolves. If it becomes necessary to increase the ratio of the allowance for loan losses to total loans, such increases would be accomplished through higher provisions for loan losses, which may adversely impact net income or increase operating losses.

     Widespread media reports of concerns about the health of the domestic economy have continued throughout 2001 and interim periods of 2002. While local economic conditions appear to indicate a weakening environment, Capitol's loan losses in the interim 2002 periods have increased in comparison to the level with the prior year and nonperforming loans have also increased. It is anticipated that levels of nonperforming loans and related loan losses may increase as economic conditions, locally and nationally, evolve.

     In addition, bank regulatory agencies, as an integral part of their supervisory functions, periodically review the adequacy of the allowance for loan losses. Regulatory agencies may require Capitol or its banks to increase their allowance for loan losses or to recognize further loan charge-offs based upon judgments different from those of management. Any increase in the allowance required by regulatory agencies would have a negative impact on Capitol's operating results.

CAPITOL'S COMMERCIAL LOAN CONCENTRATION TO SMALL BUSINESSES INCREASES THE RISK OF DEFAULTS BY BORROWERS AND SUBSTANTIAL CREDIT LOSSES COULD RESULT, CAUSING SHAREHOLDERS TO LOSE THEIR INVESTMENT IN CAPITOL'S COMMON STOCK.

     Capitol's (as well as Nevada's) banks make various types of loans, including commercial, consumer, residential mortgage and construction loans. Capitol's (as well as Nevada's) strategy emphasizes lending to small businesses and other commercial enterprises. Loans to small and medium-sized businesses are generally riskier than single-family mortgage loans. Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business. In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower's ability to repay a loan. Substantial credit losses could result, causing shareholders to lose their entire investment in Capitol's common stock.

THE OPEN MARKET COMMITTEE OF THE FEDERAL RESERVE BOARD (FRBOMC) HAS TAKEN UNPRECEDENTED ACTIONS TO SIGNIFICANTLY REDUCE INTEREST RATES AND CHANGES IN INTEREST RATES MAY ADVERSELY AFFECT CAPITOL'S NET INTEREST INCOME.

     CHANGES IN NET INTEREST INCOME. Capitol's profitability is significantly dependent on net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits. Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on net interest income. Capitol's assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities. As a result, changes in interest rates can affect net interest income in either a positive or negative way.

     In 2001, the FRBOMC decreased interbank interest rates 11 times, which was an unprecedented action to reduce rates 475 basis points within a year. Interest rates have remained relatively stable in interim periods of 2002, until a 50 basis points decrease in November; however, future stability and FRBOMC policy are uncertain.

     CHANGES IN THE YIELD CURVE. Changes in the difference between short-term and long-term interest rates, commonly known as the yield curve, may also harm Capitol's business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing net interest income.

EXISTING SUBSIDIARIES OF CAPITOL MAY NEED ADDITIONAL FUNDS TO AID IN THEIR GROWTH OR TO MEET OTHER ANTICIPATED NEEDS WHICH COULD REDUCE CAPITOL'S FUNDS AVAILABLE FOR NEW BANK DEVELOPMENT OR OTHER CORPORATE PURPOSES.

     Capitol's (and Nevada's) affiliated banks are generally capitalized at the minimum amount permitted by regulatory agencies. Future growth of existing banks may require additional capital infusions or other investment by Capitol to maintain compliance with regulatory capital requirements or to meet growth opportunities. Such capital infusions could reduce funds available for development of new banks, or other corporate purposes.

CAPITOL HAS DEBT SECURITIES OUTSTANDING WHICH MAY PROHIBIT FUTURE CASH DIVIDENDS ON CAPITOL'S COMMON STOCK OR OTHERWISE ADVERSELY AFFECT REGULATORY CAPITAL COMPLIANCE.

     As of September 30, 2002, Capitol had notes payable to an unaffiliated bank outstanding in the amount of approximately $15 million. Under this credit facility, borrowings of up to $25 million are permitted, subject to certain conditions. Capitol is reliant upon its bank subsidiaries' earnings and dividends to service this debt obligation which may be inadequate to service the obligations. In the event of violation of the covenants relating to the credit facility, or due to failure to make timely payments of interest and debt principal, the lender may terminate the credit facility. In addition, upon such occurrences, dividends on Capitol's common stock may be prohibited or Capitol may be otherwise unable to make future dividends payments or obtain replacement credit facilities.

     Capitol also has several series of trust-preferred securities outstanding, totaling about $52 million, which are treated as capital for regulatory ratio compliance purposes. Although these securities are viewed as capital for regulatory purposes, they are debt securities which have numerous covenants and other provisions which, in the event of noncompliance, could have an adverse effect on Capitol. For example, these securities permit Capitol to defer the periodic payment of interest for various periods, however, if such payments are deferred, Capitol is prohibited from paying cash dividends on its common stock during deferral periods and until deferred interest is paid. Future payment of interest is dependent upon Capitol's bank subsidiaries' earnings and dividends which may be inadequate to service the obligations. Continued classification of these securities as elements of capital for regulatory purposes is subject to future changes in regulatory rules and regulations and the actions of regulatory agencies, all of which is beyond the control or influence of Capitol.

POSSIBLE VOLATILITY OF STOCK PRICE.

     The market price of Capitol's common stock may fluctuate in response to numerous factors, including variations in the annual or quarterly financial results of Capitol, or its competitors, changes by financial research analysts in their estimates of the earnings of Capitol or its competitors or the failure of Capitol or its competitors to meet such estimates, conditions in the economy in general or the banking industry in particular, or unfavorable publicity affecting Capitol, its banks, or the industry. In addition, equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market price for many companies' securities which have been unrelated to the operating performance of those companies. Any fluctuation may adversely affect the prevailing market price of Capitol's common stock.

CAPITOL'S BANK SUBSIDIARIES HAVE DECENTRALIZED MANAGEMENT WHICH COULD HAVE A NEGATIVE IMPACT ON THE RATE OF GROWTH AND PROFITABILITY OF CAPITOL AND ITS BANK SUBSIDIARIES.

     Capitol's bank subsidiaries have independent boards of directors and management teams. This decentralized structure gives the banks control over the day-to-day management of the institution including the selection of management teams, the pricing of loans and deposits, marketing decisions and the strategy in handling problem loans. This decentralized structure may impact Capitol's ability to uniformly implement holding company strategy at the bank level. It may slow Capitol's ability to react to changes in strategic direction due to outside factors such as rate changes and changing economic conditions. The structure may cause additional management time to be spent on internal issues and could negatively impact the growth and profitability of the banks individually and the holding company.

           COMPARATIVE HISTORICAL, PRO FORMA AND PRO FORMA EQUIVALENT
                              PER SHARE INFORMATION

     The following table, which should be read in conjunction with the unaudited pro forma condensed consolidated balance sheet, pro forma condensed statements of operations and related notes to the pro forma financial statements, which appear elsewhere herein, summarizes per share information:

                                          As of and for the    As of and for the
                                          Nine Months Ended       Year Ended
                                          September 30, 2002   December 31, 2001
                                          ------------------   -----------------
Capitol common stock:
  Net income per share:
    Basic:
      Historical                                $  1.17             $  1.38
      Pro forma consolidated(1)                    1.13                1.32
    Diluted:
      Historical                                   1.12                1.35
      Pro forma consolidated(1)                    1.09                1.29
  Cash dividends per share:
    Historical                                     0.32                0.40
    Pro forma consolidated(2)                      0.32                0.40
  Book value per share at period end:
    Historical                                    12.95               10.24
    Pro forma consolidated(1)                   $ 13.33             $ 10.89

Nevada common stock:
  Net income per share:
    Basic:
      Historical                                $  0.14             $  0.10
      Pro forma equivalent(3)                      0.53                0.62
    Diluted:
      Historical                                   0.14                0.10
      Pro forma equivalent(3)                      0.51                0.60
  Cash dividends per share:
    Historical                                       --                  --
    Pro forma equivalent(3)                        0.15                0.19
  Book value per share at period end:
    Historical                                     6.96                6.78
    Pro forma equivalent(3)                     $  6.22             $  5.09


1 -- Assumes completion of proposed Nevada exchange. Excludes the pro forma effect of pending exchanges regarding Detroit Commerce Bank and East Valley Community Bank due to immateriality (see "Recent Developments").

2 -- The Capitol pro forma consolidated dividends per share represent historical dividends per share.

3 -- The Nevada pro forma equivalent per share amounts are calculated by multiplying Capitol pro forma consolidated per share amounts by the exchange ratio of .466949.

                               RECENT DEVELOPMENTS

     Capitol and Nevada have had similar strategies for the development and formation of bank start-ups. Capitol has, since the formation of its first bank (circa 1982), expanded to a total of 13 banks in the states of Michigan and Indiana. Of the 13 banks, Capitol or its management were involved in the start-up of 12; one became an affiliate through a purchase transaction.

     Capitol's expansion into the Southwestern region of the United States was made initially through its involvement in the formation of Bank of Tucson in 1996. Bank of Tucson subsequently became a subsidiary of Sun Community Bancorp through a share exchange transaction and, as a result, Sun then became a subsidiary of Capitol. In periods after 1997, Sun embarked on the development of a total of 14 banks in the states of Arizona, California, Nevada and New Mexico. Sun became a wholly-owned subsidiary of Capitol effective March 31, 2002.

     During the past five years, Capitol and Sun (and Nevada, as applicable) have started new banks using a similar strategy. Because Nevada was formed by Sun and Capitol, and Capitol and Nevada share management and common systems, Nevada's start-up banks are designed and formed using Capitol's strategy and design for start-up banks. These start-up banks are, by design, intended to be relatively small institutions which are locally managed, but share the efficiencies of common data processing, accounting and risk management.

     First California Northern Bancorp, a majority-owned subsidiary of Capitol, opened its first bank affiliate, Napa Community Bank, in early 2002.

     Nevada opened its fourth bank affiliate, Bank of Las Vegas, in early 2002.

     In early 2002, Capitol announced plans to explore bank development opportunities on a national basis. Also, in early 2002, Sunrise Bank of Arizona announced the opening of two loan production offices in Texas (Dallas and Houston), a loan production office in Atlanta, Georgia and a private banking center in Scottsdale, Arizona.

     On August 1, 2002, Capitol announced a 20% increase in its quarterly cash dividend to $0.12 per share.

     Effective September 30, 2002, two share exchange transactions were consummated, resulting in Capitol issuing about 450,000 shares of common stock. These two share exchanges related to Sunrise Capital Corporation and Indiana Community Bancorp Ltd., which were previously majority-owned subsidiaries of Capitol.

     Effective November 30, 2002, two share exchange transaction proposals were pending which, if consummated, would result in Capitol issuing about 54,000 shares of common stock. These two share exchange proposals relate to Detroit Commerce Bank and East Valley Community Bank, subject to approval of their shareholders (other than Capitol), which are currently majority-owned subsidiaries of Capitol.


     Bank development efforts are currently under consideration at December 18, 2002 in the states of California, Indiana and Michigan. Activities also include pre-development exploratory discussions in a number of other states.

                                 CAPITALIZATION

     The table presented below shows Capitol's actual total capitalization as of September 30, 2002, as adjusted to reflect the exchange of Capitol's common stock for Nevada's common stock as described in this proxy statement/prospectus.

                                                                            AS OF SEPTEMBER 30, 2002
                                                          --------------------------------------------------------------
                                                                 (dollars in thousands, except per share data)

                                                                                                         AS ADJUSTED FOR
                                                                                                             NEVADA
                                                                       AS ADJUSTED FOR                   EXCHANGE(4) AND
                                                                      THE PENDING EAST                     PENDING EAST
                                                                         VALLEY AND     AS ADJUSTED FOR     VALLEY AND
                                                                           DETROIT         THE NEVADA         DETROIT
                                                           ACTUAL        EXCHANGES(4)      EXCHANGE(5)      EXCHANGES(5)
                                                          ---------      ------------      -----------      ------------
DEBT OBLIGATIONS .....................................    $  83,168       $  83,168         $  83,168         $  83,168
                                                          =========       =========         =========         =========

TRUST-PREFERRED SECURITIES ...........................       51,567          51,567            51,567            51,567

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES ......       34,342          33,780            28,634            28,071

STOCKHOLDERS' EQUITY(1):
  Common stock, no par value; 25,000,000 shares
  authorized; issued, and outstanding:
    Actual - 11,181,368 shares .......................      124,022
    As adjusted for the pending East Valley
      and Detroit exchanges - 11,235,665 shares(4) ...                      125,400
    As adjusted for the Nevada exchange -
      11,564,129 shares(5) ...........................                                        133,310
    As adjusted for pending East Valley and
      Detroit exchanges and Nevada exchange -
      11,618,426 shares(4)(5) ........................                                                          134,688
  Retained earnings ..................................       22,435          22,435            22,435            22,435
  Market value adjustment for available-for-sale
    securities (net of tax effect) ...................          232             232               232               232
  Less unallocated ESOP shares and note
    receivable from sale of common stock .............       (1,851)         (1,851)           (1,851)           (1,851)
                                                          ---------       ---------         ---------         ---------

      Total stockholders' equity .....................    $ 144,838       $ 146,216         $ 154,126         $ 155,504
                                                          =========       =========         =========         =========

  Book value per share of common stock ...............    $   12.95       $   13.01         $   13.33         $   13.38
                                                          =========       =========         =========         =========

TOTAL CAPITALIZATION(2) ..............................    $ 179,180       $ 179,996         $ 182,760         $ 183,575
                                                          =========       =========         =========         =========

TOTAL CAPITAL FUNDS(3) ...............................    $ 230,747       $ 231,563         $ 234,327         $ 235,142
                                                          =========       =========         =========         =========
CAPITAL RATIOS:
  Stockholders' equity to total assets ...............         6.17%           6.23%             6.56%             6.61%
  Total capitalization to total assets ...............         7.63%           7.66%             7.77%             7.81%
  Total capital funds to total assets ................         9.83%           9.86%             9.97%            10.00%

----------
(1) Does not include approximately 2.1 million shares of common stock issuable upon exercise of stock options. Also, does not include approximately 59,000 warrants each of which permits the holder to purchase a share of Capitol common stock.
(2) Total capitalization includes stockholders' equity and minority interests in consolidated subsidiaries.
(3) Total capital funds include stockholders' equity, minority interests in consolidated subsidiaries and trust-preferred securities.
(4) Amounts are adjusted for Capitol's pending share exchange with the minority shareholders of Detroit Commerce Bank and East Valley Community Bank which, if completed, would result in the issuance of 54,297 shares of Capitol's common stock. Includes estimated fair value of 42,000 stock options of East Valley which will convert to stock options of Capitol at the same ratio applicable to the pending East Valley exchange. See "Recent Developments."
(5) Assumes issuance of 382,761 shares of Capitol common stock upon completion of Nevada exchange. Includes estimated fair value of 99,000 stock options of Nevada which will convert to stock options of Capitol at the same ratio applicable to the Nevada exchange. See "Unaudited Pro Forma Consolidated Financial Information."

                      DIVIDENDS AND MARKET FOR COMMON STOCK


     Capitol's common stock is listed on the Nasdaq National Market under the symbol "CBCL." The following table shows the high and low sale prices per share of common stock as reported on the Nasdaq National Market. The table reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The last reported sale price of Capitol's common stock was $21.46 on December 17, 2002.


                                                                  Cash Dividends
2001                                       High          Low           Paid
----                                      -------      -------        -------
Quarter ended March 31                    $14.250      $ 9.688        $  0.10
Quarter ended June 30                      15.660       12.000           0.10
Quarter ended September 30                 17.500       12.250           0.10
Quarter ended December 31                  15.200       12.800           0.10


2002
----
Quarter ended March 31                     16.820       13.300           0.10
Quarter ended June 30                      23.860       16.450           0.10
Quarter ended September 30                 24.250       15.810           0.12
Quarter ending December 31
  (through December 17, 2002)              21.970       15.130           0.12


     As of October 17, 2002, there were approximately 4,572 beneficial holders of Capitol's common stock based on information supplied by its stock transfer agent and other sources.

     There is no market for Nevada's common stock. Any transfers have been made privately and are not reported. Nevada has never paid a dividend on its common stock.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus includes forward-looking statements. Capitol has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements may be impacted by risks, uncertainties and assumptions. Examples of some of the risks, uncertainties or assumptions that may impact the forward-looking statements are:

     - the results of management's efforts to implement Capitol's business strategy including future expansion;

     - adverse changes in the banks' loan portfolios and the resulting credit risk-related losses and expenses;

     - adverse changes in the economy of the banks' market areas that could increase credit-related losses and expenses;

     - adverse changes in real estate market conditions that could also negatively affect credit risk;

     - the possibility of increased competition for financial services in Capitol's markets;

     - fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations; and

     -    other factors described in "Risk Factors".

                            INFORMATION ABOUT CAPITOL

     This proxy statement/prospectus is accompanied by a copy of the following documents:

     -    Report on Form 10-Q for periods ended September 30, 2002
     -    Report on Form 10-Q for periods ended June 30, 2002
     -    Report on Form 10-Q for period ended March 31, 2002
     -    Annual Report to Shareholders for year ended December 31, 2001
     -    Annual Report on Form 10-K for year ended December 31, 2001
     - Proxy statement for Capitol's Annual Meeting of Shareholders held on May 2, 2002

                            INFORMATION ABOUT NEVADA

BRIEF DISCUSSION OF BUSINESS

     Nevada is now and has been, since it commenced business, an affiliate and a controlled subsidiary of Capitol. Nevada became a bank holding company in August 1999. Nevada subsequently expanded through the addition of four bank subsidiaries, Bank of Las Vegas (formed in 2002 and 51% owned by Nevada), Black Mountain Community Bank (formed in 2000 and 51% owned by Nevada), Desert Community Bank (formed in 1999 and 51% owned by Nevada) and Red Rock Community Bank (formed in 1999 and 51% owned by Nevada). Up to July 31, 2002, Nevada was a majority-owned subsidiary of Sun Community Bancorp Limited. Sun was previously a 50% owned subsidiary of Capitol Bancorp Ltd. Effective March 31, 2002, Sun became a wholly-owned subsidiary of Capitol as the result of a share exchange transaction and, effective July 31, 2002, Sun was merged into Capitol. As a result of the merger, Nevada became a majority-owned subsidiary of Capitol, and Capitol directly owns 54.46% of the outstanding shares of Nevada common stock (980,294 shares as of September 30, 2002).

MARKET PRICE AND DIVIDENDS

     There is no active public trading market for Nevada common stock. As of November 15, 2002, Nevada common stock was held by 127 holders of record. Nevada has never paid a dividend on its common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis of financial condition and results of operations for the periods ended September 30, 2002 and December 31, 2001 are included in this proxy statement/prospectus as part of Annex D.

FINANCIAL STATEMENTS

     Unaudited interim condensed consolidated financial statements of Nevada as of September 30, 2002 and for the nine months ended September 30, 2002 and 2001 are included in this proxy statement/prospectus as part of Annex D. Audited consolidated financial statements of Nevada as of and for the years ended December 31, 2001 and 2000 and period ended December 31, 1999 are included in this proxy statement/prospectus as part of Annex D.

VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table shows the share holdings of each director and officer of Nevada and all directors and officers as a group as of November 15, 2002. Where applicable, the table includes shares held by members of their immediate families.

                                                            Nevada shares beneficially owned
                                                    ---------------------------------------------------
                                                                                   Percentage of all
                                                               Percentage of    Nevada shares excluding
                                                                    all           Nevada shares owned
Name of Beneficial owner                            Number     Nevada Shares          by Capitol
------------------------                            -------    -------------          ----------
Capitol Bancorp Limited                             980,294         54.46%                  N/A
                                                    =======       =======               =======

Nevada's Directors and Officers:
  Glenn C. Cristenson                                 6,000          0.33%                 0.73%
  Michael J. Devine                                     750          0.04%                 0.09%
  Cristin Reid English                                  750          0.04%                 0.09%
  Joel I. Ferguson                                   15,000          0.83%                 1.83%
  Michael F. Hannley                                    750          0.04%                 0.09%
  Mark A. James                                       1,500          0.08%                 0.18%
  Lewis D. Johns                                     37,200          2.07%                 4.54%
  Michael L. Kasten                                  15,000          0.83%                 1.83%
  Larry W. Kifer                                     37,500          2.08%                 4.57%
  John S. Lewis                                       5,250          0.29%                 0.64%
  Humberto S. Lopez                                  25,001          1.39%                 3.05%
  Thomas C. Mangione                                 10,350          0.58%                 1.26%
  Joseph D. Reid                                     21,000          1.17%                 2.56%
  Edward D. Smith                                    75,000          4.17%                 9.15%
                                                    -------       -------               -------
     Total of Nevada shares held by Nevada's
       Directors and Officers                       251,051         13.94%                30.61%
                                                    =======       =======               =======

     Other than the directors and officers of Nevada, no individual owns greater than 5% of the outstanding shares of Nevada, exclusive of the shares owned by Capitol.


              [The remainder of this page intentionally left blank]

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     Nevada is already included in Capitol's consolidated financial statements. Unaudited pro forma consolidated financial information follow, illustrating the exchange and Capitol's purchase of the minority interest of Nevada (and Capitol's pending share exchanges with the minority shareholders of Detroit Commerce Bank and East Valley Community Bank - see "Recent Developments"), which is being accounted for under the purchase method of accounting, as if it had occurred effective September 30, 2002 (shown on page 29) and (excluding Capitol's pending share exchanges with Detroit and East Valley, due to immateriality) at the beginning of 2001 (shown on page 31). The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of the unaudited pro forma financial information. The unaudited pro forma results of operations for the period ended September 30, 2002 are not necessarily indicative of results for the year ending December 31, 2002 or any subsequent period thereafter. The unaudited pro forma results of operations do not give effect to any potential cost savings or other synergies that could result from the share exchange. However, because Nevada and Capitol are already related and already share some executives and common systems, material potential cost savings and other synergies are not expected upon completion of the share exchange.

              [The remainder of this page intentionally left blank]

Unaudited Pro Forma Condensed Consolidated Balance Sheet
Capitol Bancorp Ltd. And Subsidiaries
September 30, 2002

(in $1,000s, except share and per-share data)

                                                                   Pro Forma       Pro Forma
                                                                  Adjustments       Amounts        Pro Forma         Pro Forma
                                                                   Regarding         After        Adjustments         Amounts
                                                                    Pending         Pending        Regarding           After
                                                   Historical     Detroit and     Detroit and      Proposed           Proposed
                                                    Amounts       East Valley     East Valley       Nevada             Nevada
                                                  As Reported      Exchanges       Exchanges       Exchange           Exchange
                                                  -----------     -----------     -----------     -----------       -----------
ASSETS

Cash and cash equivalents                         $   227,161                     $   227,161                       $   227,161
Loans held for resale                                  65,496                          65,496                            65,496
Investment securities                                  45,878                          45,878                            45,878
Portfolio loans                                     1,958,820                       1,958,820                         1,958,820
  Less allowance for loan losses                      (27,898)                        (27,898)                          (27,898)
                                                  -----------                     -----------                       -----------
  Net portfolio loans                               1,930,922                       1,930,922                         1,930,922
Premises and equipment, net                            19,232                          19,232                            19,232
Goodwill and other intangibles, net                    20,286     $     815  A         21,101     $     3,580  B         23,866
Other assets                                           38,619                          38,619                            38,619
                                                  -----------     ---------       -----------     -----------       -----------

TOTAL ASSETS                                      $ 2,347,594     $     815       $ 2,348,409     $     3,580       $ 2,351,174
                                                  ===========     =========       ===========     ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits                                        $ 2,018,051                     $ 2,018,051                       $ 2,018,051
  Debt obligations                                     83,168                          83,168                            83,168
  Other liabilities                                    15,628                          15,628                            15,628
                                                  -----------     ---------       -----------     -----------       -----------
    Total liabilities                               2,116,847            --         2,116,847              --         2,116,847

Trust-preferred securities                             51,567                          51,567                            51,567

Minority interests in consolidated subsidiaries        34,342     $    (562) A         33,780          (5,708) C         28,634

Stockholders' equity:
  Common stock                                        124,022         1,377  A        125,400           9,288  D        133,310
  Retained earnings                                    22,435                          22,435                            22,435
  Other, net                                           (1,619)                         (1,619)                           (1,619)
                                                  -----------     ---------       -----------     -----------       -----------
    Total stockholders' equity                        144,838           815           146,216           9,288           154,126
                                                  -----------     ---------       -----------     -----------       -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $ 2,347,594     $     815       $ 2,348,409     $     3,580       $ 2,351,174
                                                  ===========     =========       ===========     ===========       ===========

Number of common shares issued and outstanding     11,181,368        54,297        11,235,665         382,761        11,564,129
                                                  ===========     =========       ===========     ===========       ===========

Book value per Capitol share                      $     12.95                     $     13.01                       $     13.33
                                                  ===========                     ===========                       ===========

Pro forma equivalent per Nevada share                                                                               $      6.22
                                                                                                                    ===========

                                                   Pro Forma       Pro Forma
                                                  Adjustments       Amounts
                                                   Regarding         After
                                                    Nevada,         Nevada,
                                                  Detroit and     Detroit and
                                                  East Valley     East Valley
                                                   Exchanges       Exchanges
                                                  -----------     -----------
ASSETS

Cash and cash equivalents                                         $   227,161
Loans held for resale                                                  65,496
Investment securities                                                  45,878
Portfolio loans                                                     1,958,820
  Less allowance for loan losses                                      (27,898)
                                                                  -----------
  Net portfolio loans                                               1,930,922
Premises and equipment, net                                            19,232
Goodwill and other intangibles, net               $   4,395            24,681
Other assets                                                           38,619
                                                  ---------       -----------

TOTAL ASSETS                                      $   4,395       $ 2,351,989
                                                  =========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits                                                        $ 2,018,051
  Debt obligations                                                     83,168
  Other liabilities                               $      --            15,628
                                                  ---------       -----------
    Total liabilities                                    --         2,116,847

Trust-preferred securities                                             51,567

Minority interests in consolidated subsidiaries      (6,270)           28,071

Stockholders' equity:
  Common stock                                       10,665           134,688
  Retained earnings                                                    22,435
  Other, net                                                           (1,619)
                                                  ---------       -----------
    Total stockholders' equity                       10,665           155,504
                                                  ---------       -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $   4,395       $ 2,351,989
                                                  =========       ===========

Number of common shares issued and outstanding      437,058        11,618,426
                                                  =========       ===========

Book value per Capitol share                                      $     13.38
                                                                  ===========

Pro forma equivalent per Nevada share                             $      6.25
                                                                  ===========

      THE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
       BALANCE SHEET ARE AN INTEGRAL PART OF THIS PRO FORMA PRESENTATION.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(in $1,000s, except share data)

A -- Adjustments to reflect pro forma impact of pending share exchanges regarding minority shareholders of Detroit Commerce Bank and East Valley Community Bank which, if consummated, such banks would become wholly-owned subsidiaries.

B -- Goodwill arising from proposed Nevada exchange. Based on current estimates, there are no identifiable intangible assets regarding the proposed Nevada exchange. No deposit core intangible asset has been estimated due to the brief periods of Nevada's banks' operations. The net book value of all other assets and liabilities of Nevada and its subsidiaries approximate fair value.

C -- Elimination of minority interests associated with Nevada's shareholders other than Capitol.

D -- Estimated net proceeds applicable to proposed share exchange with Nevada's shareholders other than Capitol:

     Issuance of 382,761 shares of Capitol common stock in
       proposed Nevada share exchange                                    $ 8,402
     Estimated fair value of approximately 99,000 stock options of Capitol to be issued in exchange for stock options of
       Nevada as part of proposed share exchange                             886
                                                                         -------

                                                          Total          $ 9,288
                                                                         =======

             [The remainder of this page intentionally left blank]

Unaudited Pro Forma Condensed Consolidated Statements of Operations Capitol Bancorp Ltd. And Subsidiaries


(in $1,000s, except share and per-share data)

                                                                 Nine Months Ended September 30, 2002
                                                             -------------------------------------------
                                                              Historical      Pro Forma       Pro Forma
                                                               Amounts       Adjustments        Amounts
                                                             -----------     -----------     -----------
Interest income                                              $   116,278                     $   116,278
Interest expense                                                  42,841                          42,841
                                                             -----------                     -----------
  Net interest income                                             73,437                          73,437
Provision for loan losses                                          8,692                           8,692
                                                             -----------                     -----------
  Net interest income after provision for loan losses             64,745                          64,745
Noninterest income                                                10,375                          10,375
Noninterest expense                                               56,762                          56,762
                                                             -----------                     -----------
  Income before federal income taxes and
    minority interest                                             18,358                          18,358
Federal income taxes                                               6,380                           6,380
                                                             -----------                     -----------
  Income before minority interest                                 11,978                          11,978
Minority interest in net income of
  consolidated subsidiaries                                         (574)            111  A         (463)
                                                             -----------     -----------     -----------

NET INCOME                                                   $    11,404     $       111     $    11,515
                                                             ===========     ===========     ===========

NET INCOME PER SHARE:
  Basic                                                      $      1.17                     $      1.13
                                                             ===========                     ===========
  Diluted                                                    $      1.12                     $      1.09
                                                             ===========                     ===========
  Pro forma equivalent per Nevada share:
    Basic                                                                                    $      0.53
                                                                                             ===========
    Diluted                                                                                  $      0.51
                                                                                             ===========

Average number of common shares outstanding
  for purposes of computing basic net income per
  share--denominator for basic net income per share            9,776,774         382,761  B   10,159,535
Effect of dilutive securities--stock options and warrants        420,179          29,205  C      449,384
                                                             -----------     -----------     -----------
Average number of common shares and dilutive securities
  for purposes of computing diluted net income per share--
  denominator for diluted net income per share                10,196,953         411,966      10,608,919
                                                             ===========     ===========     ===========

                                                                      Year Ended December 31, 2001
                                                             -------------------------------------------
                                                              Historical      Pro Forma       Pro Forma
                                                               Amounts       Adjustments        Amounts
                                                             -----------     -----------     -----------
Interest income                                              $   153,797                     $   153,797
Interest expense                                                  73,292                          73,292
                                                             -----------                     -----------
  Net interest income                                             80,505                          80,505
Provision for loan losses                                          8,167                           8,167
                                                             -----------                     -----------
  Net interest income after provision for loan losses             72,338                          72,338
Noninterest income                                                 9,585                           9,585
Noninterest expense                                               64,136                          64,136
                                                             -----------                     -----------
  Income before federal income taxes and
    minority interest                                             17,787                          17,787
Federal income taxes                                               5,824                           5,824
                                                             -----------                     -----------
  Income before minority interest                                 11,963                          11,963
Minority interest in net income of
  consolidated subsidiaries                                       (1,245)             82  A       (1,163)
                                                             -----------     -----------     -----------

NET INCOME                                                   $    10,718     $        82     $    10,800
                                                             ===========     ===========     ===========

NET INCOME PER SHARE:
  Basic                                                      $      1.38                     $      1.32
                                                             ===========                     ===========
  Diluted                                                    $      1.35                     $      1.29
                                                             ===========                     ===========
  Pro forma equivalent per Nevada share:
    Basic                                                                                    $      0.62
                                                                                             ===========
    Diluted                                                                                  $      0.60
                                                                                             ===========

Average number of common shares outstanding
  for purposes of computing basic net income per
  share--denominator for basic net income per share            7,784,000         382,761  B   8,166,761
Effect of dilutive securities--stock options and warrants        151,000          29,205  C     180,205
                                                             -----------     -----------     -----------
Average number of common shares and dilutive securities
  for purposes of computing diluted net income per share--
  denominator for diluted net income per share                 7,935,000         411,966       8,346,966
                                                             ===========     ===========     ===========

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS:

A -- Amount represents reduction in operating results attributable to minority interest due to proposed share exchange between Nevada and Capitol. Excludes the pro forma effect of the pending Detroit Commerce Bank and East Valley Community Bank share exchanges due to immateriality.

B -- Assumes issuance of 382,761 shares of Capitol common stock in proposed share exchange with Nevada's shareholders other than Capitol.

C -- Estimated pro forma effect of the issuance of approximately 99,000 stock options of Capitol in exchange for stock options of Nevada, in conjunction with proposed share exchange, using the treasury-stock method.

                                  THE EXCHANGE

GENERAL

     The Board of Directors of Nevada is using this proxy statement/prospectus to solicit proxies for use at the shareholders' meeting of Nevada.


     At the special meeting of Nevada's shareholders' to be held on January 17, 2003, Nevada's shareholders will be asked to approve the exchange. The Plan of Share Exchange provides for Nevada's shareholders to exchange common stock of Nevada not owned by Capitol for Capitol common stock. Upon consummation of the exchange, Nevada will become a wholly-owned subsidiary of Capitol. In the exchange, Nevada shareholders will receive shares of Capitol's common stock.


MATERIAL CONTRACTS OR UNDERSTANDINGS BETWEEN CAPITOL AND NEVADA

     Capitol and Nevada share some key executives, common directors and common systems.

BACKGROUND OF THE EXCHANGE

     The concept of a potential share exchange transaction with Capitol was discussed initially on an informal basis in early 2002. Capitol expressed a willingness to extend an offer of an exchange. The objectives of the potential exchange are to enable shareholders of Nevada to achieve better liquidity in their investment, a current dividend and to accomplish such an exchange on a tax-free basis. Without the exchange, shareholders of Nevada will continue to hold Nevada stock which has no market activity and is illiquid. Capitol has paid quarterly cash dividends throughout the past five years (although there is no assurance cash dividends will be paid in the future).

     Consensus between Capitol's and Nevada's Directors was reached in November 2002, to approve the proposed exchange subject only to:

     - obtaining an independent opinion that the proposed share exchange is fair to Nevada's shareholders from a financial point of view; and

     - obtaining approval for the proposed exchange by a majority of Nevada's shares not already owned by Capitol.

     In November 2002, the Nevada Board approved the Plan of Share Exchange and agreed to call a shareholder meeting for a vote to approve the Plan of Share Exchange.

     Nevada's Board of Directors has not solicited or received any other proposals for the potential exchange or sale of Nevada's shares of common stock which are not owned by Capitol. If other proposals were under consideration for sale or exchange of Nevada's shares to an entity other than Capitol, Capitol would be permitted to vote its shares of Nevada. By virtue of Capitol's control of Nevada, it is likely that Capitol would not vote its shares of Nevada in favor of any other proposals regarding a share exchange or sale of the minority interest in Nevada to another party. In addition, Capitol currently has no intentions of selling its interest in Nevada. Hence, the only proposal under consideration is Capitol's proposal.

NEVADA'S REASONS FOR THE EXCHANGE

     Nevada's reasons for the exchange are that the shareholders of Nevada will be best served by the exchange in order to maximize their shareholder value and to provide them:

     - better protection through diversification geographically and by customer base through Capitol's subsidiary banks rather than dependence upon the resources of Nevada's sole emphasis in the southwestern United States.

     - the Nevada shareholders will receive Capitol's common stock which is more widely traded, providing Nevada's shareholders improved liquidity and a history of cash dividends. Nevada common stock has no market and has not paid any cash dividends. Nevada shareholders who choose to do so may continue to hold the Capitol stock they receive in the exchange without being forced to have their investment reduced by the immediate recognition of a capital gains tax.

CAPITOL'S REASONS FOR THE EXCHANGE

     Capitol believes that Nevada's profitability will increase. As noted elsewhere in this proxy statement/prospectus, while Nevada's assets are reported as part of Capitol's assets for purposes of its consolidated financial statements, Nevada's income or loss is attributed to Capitol only in the percentage which Capitol owns of Nevada common stock. Capitol desires to acquire the remainder of Nevada's common stock so that Capitol can include 100% of Nevada's income or loss in Capitol's consolidated income statement.

TERMS OF THE PLAN OF SHARE EXCHANGE

     Terms of the exchange are set forth in the Plan of Share Exchange. The Plan of Share Exchange is included as Annex A to this proxy statement/prospectus. You should review the Plan of Share Exchange in its entirety. If the exchange is approved, each shareholder of Nevada would receive in the exchange .466949 shares of Capitol common stock for each share of Nevada common stock. The exchange ratio is fixed. This is based on the Capitol Share Value of $21.951 per share and a fixed value of $10.25 per Nevada share. The exchange ratio is determined by dividing the Nevada Share Value by the Capitol Share Value, where:

          NEVADA SHARE VALUE. The share value of each share of Nevada common stock shall be $10.25 per share.

          CAPITOL SHARE VALUE. The share value of each share of Capitol common stock shall be $21.951, the average of the closing prices of Capitol's common stock for the month ended July 31, 2002, as reported by the Nasdaq National Market.


     Each Nevada shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their Nevada common stock calculated by multiplying the number of shares in Nevada common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash. In addition, outstanding stock options of Nevada will be converted to stock options of Capitol with the same vesting and expiration dates.


NEVADA'S BOARD RECOMMENDATION

     NEVADA'S BOARD HAS DETERMINED THAT THE EXCHANGE IS FAIR TO AND IN THE BEST INTERESTS OF NEVADA'S SHAREHOLDERS, HAS APPROVED THE PLAN OF SHARE EXCHANGE AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PLAN OF SHARE EXCHANGE.

ACCOUNTING TREATMENT


     Capitol's acquisition of the shares of Nevada not already owned by Capitol will be treated as the acquisition of a minority interest using the purchase method of accounting. If the exchange is approved, Capitol may account for the exchange as if it occurred on December 31, 2002.


PRO FORMA DATA

     Because Nevada is already a controlled subsidiary of Capitol, it is already included in Capitol's consolidated financial statements. Unaudited pro forma consolidated financial information is presented in this document, illustrating the exchange and Capitol's purchase of the minority interest of Nevada (and Capitol's pending share exchanges with the minority shareholders of Detroit Commerce Bank and East Valley Community Bank - see "Recent Developments"), which is being accounted for under the purchase method of accounting, as if it had occurred effective September 30, 2002 (shown on page 29) and (excluding Capitol's pending share exchanges with Detroit and East Valley, due to immateriality) at the beginning of 2001 (shown on page 31). The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of the unaudited pro forma financial information. The unaudited pro forma results of operations for the period ended September 30, 2002 are not necessarily indicative of results for the year ending December 31, 2002 or any subsequent period thereafter. The unaudited pro forma results of operations do not give effect to any potential cost savings or other synergies that could result from the share exchange. However, because Nevada and Capitol are already related and already share some executives and common systems, material potential cost savings and other synergies are not expected upon completion of the share exchange.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The income tax discussion below represents the opinion of Miller, Canfield, Paddock and Stone, PLC, tax counsel to Capitol, on the material federal income tax consequences of the exchange. This discussion is not a comprehensive description of all of the tax consequences that may be relevant to you. For example, counsel did not address tax consequences that arise from rules that do not apply generally to all taxpayers or to some classes of taxpayers, or tax consequences that are generally assumed to be known by investors. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department, and court and administrative rulings and decisions in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

     This discussion also is based upon certain representations made by Nevada and Capitol. You should read carefully the full text of the tax opinion of Miller, Canfield, Paddock and Stone, PLC. The opinion is included in this proxy statement/prospectus as Annex C. This discussion also assumes that the exchange will be effected pursuant to applicable state law and otherwise completed according to the terms of the Plan of Share Exchange. You should not rely upon this discussion if any of these factual assumptions or representations is, or later becomes, inaccurate.

     This discussion also assumes that shareholders hold their shares of Nevada common stock as a capital asset and does not address the tax consequences that may be relevant to a particular shareholder receiving special treatment under some federal income tax laws. Shareholders receiving special treatment include:

     -    banks;

     -    tax-exempt organizations;

     -    insurance companies;

     -    dealers in securities or foreign currencies;

     - Nevada shareholders who received their Nevada common stock through the exercise of employee stock options or otherwise as compensation;

     -    Nevada shareholders who are not U.S. persons; and

     - Nevada shareholders who hold Nevada common stock as part of a hedge, straddle or conversion transaction.

     The discussion also does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. No rulings have been or will be sought from the Internal Revenue Service regarding any matters relating to the exchange.

     Based on the assumptions and representations above, it is the opinion of Miller, Canfield, Paddock and Stone, PLC, tax counsel to Capitol, that:

     *    the exchange will qualify as a reorganization within the meaning of
          Section 368 of the Internal Revenue Code;

     * no gain or loss will be recognized by the shareholders of Nevada who exchange their Nevada common stock solely for Capitol common stock (except with respect to cash received instead of a fractional share of Capitol common stock);

     * the aggregate tax basis of the Capitol common stock received by Nevada shareholders who exchange all of their Nevada common stock for Capitol common stock in the exchange will be the same as the aggregate tax basis of the Nevada common stock surrendered in exchange (reduced by any amount allocable to a fractional share of Capitol common stock for which cash is received);

     * the holding period of the Capitol common stock received will include the holding period of shares of Nevada common stock surrendered in exchange; and

     * a holder of Nevada common stock that receives cash instead of a fractional share of Capitol common stock will, in general, provided the redemption is not essentially equivalent to a dividend under
          Section 302(b)(1) of the Internal Revenue Code, recognize capital gain or loss equal to the difference between the cash amount received and the portion of the holder's tax basis in shares of Nevada common stock allocable to the fractional share; this gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder's holding period in the Nevada common stock exchanged for the fractional share of Capitol common stock satisfies the long-term holding period requirement.

     The tax opinion of Miller, Canfield, Paddock and Stone, PLC is not binding upon the Internal Revenue Service or the courts.

     TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE EXCHANGE TO YOU WILL DEPEND ON YOUR PARTICULAR SITUATION. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE EXCHANGE, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.

REGULATORY MATTERS

     As a bank holding company, Capitol is subject to regulation by the Federal Reserve Board. Federal Reserve Board rules require Capitol to obtain the Federal Reserve Board's permission to acquire at least 51% of a subsidiary bank. The rules of the Federal Reserve Board do not differentiate between ownership of 51% and ownership of 100% of the stock of the subsidiary bank. Of course, Sun (and, hence Capitol) received permission to acquire its controlling ownership of Nevada prior to Nevada commencing the business of operating as a bank holding company. Accordingly, Capitol will not be required to seek any further approval from the Federal Reserve Board for the exchange.

     It is a condition of the exchange that the shares of Capitol stock to be issued pursuant to the Plan of Share Exchange be approved for listing on the Nasdaq Stock Market, Inc., subject to official notice of issuance. An application will be filed to list Capitol's shares. Accordingly, the shares of Capitol common stock to be issued in exchange for the Nevada common stock will be publicly tradable upon consummation of the exchange. There will be no restriction on the ability of a former Nevada shareholder to sell in the open market the Capitol common stock received (unless the Nevada shareholder is also an officer, director or affiliate of either Nevada or Capitol, in which case Rule 144 and Rule 145 issued by the SEC do impose certain restrictions on the sale of Capitol common stock).

DISSENTERS' RIGHTS

     By following the specific procedures set forth in the NRS 92A.300 to 92A.500 ("Statutes"), Nevada shareholders have a statutory right to dissent from the Plan of Share Exchange. If the Plan of Share Exchange is approved and consummated, any Nevada shareholder who properly perfects his dissenters' rights will be entitled, upon consummation of the Plan of Share Exchange, to receive an amount of cash equal to the fair value of his shares of Nevada Common Stock rather than receiving the consideration set forth in the Plan of Share Exchange. The following summary is not a complete statement of statutory dissenters' rights of appraisal, and such summary is qualified by reference to the applicable provisions of the Nevada Revised Statutes, which are reproduced in full in Annex E to this Proxy Statement/Prospectus. A shareholder must complete each step in the precise order prescribed by the statute to perfect his, her or its dissenter's rights of appraisal.

     Any holder of Nevada Common Stock electing to exercise his, her or its right of dissent (a "Dissenting Shareholder") shall file with Nevada, prior to or at the shareholders meeting, a written notice of intent to demand payment for shares if the exchange is effectuated. If the Plan of Share Exchange is approved by the required vote and the Dissenting Shareholder has not voted in favor thereof, the Dissenting Shareholder may make written demand on Nevada for payment of the fair value of the Dissenting Shareholder's shares. If the Plan of Share Exchange is effected, Nevada shall pay to the Dissenting Shareholder, upon the determination of the fair value, and, in the case of shares represented by certificates, the surrender of such certificates, the fair value thereof. Any Dissenting Shareholder making such demand shall thereafter be entitled only to payment and shall not be entitled to vote or to exercise any other rights of a shareholder.

     Within ten days after the Plan of Share Exchange is effected, Nevada shall give written notice thereof to each Dissenting Shareholder who has made demand as provided in the Nevada Revised Statutes and shall include in such written notice the place where the demand for payment must be sent and where and when certificates for shares must be deposited; supply a form for demanding payment; set a date by which the demand must be received which is not less than thirty days nor more than sixty days after delivery of the notice.

     Within thirty days after receipt of a demand for payment, Nevada shall pay to each dissenter who complied with NRS 92A.440 the amount Nevada estimates to be the fair value of the shares plus accrued interest.

     The Dissenting Shareholder may notify Nevada in writing of its own estimate of the fair value of its shares if it believes that the amount paid pursuant to NRS 92A.460 is less than the fair value or incorrectly calculated.

     If the demand for payment remains unsettled, Nevada shall commence a proceeding within sixty days after receipt of the demand petitioning the court to determine the fair value. If a petition is not filed within sixty days, Nevada shall pay to each dissenter the amount demanded. The assessment of the cost of the proceedings will be assessed against Nevada unless the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

              [The remainder of this page intentionally left blank]

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS

     This proxy statement/prospectus does not cover any resales of the Capitol common stock you will receive in the exchange, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

     All shares of Capitol common stock you will receive in the exchange will be freely transferable, except that if you are deemed to be an "affiliate" of Nevada under the Securities Act of 1933 at the time of the shareholders meeting, you may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of Nevada for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Nevada, and would not include shareholders who are not officers, directors or principal shareholders of Nevada.

     The affiliates of Nevada may not offer, sell or otherwise dispose of any of the shares of Capitol common stock issued to that affiliate in the exchange or otherwise owned or acquired by that affiliate:

     (1) for a period beginning 30 days prior to the exchange and continuing until financial results covering at least 30 days of post-exchange combined operations of Capitol and Nevada have been publicly filed by Capitol; or

     (2)  in violation of the Securities Act.

              [The remainder of this page intentionally left blank]

                          OPINION OF FINANCIAL ADVISOR

     Nevada has retained JMP Financial, Inc. to provide a financial fairness opinion in connection with the exchange. The Nevada board selected JMP Financial, Inc. to act as Nevada's financial advisor based on its qualifications, expertise and reputation. JMP Financial, Inc. has rendered its opinion, in writing, that, based upon and subject to the various considerations set forth in the opinion, the consideration to be received pursuant to the exchange by the holders of Nevada common stock is fair from a financial point of view.

     The full text of the written opinion of JMP Financial, Inc. is attached as Annex B to this proxy statement/prospectus and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by JMP Financial, Inc. in rendering its opinion. Nevada shareholders are urged to, and should, read the opinion carefully and in its entirety. The opinion is directed to the Nevada board and addresses only the fairness from a financial point of view of the consideration received pursuant to the exchange as of the date of the opinion. It does not address any other aspect of the exchange and does not constitute a recommendation to any holder of Nevada common stock as to how to vote at the special shareholders meeting. The summary of the opinion of JMP Financial, Inc. set forth in this document is qualified in its entirety by reference to the full text of the opinion.

     In connection with rendering its opinion, JMP Financial, Inc. among other things:

     - reviewed certain internal financial statements and other financial and operating data concerning Nevada prepared by the management of Nevada;

     - discussed the past and current operations and financial condition and the prospects of Nevada with senior executives of Nevada;

     - reviewed certain publicly available financial statements and other information of Capitol;

     - discussed the past and current operations and financial condition and the prospects of Capitol with senior executives of Capitol;

     - reviewed the reported prices and trading activity for Capitol common stock;

     - compared the financial performance of Nevada and Capitol and the prices and trading activity of Capitol common stock with that of certain other comparable publicly traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

     -    reviewed the Plan of Share Exchange; and

     - performed such other analyses and considered such other factors as JMP Financial, Inc. deemed appropriate.

     In rendering its opinion, JMP Financial, Inc. performed the following analyses:

     (1) CBCL SHARE MULTIPLES. In order to evaluate the value of CBCL share price, JMP Financial, Inc. reviewed the price-to-book value and price-to-earnings ratios ("Multiples") and performance data of publicly traded stocks of all Michigan banks, all bank holding companies and Midwest banks of similar size to CBCL ($1 billion to $5 billion in assets). No bank or bank holding company was identical to Capitol. JMP Financial, Inc. did, however, note that the Capitol share value Multiples were generally within the range of, or below, the Multiples of comparable size banks and bank holding companies. In particular, the price-to-book value and the price-to-earnings ratio of CBCL stock as of the date of evaluation were each 152 percent and 13.2x respectively, both below the median and average ratios of a comparative group of publicly traded banks comprised of all 37 banks located in the Midwest ("Midwest") with assets greater than $1 billion and less than $5 billion. Those similarly sized Midwest banks averaged 183 percent of book value and 15.1x earnings. Multiples for All Publicly Traded Banks in the country in that size range and for All Publicly Traded Banks in the state of Michigan for that size range were in the same range as those in the Midwest. Accordingly, there is a presumption that CBCL was fairly priced in the securities market at the time of evaluation.

     (2) CHANGE-OF-CONTROL MULTIPLES. JMP Financial, Inc. reviewed the pricing ratios in those mergers and acquisitions of banks and bank holding companies pending or completed during the past six months for which public information was available. JMP Financial, Inc. found that the premium to book value ratios offered to selling shareholders generally ranged from 157 percent to 296 percent, with both median and average premium to book values falling between 230 percent and 233 percent. All of these transactions involved the transfer of control to the acquiring institution.

     (3) NEVADA SHARE MULTIPLES. JMP Financial, Inc. also consulted a private database to construct several groups of banks and bank holding companies it deemed to be similar to Nevada, considering, but not limiting its analysis to, such factors as size, financial condition and performance, geography, and market performance. JMP Financial, Inc. compared the price-to-book value and price-to-earnings ratios of these comparative groups to the acquisition Multiples applicable to the proposed Nevada exchange. There are no publicly traded banks in Nevada, no publicly traded banks in the entire southwest region with less than $250 million in assets, and only two publicly traded banks in the entire southwest region with assets below $500 million. On an aggregate basis, however, asset size and other financial characteristics are more generally more reliable determinants of value than geography. A comparative group of all publicly traded banks with assets greater than $150 million and less than $350 million, comprised of 61 institutions ("Comparative Group") provided average/median price-to-book values of 138 percent and price-to-earnings multiple of
          15.9. Given the historically very low earnings per share of Nevada, applying comparative price-to-earnings ratio to historical Nevada earnings would yield a value for Nevada of less than $1.27 and even applying the maximum price-to-earnings ratio in the Comparative Group would yield a value of only $3.22. More appropriately, Nevada shareholders are to receive a value of approximately 147 percent of book value per share. Once again, although no bank or bank holding company was identical to Nevada, JMP Financial, Inc. noted that the average and/or median price-to-book of most publicly traded banks was less than 147 percent and that nearly two-thirds of the Comparative Group institutions earned price-to-book value ratios below 147 percent.

     (4) ILLIQUDITY. On an individual basis there are substantial differences between the financial and market condition and performance of Nevada stock and most other institutions. In the aggregate, the most striking differences between Nevada and the various comparative groups were earnings performance and illiquidity. Most other commercial banks had significant positive earnings records, as opposed to a history of growing, but low earnings for Nevada. It may be argued that Nevada is still a maturing institution and therefore direct comparisons of earnings performance may be difficult. However, all of the publicly traded banks which JMP Financial, Inc. reviewed and which it defined as "small publicly traded banks" were listed on the Nasdaq National Market System. The average weekly trading volume of these institutions was about 1/3 of one percent of their outstanding stock. In other words, these institutions provided minority shareholders with reasonable liquidity. Nevada stock, on the other hand, was not publicly traded and was virtually, illiquid. A number of historical studies and valuation practices estimate liquidity discounts in a range from 10 to 30 percent, suggesting that, ceteras paribus, the Multiples paid for Nevada should be lower than those of comparable institutions by that margin.

     (5) NOT AN "ACQUISITION" PREMIUM. The transaction at issue may be characterized, at least casually, as an "acquisition". There is a tendency to compare the acquisition Multiples paid to Nevada in this transaction (147 percent of book value) to "acquisition" Multiples for other commercial banks as reported in the media and private database. It is important to note, however, that the "acquisition" Multiples reported in the media are for change-of-control transactions, generally for 100 percent of the acquisition stock. In this case, Nevada is now and has been since it commenced business, an affiliate and controlled subsidiary of Capitol. CBCL was acquiring less than 45 percent of the Nevada stock, one-third of which was already owned by Nevada "insiders". Given that the transaction thus represented purchase of a minority position, direct comparison to change-of-control premiums, is misleading.

     (6) A MINORITY SALE. In fact, the transaction bears more of a resemblance to the sale of a minority block of stock then to a change-of-control acquisition. The most dramatic difference, as discussed above, between the exchange of minority shares and an acquisition of all of the stock of an entire institution is the "change of control". In the latter transaction, control of the acquired institution changes hands, for which the acquiring institution may pay a significant premium. In the present transaction, JMP Financial, Inc. noted that Capitol has had control of Nevada from the outset and would not be expected to pay a "premium" for control, since it already owns control of Nevada. Accordingly, and especially in light of the fact that the aggregate block to-be-acquired by CBCL from outsiders is only approximately 30 percent and comprised of numerous very small blocks, JMP Financial, Inc. would expect that the premium over book value to be paid by CBCL would be closer to the price paid in the sale of a minority block of stock in a small publicly traded bank. In other words, one would expect Nevada shareholders to be paid Multiples much more similar to those paid for minority shares in Comparative Group institutions (138 percent of book value as referenced above) then the Multiples paid in change-of-control transactions (180 to 182 percent of book value as referenced above).

     (7) JMP Financial, Inc. therefore concluded that the exchange was fair to the shareholders of Nevada from a financial point of view.

     The opinion and presentation of JMP Financial, Inc. to the Nevada board was one of many factors taken into consideration by Nevada's board in making its decision to approve the exchange. The analyses as described above should not be viewed as determinative of the opinion of the Nevada board with respect to the exchange or of whether the Nevada board would have been willing to agree to a transaction with a different form or amount of consideration.

     The Nevada board retained JMP Financial, Inc. based upon its qualifications, experience and expertise. JMP Financial, Inc. is a recognized investment banking and advisory firm which has special expertise in the valuation of banks.


     Under the engagement letter, JMP Financial, Inc. provided financial advisory services and a financial fairness opinion in connection with the exchange, and Nevada agreed to pay JMP Financial, Inc. a fee of $9,000 plus out-of-pocket expenses. In addition, Nevada has agreed to indemnify JMP Financial, Inc. and its affiliates, against certain liabilities and expenses, including certain liabilities under the federal securities laws.

                                   THE CLOSING

EFFECTIVE TIME


     If the exchange is approved, the exchange will be effective and will be closed as soon as possible after the shareholders' meeting. If the Plan of Share Exchange is approved, as of the effective date, each outstanding share of Nevada common stock will be automatically converted into the right to receive Capitol common stock according to the exchange ratio. Outstanding stock options of Nevada will similarly be exchanged for stock options of Capitol with similar vesting and expiration dates.


SHARES HELD BY CAPITOL

     Shares of Nevada common stock previously owned by Capitol will be unaffected by the exchange. Those shares will not be exchanged for any securities of Capitol or other consideration.

PROCEDURES FOR SURRENDER OF CERTIFICATES; FRACTIONAL SHARES


     As soon as reasonably practicable after the shareholders' meeting, Capitol or Capitol's transfer agent will send Nevada's shareholders a letter of transmittal. The letter of transmittal will contain instructions with respect to the surrender of Nevada stock certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.


     Commencing immediately after the effective date of the exchange, upon surrender by you of your stock certificates representing Nevada shares in accordance with the instructions in the letter of transmittal, you will be entitled to receive stock certificates representing shares of Capitol common stock into which those Nevada shares have been converted, together with a cash payment in lieu of fractional shares, if any.

     After the effective date, each certificate that previously represented shares of Nevada stock will represent only the right to receive the shares of Capitol common stock into which shares of Nevada stock were converted in the exchange, and the right to receive cash in lieu of fractional shares of Capitol common stock as described below.

     Until Nevada certificates are surrendered to Capitol or Capitol's agent, you will not be paid any dividends or distributions on the Capitol common stock into which Nevada shares have been converted with a record date after the exchange, and will not be paid cash in lieu of a fractional share. When those certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of Capitol common stock payable as described below will be paid to you without interest.

     Nevada's transfer books will be closed at the effective date of the exchange and no further transfers of shares will be recorded on the transfer books. If a transfer of ownership of Nevada stock that is not registered in the records of Nevada has occurred, then, so long as the Nevada stock certificates are accompanied by all documents required to evidence and effect the transfer, as set forth in the transmittal letter and accompanying instructions, a certificate representing the proper number of shares of Capitol common stock will be issued to a person other than the person in whose name the certificate so surrendered is registered, together with a cash payment in lieu of fractional shares, if any, and payment of dividends or distributions, if any.

     No fractional share of Capitol common stock will be issued upon surrender of certificates previously representing Nevada shares. Instead, Capitol will pay an amount in cash determined by multiplying the fractional share interest to which a Nevada shareholder would otherwise be entitled by the Capitol share value used in determining the exchange ratio.

FEES AND EXPENSES

     Whether or not the exchange is completed, Capitol and Nevada will each pay its own costs and expenses incurred in connection with the exchange, including the costs of (a) the filing fees in connection with Capitol's Form S-4 registration statement and this proxy statement/prospectus, (b) the filing fees in connection with any filing, permits or approvals obtained under applicable state securities and "blue sky" laws, (c) the expenses in connection with printing and mailing of the Capitol Form S-4 registration statement and this proxy statement/prospectus, and (d) all other expenses.

NASDAQ STOCK MARKET LISTING

     Capitol will promptly prepare and submit to the Nasdaq Stock Market, Inc. a listing application with respect to the maximum number of shares of Capitol common stock issuable to Nevada shareholders in the exchange, and Capitol must use its reasonable best efforts to obtain approval for the listing of Capitol common shares on the Nasdaq Stock Market, Inc.

AMENDMENT AND TERMINATION

     Capitol and Nevada may amend or terminate the exchange at any time before or after shareholder approval of the Plan of Share Exchange. After shareholder approval of the exchange, it may not be further amended without the approval of the shareholders. The exchange will not occur if the Plan of Share Exchange is not approved by shareholders of Capitol and Nevada in the manner described in this proxy statement/prospectus.

                            THE SHAREHOLDERS' MEETING

DATE, TIME AND PLACE


     The shareholders' meeting will be held on January 17, 2003 at Nevada Community Bancorp Limited at 10000 West Charleston, Suite 110, Las Vegas, Nevada 89135 at 8:00 a.m., local time.


MATTERS TO BE CONSIDERED AT THE SHAREHOLDERS' MEETING

     At the shareholders' meeting, holders of Nevada common stock will vote on whether to approve the exchange. See "The Exchange".

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Holders of record of Nevada common stock at the close of business on December 15, 2002, the record date for the shareholders' meeting, are entitled to receive notice of and to vote at the shareholders' meeting. At November 15, 2002, 1,800,000 shares of Nevada common stock were issued and outstanding. Capitol held 980,294 shares of Nevada common stock on that date and 819,706 were held by shareholders other than Capitol.

     A majority of the shares of the Nevada common stock (excluding shares held by Capitol) entitled to vote on the record date must be represented in person or by proxy at the shareholders' meeting in order for a quorum to be present for purposes of transacting business at the meeting. In the event that a quorum of common stock is not represented at the shareholders' meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Nevada common stock on the record date are each entitled to one vote per share with respect to approval of the exchange at Nevada's shareholders' meeting.

     Nevada does not expect any other matters to come before the shareholders' meeting. However, if any other matters are properly presented at the meeting for consideration, the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote or not vote on those matters in accordance with their best judgment, unless authorization to use that discretion is withheld. If a proposal to adjourn the meeting is properly presented, however, the persons named in the enclosed form of proxy will not have discretion to vote in favor of the adjournment proposal any shares which have been voted against the proposal(s) to be presented at the meeting. Nevada is not aware of any matters expected to be presented at the meeting other than as described in the notice of the meeting.

VOTES REQUIRED

     Although approval of the exchange by a majority of the shares entitled to vote is all that is required by law, Nevada and Capitol have agreed that approval of the exchange will require the affirmative vote of a majority of the shares of Nevada common stock outstanding on the record date, excluding the shares of Nevada held by Capitol. Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the exchange.

SHARE OWNERSHIP OF MANAGEMENT

     As of the close of business on November 15, 2002, the directors and executive officers of Nevada and their affiliates were entitled to vote approximately 251,051 shares of Nevada common stock (excluding Nevada's shares held by Capitol). These shares represent approximately 13.94% of the outstanding shares of Nevada common stock and 30.61% of Nevada's shares held by shareholders other than Capitol. The directors and executive officers have agreed to vote their shares of Nevada common stock in favor of the exchange.

VOTING OF PROXIES

SUBMITTING PROXIES

     You may vote by attending the shareholders' meeting and voting your shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it, and mailing it in the enclosed postage pre-paid envelope. If you sign a written proxy card and return it without instructions, your shares will be voted FOR the exchange at the shareholders' meeting.

     If your shares are held in the name of a trustee, bank, broker or other record holder, you must either direct the record holder of your shares as to how to vote your shares or obtain a proxy from the record holder to vote at the shareholders' meeting.

     Shareholders who submit proxy cards should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates representing shares of Nevada stock will be mailed by Capitol's transfer agent to former Nevada shareholders shortly after the exchange is effective.

REVOKING PROXIES

     If you are a shareholder of record, you may revoke your proxy at any time prior to the time it is voted at the shareholders' meeting. Proxies may be revoked by written notice, including by telegram or telecopy, to the secretary of Nevada, by a later-dated proxy signed and returned by mail or by attending the shareholders' meeting and voting in person. Attendance at the shareholders' meeting will not in and of itself constitute a revocation of a proxy. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the shareholders' meeting to:

                       Nevada Community Bancorp Limited
                       10000 West Charleston, Suite 110
                       Las Vegas, Nevada 89135
                       Attn: Michael F. Hannley, Secretary

     If you require assistance in changing or revoking a proxy, you should contact Michael F. Hannley, at the address above or at phone number (702) 938-0521.

GENERAL INFORMATION

     Brokers who hold shares in street name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote on non-routine matters, such as the proposal to be voted on at the shareholders' meeting, unless they receive specific instructions from the customer. These so-called broker non-votes will have the same effect as a vote against the exchange.

     Abstentions may be specified on all proposals. If you submit a proxy with an abstention, you will be treated as present at the shareholders' meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. An abstention will have the same effect as a vote against the exchange.

SOLICITATION OF PROXIES; EXPENSES

     Capitol or Nevada will pay the cost of solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of Nevada may also solicit proxies from shareholders by telephone, telecopy, telegram or in person.

                        COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the exchange, holders of shares of Nevada stock will become holders of shares of Capitol common stock. This comparison of shareholder rights is not intended to be complete and is qualified by reference to the Nevada Revised Statutes, as well as to Nevada's articles of incorporation and by-laws and the Michigan Business Corporation Act as well as to Capitol's articles of incorporation and by-laws, (copies of Capitol's articles of incorporation and by-laws are on file with the SEC).

     The following summary compares various rights, privileges and restrictions applicable to shareholders of Nevada and Capitol:

                                                          Nevada                            Capitol
                                              ------------------------------     ------------------------------
Authorized Capital Stock                                10,000,000                         25,000,000

Preemptive Rights                                          None                               None

Quorum Requirements                                      Majority                           Majority

Special Meetings of Stockholders              Called by CEO, majority of the     Called by CEO, majority of the
                                                  board or shareholders              board or shareholders
                                              representing 25% of the shares     representing 25% of the shares
                                                     entitled to vote                   entitled to vote

Stockholder Action by Written Consent               Yes, if unanimous                  Yes, if unanimous

Inspection of Voting List of Stockholders     Inspector may be appointed by      Inspector may be appointed by
                                                 the Board, by the person           the Board, by the person
                                                presiding at shareholders'         presiding at shareholders'
                                              meeting or by the request of a     meeting or by the request of a
                                                       shareholder                        shareholder

Classification of the Board of Directors                    No                                 No

Election of the Board of Directors               Annually by shareholders           Annually by shareholders

Cumulative Voting                                           No                                 No

Number of Directors                                        5-25                               5-25

Removal of Directors                              By a majority of the               By a majority of the
                                               outstanding shares of stock        outstanding shares of stock

Vacancies on the Board of Directors           May be filled by a majority of     May be filled by a majority of
                                                  the Board of Directors             the Board of Directors

Liability of Directors                          Eliminated to the fullest          Eliminated to the fullest
                                                  extent provided by law             extent provided by law

Indemnification of Directors, Officers,
  Employees or Agents                                      Yes                                Yes

Amendments to Articles of Incorporation            By a majority of the               By a majority of the
                                                    outstanding shares                 outstanding shares

Amendments to Bylaws                             By majority of directors           By majority of directors

Appraisal/Dissenters' Rights                     Nevada law provides for
                                                    dissenters' rights                         No

                   DESCRIPTION OF THE CAPITAL STOCK OF CAPITOL

     Capitol's Articles of Incorporation, as amended to date, authorize the issuance of up to 25,000,000 shares of common stock, without par value. Capitol's articles of incorporation do not authorize the issuance of any other class of stock. As of September 30, 2002, 11,181,368 shares of common stock were outstanding. UMB Bank, n.a., serves as transfer agent and registrar for Capitol's common stock.

     Michigan law allows Capitol's board of directors to issue additional shares of stock up to the total amount of common stock authorized without obtaining the prior approval of the shareholders.

     Capitol's board of directors has authorized the issuance of the shares of common stock as described in this proxy statement/prospectus. All shares of common stock offered will be, when issued, fully paid and nonassessable.

     The following summary of the terms and provisions of the common stock does not purport to be complete and is qualified in its entirety by reference to Capitol's articles of incorporation, as amended, a copy of which is on file with the SEC, and to the Michigan Business Corporation Act ("MBCA").

RIGHTS OF COMMON STOCK

     All voting rights are vested in the holders of shares of common stock. Each share of common stock is entitled to one vote. The shares of common stock do not have cumulative voting rights, which means that a stockholder is entitled to vote each of his or her shares once for each director to be elected at any election of directors and may not cumulate shares in order to cast more than one vote per share for any one director. The holders of the common stock do not have any preemptive, conversion or redemption rights. Holders of common stock are entitled to receive dividends if and when declared by Capitol's board of directors out of funds legally available. Under Michigan law, dividends may be legally declared or paid only if after the distribution the corporation can pay its debts as they come due in the usual course of business and the corporation's total assets equal or exceed the sum of its liabilities. In the event of liquidation, the holders of common stock will be entitled, after payment of amounts due to creditors and senior security holders, to share ratably in the remaining assets.

SHARES AVAILABLE FOR ISSUANCE

     The availability for issuance of a substantial number of shares of common stock at the discretion of the board of directors provides Capitol with the flexibility to take advantage of opportunities to issue additional stock in order to obtain capital, as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of common stock, except as described in this proxy statement/prospectus and for the shares of common stock reserved for issuance under Capitol's stock option program.

     Uncommitted authorized but unissued shares of common stock may be issued from time to time to persons and in amounts the board of directors of Capitol may determine and holders of the then outstanding shares of common stock may or may not be given the opportunity to vote thereon, depending upon the nature of those transactions, applicable law and the judgment of the board of directors of Capitol regarding the submission of an issuance to a vote by Capitol's shareholders. As noted, Capitol's shareholders have no preemptive rights to subscribe to newly issued shares.

     Moreover, it will be possible that additional shares of common stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Capitol more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of Capitol. Under such circumstances, the availability of authorized and unissued shares of common stock may make it more difficult for shareholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of Capitol by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the board of directors of Capitol in opposing such an attempt by a third party to gain control of Capitol. The issuance of new shares of common stock could also be used to dilute ownership of a person or entity seeking to obtain control of Capitol. Although Capitol does not currently contemplate taking that action, shares of Company common stock could be issued for the purposes and effects described above, and the board of directors reserves its rights (if consistent with its fiduciary responsibilities) to issue shares for such purposes.

CAPITOL'S TRUST-PREFERRED SECURITIES

     Capitol has issued debentures to Capitol Trust I, a Delaware business trust subsidiary of Capitol. Capitol Trust I purchased the debentures with the proceeds of preferred securities (which are traded on the Nasdaq National Stock Market under the symbol "CBCLP"). Capitol also has additional trust-preferred securities which were private placed. Capitol has guaranteed the preferred securities. The documents governing these securities, including the indenture under which the debentures were issued, restrict Capitol's right to pay a dividend on its common stock under certain circumstances and give the holders of the preferred securities preference on liquidation over the holders of Capitol's common stock. Specifically, Capitol may not declare or pay a cash dividend on its common stock if (a) an event of default has occurred as defined in the indenture, (b) Capitol is in default under its guarantee, or (c) Capitol has exercised its right under the debentures and the preferred securities to extend the interest payment period. In addition, if any of these conditions have occurred and until they are cured, Capitol is restricted from redeeming or purchasing any shares of its common stock except under very limited circumstances. Capitol's obligation under the debentures, the preferred securities and the guarantee approximates $52 million at an average interest rate approximating 8.50%-8.75% per annum, payable quarterly.

ANTI-TAKEOVER PROVISIONS

     In addition to the utilization of authorized but unissued shares as described above, the MBCA contains other provisions which could be utilized by Capitol to impede efforts to acquire control of Capitol. Those provisions include the following:

     CONTROL SHARE ACT. The MBCA contains provisions intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. These provisions regulate the acquisition of "control shares" of large public Michigan corporations.

     The act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33-1/3% or 50%. Under that act, an acquirer may not vote "control shares" unless the corporation's disinterested shareholders vote to confer voting rights on the control shares. The acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation are precluded from voting on the issue of whether the control shares shall be accorded voting rights. The act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

     The act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the act confers dissenters' rights upon all of a corporation's shareholders except the acquiring person.

     The act applies only to an "issuing public corporation." Capitol falls within the statutory definition of an "issuing public corporation." The act automatically applies to any "issuing public corporation" unless the corporation "opts out" of the statute by so providing in its articles of incorporation or bylaws. Capitol has not "opted out" of the provisions of the act.

     FAIR PRICE ACT. Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The act provides that a super majority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a "business combination." The act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the company. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     As of October 31, 2002 Capitol's management beneficially owned (including immediately exercisable stock options and warrants) control of approximately 30.26% of Capitol's outstanding common stock. It is now unknown what percentage will be owned by management upon completion of the exchange. If management's shares are voted as a block, management will be able to prevent the attainment of the required supermajority approval.

     The supermajority vote required by the act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that: (i) the purchase price to be paid for the shares of the company is at least equal to the greater of (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

     The requirements of the act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

                       WHERE YOU CAN FIND MORE INFORMATION

     Capitol has filed a registration statement on Form S-4 to register with the SEC the Capitol common stock to be issued to Nevada shareholders in the exchange. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Capitol in addition to being a proxy statement of Nevada for the shareholders' meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     In addition, Capitol files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

          Public Reference Room     Chicago Regional Office Citicorp Center
          450 Fifth Street, N.W.    500 West Madison Street
          Room 1024                 Suite 1400
          Washington, D.C. 20549    Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Capitol, who file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about Capitol at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows Capitol to "incorporate by reference" the information it files with the SEC. This permits Capitol to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. Capitol incorporates by reference the following documents that have been filed with the SEC:

       Capitol Bancorp Ltd. SEC Filings
               (File No. 0-18461)                           Period
     ------------------------------------      -------------------------------
     * Quarterly Report on Form 10-Q           Periods ended September 30, 2002

     * Quarterly Report on Form 10-Q           Periods ended June 30, 2002

     * Quarterly Report on Form 10-Q           Period ended March 31, 2002

     * Current Report on Form 8-K              Filed March 29, 2002

     * Proxy Statement on Schedule 14A         Annual Meeting Held May 2, 2002

     * Annual Report on Form 10-K              Year ended December 31, 2001

     * Registration Statement on Form 8-A      Filed April 19, 1990
       filed April 19, 1990

     In addition, all subsequent documents filed with the SEC by Capitol pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/ prospectus, and prior to the meeting of shareholders in connection with the exchange, shall be deemed to be incorporated by reference into this proxy statement/prospectus and to be a part hereof from the date of filing such documents. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus or another such document shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or another such document or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified superseded, to constitute a part of this proxy statement/prospectus.


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY JANUARY 8, 2003 TO RECEIVE THEM BEFORE THE SHAREHOLDERS' MEETING. If you request exhibits to any documents incorporated by reference, Capitol will mail them to you by first class mail, or another equally prompt means, within one business day after your request is received.


     No one has been authorized to give any information or make any representation about Nevada, Capitol or the exchange, that differs from, or adds to, the information in this document or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange, or to ask for offers of exchange, the securities offered by this proxy statement/prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this proxy statement/prospectus does not extend to you.

     The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about Capitol has been supplied by Capitol, and information about Nevada has been supplied by Nevada.

                                  LEGAL MATTERS

     Certain legal matters relating to the validity of the shares of Capitol common stock offered by this proxy statement/prospectus will be passed upon for Capitol by Brian English, Capitol's General Counsel. Certain federal income tax matters relating to the exchange will be passed upon for Capitol by Miller, Canfield, Paddock and Stone, PLC.

                                     EXPERTS

     The consolidated financial statements of Capitol attached and incorporated by reference in this proxy statement/prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and incorporated herein by reference, and is attached and incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Nevada Community Bancorp Limited attached to this proxy statement/prospectus as Annex D have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report which is attached as part of Annex D and included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                                     ANNEX A

                             PLAN OF SHARE EXCHANGE

     THIS PLAN OF SHARE EXCHANGE ("Plan") is entered into effective November 14,
2002  between  and  among  CAPITOL  BANCORP  LIMITED,  a  Michigan   corporation
("Capitol") and the SHAREHOLDERS of NEVADA COMMUNITY BANCORP LIMITED ("NCBL").

                                    RECITALS

     A. NCBL is a Nevada corporation which commenced operations in 1999.

     B. Capitol is now the holder of a controlling interest in the duly issued and outstanding common stock of NCBL.

     C. Capitol's common stock ("Capitol common stock") is traded on the National Market System of the Nasdaq Stock Market, Inc.

     D. NCBL's Board of Directors has determined that it would be in the best interest of NCBL's stockholders to exchange their shares of stock in NCBL for shares of Capitol common stock as described in this Plan, and Capitol is willing to make an exchange on those terms.

     The parties adopt this Plan as of the effective date.

     1. THE EXCHANGE. Each shareholder who holds NCBL common stock will exchange his, her or their shares of NCBL common stock for shares of Capitol common stock according to an exchange ratio determined as follows:

          NCBL SHARE VALUE. The value of each share of NCBL common stock shall be $10.25.

          CAPITOL SHARE VALUE. The share value of each share of Capitol common stock shall be $21.951, the average of the closing prices of Capitol's common stock for the month ended July 31, 2002, as reported by the Nasdaq National Market.

          EXCHANGE RATIO. The exchange ratio will be determined by dividing the NCBL Share Value by the Capitol Share Value.

     Each NCBL shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their NCBL common stock calculated by multiplying the number of shares of NCBL common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash.

     2. APPROVALS NECESSARY. The following approvals will be necessary prior to the Plan becoming effective:

          a. The Board of Directors of NCBL shall have approved and adopted the Plan.

          b. The Board of Directors of Capitol shall have approved and adopted the Plan.

          c. A majority of the common stock of NCBL (exclusive of the shares held by Capitol) shall have been voted to approve and adopt the Plan at a meeting of the shareholders called for that purpose.

          d. The Securities and Exchange Commission shall have declared effective the Registration Statement registering the shares of stock of Capitol common stock to be issued in the exchange.

     3. FAIRNESS OPINION. The Board of Directors of NCBL shall have secured the opinion of a recognized firm of financial advisors that the share exchange is fair from a financial point of view to the shareholders of NCBL.

     4. TAX OPINION. Miller, Canfield, Paddock and Stone, PLC, shall have issued its legal opinion that the share exchange will constitute a reorganization within the means of Section 368 of the Internal Revenue Code of 1986, as amended, and that the exchange shall not be a taxable event to the shareholders of NCBL (except to the extent of cash received in lieu of fractional shares).

     5. SURRENDER OF CERTIFICATES. Each shareholder of NCBL common stock shall surrender to Capitol his, her or their certificate(s) for shares of NCBL common stock. Capitol shall direct its transfer agent, UMB Bank, n.a., to issue certificate(s) of Capitol common stock to be issued in the exchange. Certificate(s) of Capitol common stock shall be issued and registered in the same name as the shares of NCBL common stock surrendered in exchange therefor, and shall thereafter be transferable in the same manner as otherwise provided for Capitol common stock. Shareholders of NCBL will not be paid dividend payments, if any, paid by Capitol until such time as their certificates have been exchanged. Any such withheld dividend payment will be paid upon exchange of the certificate(s).

     6. NEW NCBL CERTIFICATE. NCBL shall issue its certificate registering in the name of Capitol all shares of stock now registered to shareholders other than Capitol.

     7. The transaction will be governed by the laws of the State of Michigan.

                                     ANNEX B


JMP FINANCIAL, INC.
753 GRAND MARAIS
GROSSE POINTE PARK, MI 48230
TEL/FAX (313) 824-1711


                                                                December 9, 2002

Board of Directors
Nevada Community Bancorp Limited
10000 West Charleston, Suite 110
Las Vegas, Nevada 89135

Ladies and Gentlemen:


     We have examined the proposed Plan of Share Exchange (the "Agreement") dated November 14, 2002, to be entered into between Capitol Bancorp Limited, a Michigan Corporation ("CBCL") and the shareholders (the "Shareholders") of Nevada Community Bancorp Limited ("NCBL"), a Nevada Corporation by which CBCL shall acquire from the Shareholders their outstanding shares of NCBL, not already owned by CBCL, in exchange for shares of CBCL (the "Exchange").

     The terms of the transaction contemplated by the Agreement provide that each share of NCBL's common stock, not already owned by CBCL and issued and outstanding as of December 31, 2002 (the "Effective Date") shall be exchanged, pursuant to the Exchange Ratio specified in the Agreement, into shares of CBCL. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange.


     JMP Financial, Inc. ("JMP"), as a regular part of its investment banking business, is engaged in the valuation of the securities of commercial and savings banks as well as the holding companies of commercial and savings banks in connection with mergers, acquisition, and divestitures, and for other purposes.

     In connection with this engagement and rendering this opinion, we reviewed materials deemed necessary and appropriate by us under the circumstances, including;

     * Audited consolidated financial statements of NCBL and CBCL for the years ended December 31, 2001, 2000 and 1999 as available;
     * Unaudited financial statements of NCBL for the period ended September 30, 2002;
     * Certain unaudited internal financial information concerning the capital ratios of NCBL;
     *    Publicly available information concerning CBCL;
     * Publicly available information with respect to certain other bank holding companies, which we deemed, appropriate, including competitors of CBCL and NCBL.
     * Publicly available information with respect to the nature and terms of certain other transactions which we consider relevant;
     *    The Agreement;
     * Reviewed certain historical market prices and trading volumes of NCBL's and CBCL's common stock to the extent reasonably available. As to NCBL, such review was limited to its initial offering of common stock.

Page Two
Nevada Board of Directors
December 9, 2002


     We have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial statements and other information reviewed by us for the purposes of the opinion expressed herein. We have not made an independent evaluation or appraisal of the assets and liabilities of NCBL or CBCL or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal, except as referenced above. Additionally, we are not experts in the evaluation of reserves for loan losses, and we have not reviewed any individual credit files. For purposes of this opinion, we have assumed, based solely on management representations, that CBCL's and NCBL's loan loss reserves are adequate in all material respects and that, in the aggregate, other conditions at CBCL and NCBL are satisfactory and this opinion is conditioned upon such assumption. We have also assumed that there has been no material change in NCBL's or CBCL's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us for NCBL and CBCL, respectively. This opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the opinion and that JMP does not have any litigation to update, revise or reaffirm it.

     The opinion expressed herein is being rendered to the Board of Directors of NCBL for its use in evaluation of the proposed transaction, assuming the transaction is consummated upon the terms set forth in the Agreement.

     Based upon the terms and conditions of the Exchange and the current market value of CBCL's common stock, and based further upon such other considerations as we deem relevant, JMP is, subject to the foregoing, of the opinion on the date hereof, that the consideration to be received by the Shareholders in the Exchange would be fair from a financial point of view if the transaction contemplated by the Agreement is in fact consummated pursuant to the terms thereof.

                                        Sincerely,

                                        /s/ John Palffy

                                        John Palffy
                                        President
                                        JMP Financial, Inc.

                                     ANNEX C


             TAX OPINION OF MILLER, CANFIELD, PADDOCK AND STONE, PLC


                                                                December 9, 2002


Capitol Bancorp Limited
One Business & Trade Center
200 Washington Square North, 4th Floor
Lansing, MI  48933

     Re: Federal Tax Consequences of Plan of Share Exchange and Merger

Ladies and Gentlemen:

     We have acted as special counsel to Capitol Bancorp Ltd ("Capitol") in connection with the Plan of Share Exchange between Capitol, Nevada Community Bancorp Limited ("Nevada") and the shareholders of Nevada dated as of November 14, 2002 and a subsequent planned merger of Nevada into Capitol (collectively, the "Plan").

     Capitol has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (the "Registration Statement"), with respect to the common shares of Capitol to be issued to holders of shares of common stock of Nevada in connection with the Plan. In addition, Capitol has prepared, and we have reviewed, a Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Proxy Statement"). In rendering our opinion, we have relied upon the facts stated in the Proxy Statement, the representations provided to us by Capitol and Nevada, as summarized below, and upon such other documents as we have deemed appropriate, including the information about Capitol and Nevada referenced in the Proxy Statement.

     We have assumed that (i) all parties to the Plan, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Plan, (ii) all facts, information, statements and representations qualified by the knowledge and/or belief of Capitol and/or Nevada will be complete and accurate as of the effective date of the Plan as though not so qualified, (iii) the share exchange and subsequent merger will be consummated pursuant to the terms and conditions set forth in the Plan and the representations made to us by Capitol and Nevada without the waiver or modification of any such terms and conditions, and (iv) the Plan, including the subsequent merger, will be authorized by and will be effected pursuant to applicable state law. We have also assumed that each Nevada shareholder (not including Capitol) holds the shares of Nevada common stock to be surrendered under the Plan as a capital asset.

     This opinion does not address the specific tax consequences that may be relevant to a particular shareholder receiving special treatment under some federal income tax laws, including: (i) banks; (ii) tax-exempt organizations;
(iii) insurance companies; (iv) dealers in securities or foreign currencies; (v) Nevada shareholders, if any, who received their Nevada common stock through the exercise of employee stock options or otherwise as compensation; (vi) Nevada shareholders who are not U.S. persons; and (vii) Nevada shareholders who hold Nevada common stock as part of a hedge, straddle, or conversion transaction.

     Our opinion also does not address any consequences arising under the laws of any state, locality, or foreign jurisdiction. No rulings have been or will be sought from the Internal Revenue Service regarding any matters relating to the exchange.

Capitol Bancorp Limited
December 9, 2002
Page 2


     Our opinion is predicated on the accuracy of the following representations provided to us by Capitol:

     1. The share exchange will be consummated in compliance with the material terms contained in the Registration Statement, none of the material terms and conditions therein have been or will be waived or modified and Capitol has no plan or intention to waive or modify any such material conditions except that prior to the closing of the share exchange, the Boards of Directors of Capitol and Nevada will approve the upstream merger of Nevada into Capitol, which merger will be consummated within 120 days after the closing of the share exchange and at a time with Capitol as the sole shareholder of Nevada.

     2. The fair market value of the Capitol common stock to be received by the Nevada shareholders (other than Capitol) will be approximately equal to the fair market value of the Nevada common stock surrendered under the Plan.

     3. Nevada will merge with and into Capitol pursuant to the Plan within 120 days after the consummation of Capitol's acquisition of the remaining outstanding common shares of Nevada. Capitol has no plan or intention to liquidate Nevada or to merge Nevada into another corporation other than Capitol. Capitol will not cause Nevada to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business, or to sell or otherwise dispose of any of the Nevada common stock acquired in the transaction.

     4. Capitol has no plan or intention to reacquire any of its common stock issued under the Plan.

     5. Capitol, Nevada, and the shareholders of Nevada will pay their respective expenses, if any, incurred in connection with the Plan.

     6. The only consideration that will be received by the shareholders of Nevada (not including Capitol) for their common stock of Nevada is voting common stock of Capitol. Further, no liabilities of any Nevada shareholder will be assumed by Capitol, nor will any of the Nevada stock acquired by Capitol be subject to any liabilities.

     7. Capitol will not own as of immediately before the effective date of the share exchange, directly or indirectly, any Nevada common stock other than the Nevada common stock acquired directly by Capitol on July 31, 2002.

     8. Capitol will not make any cash payments, directly or indirectly, to dissenting shareholders of Nevada, nor will Capitol, directly or indirectly, reimburse Nevada for any payments made by Nevada to dissenting shareholders.

     9. Any cash payment made by Capitol to Nevada shareholders in lieu of fractional shares of Capitol is solely for the purpose of avoiding the expense and inconvenience to Capitol of issuing fractional shares and does not represent separately bargained-for consideration.

     10.   Capitol  is  not  an   investment   company  as  defined  in  Section
368(a)(2)(F)(iii) or (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

     11. Capitol's acquisition of the remaining outstanding shares of Nevada and the subsequent related merger of Nevada into Capitol is being effected for bona fide business purposes and not for the purpose of tax avoidance.

     12. The liabilities of Nevada assumed by Capitol and the liabilities to which the transferred assets of Nevada are subject were incurred by Nevada in the ordinary course of its business.

     13. Capitol is not indebted to Nevada, and to the extent Nevada is indebted to Capitol as of the closing of the merger, Capitol will have an adjusted tax basis in such debt equal to the principal amount being deemed satisfied by Nevada as a result of the merger of Nevada into Capitol.

Capitol Bancorp Limited
December 9, 2002
Page 3


     14. There will be no intercorporate indebtedness existing between Capitol and Nevada as of the closing of the planned merger that was issued, acquired, or will be settled at a discount.

     15. None of the compensation received by any stockholder-employee of Nevada pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his or her shares of Nevada stock. None of the shares of common stock of Capitol received by any stockholder-employee of Nevada pursuant to the planned merger are or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employee of Nevada pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     16. Capitol is not under the jurisdiction of a court in a Title 11 case within the meaning of Section 368(a)(3)(A) of the Code.

     Our  opinion  is  also   predicated   on  the  accuracy  of  the  following
representations provided to us by Nevada:

     1. The share exchange will be consummated in compliance with the material terms contained in the Registration Statement, none of the material terms and conditions therein have been or will be waived or modified and Nevada has no plan or intention to waive or modify any such material conditions except that prior to the closing of the share exchange, the Boards of Directors of Capitol and Nevada will approve the upstream merger of Nevada into Capitol, which merger will be consummated within 120 days after the closing of the share exchange and at a time when all of the outstanding stock of Nevada is owned by Capitol.

     2. The fair market value of the Capitol common stock to be received by the Nevada shareholders will be approximately equal to the fair market value of the Nevada common stock surrendered under the Plan.

     3. Nevada has no plan or intention to issue additional shares of its stock that would result in Capitol losing "control" of Nevada within the meaning of Section 368(c) of the Code.

     4. Capitol, Nevada, and the shareholders of Nevada will pay their respective expenses, if any, incurred in connection with the Plan.

     5. At the time the Plan is executed, Nevada will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any stock in Nevada.

     6. In connection with the Plan, Nevada has not sold, transferred or otherwise disposed of any of its assets as would prevent Capitol from either continuing the historic business of Nevada or using a significant portion of Nevada's historic business assets in a business following the merger of Nevada into Capitol, both within the meaning of Treasury Regulation Section 1.368-1(d).

     7.   Nevada  is  not  an   investment   company   as   defined  in  Section
368(a)(2)(F)(iii) and (iv) of the Code.

     8. Nevada will pay any dissenting shareholders the value of their stock out of its own funds.

     9. On the closing dates of the share exchange and the subsequent merger, the fair market value of the assets of Nevada will exceed the sum of its liabilities plus, the liabilities, if any, to which the assets are subject.

     10. At any time prior to the time both phases of the Plan are executed, Capitol will not have acquired any Nevada stock for cash or for consideration other than Capitol voting stock.

     11. Nevada is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

Capitol Bancorp Limited
December 9, 2002
Page 4


     Based upon and subject to the foregoing, and subject to the qualifications, limitations, representations and assumptions contained in the portion of the Proxy Statement captioned "Material Federal Income Tax Consequences" and incorporated by reference in this opinion, we are of the opinion that:

          1) The exchange by shareholders of Nevada (other than Capitol) of common stock shares of Nevada for common stock shares of Capitol followed by the merger of Nevada into Capitol pursuant to the Plan will qualify as a reorganization within the meaning of Section 368(a) of the Code;

          2) No gain or loss will be recognized by the shareholders of Nevada who exchange their Nevada common stock solely for Capitol common stock (except with respect to cash received instead of fractional shares of Capitol common stock) in connection with the Plan and related merger of Nevada into Capitol;

          3) The aggregate tax basis of the Capitol common stock received by Nevada shareholders who exchange all of their Nevada common stock for Capitol common stock in the exchange will be the same as the aggregate tax basis of the Nevada common stock surrendered in the exchange (reduced by any adjusted basis allocable to a fractional share of Capitol common stock for which cash is received);

          4) The holding period of the Capitol common stock received by a former shareholder of Nevada will include the holding period of shares of Nevada common stock surrendered in the exchange; and

          5) A holder of Nevada common stock who receives a cash payment instead of a fractional share of Capitol common stock will recognize capital gain or loss to the extent such cash payment is treated pursuant to Section 302 of the Code as made in exchange for the fractional share. Such gain or loss will be equal to the difference between the cash amount received and the portion of the holder's adjusted basis in shares of Nevada common stock allocable to the fractional share, and such gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder's holding period in the Nevada common stock satisfies the long-term holding period requirement.

     No opinion is expressed on any matters other than those specifically stated. This opinion is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the inclusion of this opinion as an appendix to the Proxy Statement and to the use of our name in that portion of the Proxy Statement captioned "Material Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                    Very truly yours,

                                    /s/ Miller, Canfield, Paddock and Stone, PLC

                                    Miller, Canfield, Paddock and Stone, PLC

                                     ANNEX D


        FINANCIAL INFORMATION REGARDING NEVADA COMMUNITY BANCORP LIMITED


Management's Discussion and Analysis of Financial Condition and
  Results of Operations................................................      D-2
Condensed Consolidated Interim Financial Statements:
  Consolidated Balance Sheets as of September 30, 2002 and
    December 31, 2001..................................................      D-7
  Consolidated Statements of Operations for the Nine Months
    Ended September 30, 2002 and 2001..................................      D-8
  Consolidated Statements of Changes in Stockholders' Equity for the
    Nine Months Ended September 30, 2002 and 2001......................      D-9
  Consolidated Statements of Cash Flows for the Nine Months
    Ended September 30, 2002 and 2001..................................     D-10
  Notes to Consolidated Interim Financial Statements...................     D-11
Audited Consolidated Financial Statements:
  Report of Independent Auditors.......................................     D-14
  Consolidated Balance Sheets as of December 31, 2001 and 2000.........     D-15
  Consolidated Statements of Operations for the Years
    Ended December 31, 2001, 2000 and 1999.............................     D-16
  Consolidated Statements of Changes in Stockholders' Equity for the
    Years Ended December 31, 2001, 2000 and 1999.......................     D-17
  Consolidated Statements of Cash Flows for the Years
    Ended December 31, 2001, 2000 and 1999.............................     D-18
Notes to Consolidated Financial Statements.............................     D-19

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                        NEVADA COMMUNITY BANCORP LIMITED
 PERIODS ENDED SEPTEMBER 30, 2002 AND 2001 AND DECEMBER 31, 2001, 2000 AND 1999


FINANCIAL CONDITION

Nevada Community Bancorp Limited is engaged in commercial banking activities through its subsidiaries Bank of Las Vegas (51% owned), Black Mountain Community Bank (51% owned), Desert Community Bank (51% owned) and Red Rock Community Bank (51% owned). The Corporation's banks provide a full array of banking services, principally loans and deposits, to entrepreneurs, professionals and other high net worth individuals in their communities.

Total assets approximated $242.2 million at September 30, 2002, an increase from $193.2 million at December 31, 2001; one new bank was added during this period. Total assets approximated $106.2 million at year-end 2000. Asset increases during 1999, 2000 and 2001 were very significant due to banks added during these periods and their respective growth.

Total portfolio loans approximated $192.0 million at September 30, 2002, an increase of approximately $34.4 million from the $157.6 million level at December 31, 2001. At December 31, 2000, total portfolio loans approximated $85.1 million. Commercial loans approximated 97% of total portfolio loans at September 30, 2002 consistent with the Corporation's emphasis on commercial lending activities. Real estate mortgage and installment loans approximated 3% of total portfolio loans at September 30, 2002.

The allowance for loan losses at September 30, 2002 approximated $3.1 million or 1.60% of total portfolio loans, a slight increase over the year-end 2001 ratio of 1.53%.

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance sheet date. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, loan commitments outstanding and other factors.


Net charge-offs totaled $596,000 for the first nine months of 2002 (none in the corresponding period in 2001). Higher charge-offs occurred in interim 2002 periods due to a small number of loans becoming uncollectible. In late November 2002, one of the Corporation's majority-owned banks identified three customer relationships for which a $1.4 million provision for loan losses and charge-offs were recorded. Net charge-offs totaled $98,000 and $50,000 for the year ended December 31, 2001 and 2000, respectively (none in 1999).


The Corporation's growth has been funded primarily by deposits, most of which are interest-bearing. Total deposits approximated $214.6 million at September 30, 2002, an increase of approximately $43.1 million from the $171.5 million level at December 31, 2001. Deposits increased significantly in 2001 from the $85.6 million level at the beginning of the year.

The Corporation's Banks generally do not rely upon brokered deposits as a key funding source; deposits are generally obtained within the Banks' communities.

The Banks emphasize obtaining noninterest-bearing deposits as a means to reduce their cost of funds. Noninterest-bearing deposits approximated $45.1 million at September 30, 2002 or about 21% of total deposits, an increase of approximately $20.0 million from December 31, 2001. Noninterest-bearing deposits fluctuate significantly from day to day, depending upon customer account activity.

Stockholders' equity approximated $12.5 million at September 30, 2002 or approximately 5.2% of total assets. Capital adequacy is discussed elsewhere in this narrative.

RESULTS OF OPERATIONS

Net income for the nine months ended September 30, 2002 approximated $244,000, compared with a net income of $294,000 in the nine-month 2001 period. The interim 2002 results included about $300,000 of organization and pre-opening expenses relating to Bank of Las Vegas, which opened in February 2002. Net income (loss) for 2001, 2000 and 1999 were $181,000, $(483,000) and $(469,000), respectively. Operating losses during these periods are attributed to the start-up nature of the Corporation's Banks. The associated charge or credit to operations relating to minority interests in income or loss of consolidated subsidiaries varies based on the operating results of those subsidiaries and the respective ownership percentage.

During the interim 2002 period, the Corporation's profitability has been the result of the Banks' loan and deposit portfolios reaching a sufficient size to generate an adequate margin to cover operating expenses and produce earnings. Interim 2002 operating results are not necessarily indicative of results expected for the year ending December 31, 2002.

The principal source of operating revenues is interest income. Total interest income for the nine months ended September 30, 2002 approximated $11.4 million, compared with $9.6 million in the first nine months of 2001. For the year ended December 31, 2001, total interest income approximated $12.9 million, compared with $7.1 million in 2000 and $690,000 in 1999.

Total interest expense approximated $3.9 million for the nine months ended September 30, 2002, compared with $4.0 million for the first nine months of 2001; the decrease in interest expense is the result of lower interest rates on deposits. For the year ended December 31, 2001, total interest expense approximated $5.4 million, compared with $2.7 million in 2000 and $114,000 in 1999.

Net interest income approximated $7.4 million for the nine months ended September 30, 2002, compared with $5.6 million for the corresponding 2001 period. Net interest income for the year ended December 31, 2001 approximated $7.4 million, significantly more than the $4.4 million in 2000 and $576,000 in 1999.

For the interim 2002 and 2001 periods, provisions for loan losses fluctuated significantly ($1.3 million and $922,000 for the nine months ended September 30, 2002 and 2001, respectively). Provisions for loan losses for the year have also varied significantly ($1.2 million in 2001, $1.0 million in 2000 and $310,000 in 1999). Increases in provisions for loan losses in 2000 and 2001 relate primarily to portfolio growth. In the interim 2002 period such increase relates to portfolio growth, changes in asset quality and loan charge-offs.

Total noninterest income approximated $544,000 for the nine months ended September 30, 2002 ($303,000 in the corresponding 2001 period) and approximated $408,000 for the year ended December 31, 2001, $92,000 in 2000 and $6,000 in
1999. These increases relate primarily to service charge revenues on deposit accounts.

Total noninterest expense approximated $6.1 million for the nine months ended September 30, 2002, compared with $4.2 million for the corresponding 2001 period. For the year ended December 31, 2001, total noninterest expense approximated $5.9 million, compared with $4.4 million in 2000 and $1.3 million in the 1999 period. Increases in noninterest expense in each year relate to the number and size of the Banks.

The principal component of noninterest expense is salaries and employee benefits which has increased during these periods based upon the increased staffing required to serve customers and to facilitate growth.

LIQUIDITY AND CAPITAL RESOURCES

The principal funding source for asset growth and loan origination activities is deposits. Growth in deposits and loans was previously discussed in this narrative. As stated previously, most of the deposit growth has been deployed into commercial loans, consistent with the Bank's emphasis on commercial lending activities.

Cash and cash equivalents approximated $31.0 million at September 30, 2002, compared with $26.2 million at December 31, 2001 and $19.6 million at December 31, 2000. As liquidity levels vary continuously based upon customer activities, amounts of cash and cash equivalents can vary widely at any given point in time. Management believes the Corporation's liquidity position at September 30, 2002 is adequate to fund loan demand and to meet depositor needs.

The Corporation's Banks have secured lines of credit with the Federal Home Loan Bank of San Francisco totaling $5.8 million, of which none had been borrowed at September 30, 2002. As of September 30, 2002, short-term borrowings approximated $2.4 million, including $941,000 borrowed from Capitol Bancorp, the Corporation's majority shareholder, and $1.5 million borrowed on an overnight basis from unaffiliated banks.

At September 30, 2002 and December 31, 2001, the Corporation had approximately $18.6 million and $8.6 million, respectively, of investment securities classified as available for sale which can be utilized to meet various liquidity needs as they arise.

All banks are subject to a complex series of capital ratio requirements which are imposed by state and federal banking agencies. In the case of Nevada Community Bancorp Limited, its Banks are subject to a more restrictive requirement than is applicable to most banks inasmuch as the Banks must maintain a capital-to-asset ratio of not less than 8% for their first three years of operation. In the opinion of management, the Corporation and its Banks are in compliance with the regulatory capital requirements to which they are subject as of September 30, 2002 and preceding balance-sheet dates.

IMPACT OF NEW ACCOUNTING STANDARDS

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement No. 141 requires that all business combinations be accounted for under a prior standard of purchase accounting, eliminating the so-called pooling-method which was used to account for some business combinations. Statement No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. This standard did not have a material effect on the Corporation's consolidated financial statements.

Statement No. 142 requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceases upon adoption of the Statement which, for most companies, will be January 1, 2002. This new standard requires that goodwill be reviewed periodically for impairment and, accordingly, impairment adjustments of goodwill be charged against earnings, when determined. As of September 30, 2002 and December 31, 2001, the Corporation had no recorded goodwill.

Statement No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, becomes effective January 1, 2003. Management has not completed its analysis of this new standard; however, implementation of this new standard is not expected to have a material impact on the Corporation's consolidated financial statements.

Statement No. 144, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, became effective on January 1, 2002. This new standard did not have a material impact on the Corporation's consolidated financial statements.

Statement No. 145, which updates, clarifies and simplifies certain existing accounting pronouncements (rescission of Statements No. 4, 44 and 64, amendment of Statement No. 13 and technical corrections) beginning at various dates in 2002/2003 is not expected to have a material effect on the Corporation's consolidated financial statements.

Statement No. 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES, becomes effective January 1, 2003. Management has not completed its analysis of this new standard; however, it is not expected to have a material impact on the Corporation's consolidated financial statements, upon implementation.

Statement No. 147, ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS, amends prior standards relating to some acquisitions of financial institutions, requiring such transactions to be accounted for in accordance with Statements No. 141 and 142 and is generally effective October 1, 2002. Management has not completed its analysis of this new standard; however, it is not expected to have a material effect on the Corporation's consolidated financial statements, upon implementation.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to Nevada's consolidated financial statements.

              [The remainder of this page intentionally left blank]

                        NEVADA COMMUNITY BANCORP LIMITED

                                     ------

                    INTERIM FINANCIAL STATEMENTS (UNAUDITED)

                  NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001

CONSOLIDATED BALANCE SHEETS

NEVADA COMMUNITY BANCORP LIMITED

                                                           September 30       December 31
                                                               2002              2001
                                                          -------------      -------------
                                                           (unaudited)
ASSETS
Cash and due from banks                                   $   7,511,419      $  11,025,376
Interest-bearing deposits with banks                          9,355,354          2,041,359
Federal funds sold                                           14,167,000         13,125,000
                                                          -------------      -------------
       Cash and cash equivalents                             31,033,773         26,191,735
Investment securities:
  Available for sale, carried at market value                18,575,678          8,646,961
  Held for long-term investment, carried at amortized
    cost which approximates market value                         46,700             41,960
                                                          -------------      -------------
      Total investment securities                            18,622,378          8,688,921
Portfolio loans:
  Commercial                                                186,157,425        153,671,992
  Real estate mortgage                                        3,385,485          1,733,640
  Installment                                                 2,484,511          2,183,401
                                                          -------------      -------------
      Total portfolio loans                                 192,027,421        157,589,033
  Less allowance for loan losses                             (3,078,000)        (2,416,000)
                                                          -------------      -------------
      Net portfolio loans                                   188,949,421        155,173,033
Premises and equipment                                        1,308,329          1,100,533
Accrued interest income                                         994,716            869,599
Other assets                                                  1,326,363          1,188,600
                                                          -------------      -------------
      TOTAL ASSETS                                        $ 242,234,980      $ 193,212,421
                                                          =============      =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                                     $  45,117,618      $  25,149,515
  Interest-bearing                                          169,502,667        146,365,690
                                                          -------------      -------------
      Total deposits                                        214,620,285        171,515,205
Accrued interest on deposits and other liabilities              508,795            862,190
Debt obligations                                              2,441,000
                                                          -------------      -------------
      Total liabilities                                     217,570,080        172,377,395

MINORITY INTERESTS IN CONSOLIDATED
  SUBSIDIARIES                                               12,132,251          8,622,094

STOCKHOLDERS' EQUITY:
Common stock, no par value;
  10,000,000 shares authorized;
  1,800,000 issued and outstanding                           13,000,000         13,000,000
Retained-earnings deficit                                      (527,704)          (771,311)
Market value adjustment (net of tax effect) for
  investment securities available for sale                       60,353            (15,757)
                                                          -------------      -------------
      Total stockholders' equity                             12,532,649         12,212,932
                                                          -------------      -------------
      TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY                              $ 242,234,980      $ 193,212,421
                                                          =============      =============

See notes to interim financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

NEVADA COMMUNITY BANCORP LIMITED

                                                         Nine Months Ended
                                                            September 30
                                                    ----------------------------
                                                        2002             2001
                                                    -----------      -----------
Interest income:
  Portfolio loans (including fees)                  $10,770,587      $ 8,855,031
  Taxable investment securities                         346,388           84,586
  Federal funds sold                                    157,551          390,044
  Other                                                 108,631          243,432
                                                    -----------      -----------
      Total interest income                          11,383,157        9,573,093

Interest expense:
  Deposits                                            3,893,710        4,017,696
  Other                                                  46,317            1,498
                                                    -----------      -----------
      Total interest expense                          3,940,027        4,019,194
                                                    -----------      -----------
      Net interest income                             7,443,130        5,553,899
Provision for loan losses                             1,257,593          922,000
                                                    -----------      -----------
      Net interest income after
        provision for loan losses                     6,185,537        4,631,899

Noninterest income:
  Service charges on deposit accounts                   409,672          284,628
  Other                                                 133,936           18,463
                                                    -----------      -----------
      Total noninterest income                          543,608          303,091

Noninterest expense:
  Salaries and employee benefits                      3,213,935        2,367,592
  Occupancy                                             524,028          334,472
  Other                                               2,337,418        1,468,285
                                                    -----------      -----------
      Total noninterest expense                       6,075,381        4,170,349
                                                    -----------      -----------
Income before federal income taxes and
  minority interest                                     653,764          764,641
Federal income taxes                                    134,000          164,000
                                                    -----------      -----------
Income before minority interest                         519,764          600,641
Charge resulting from minority interest in
  net income of consolidated subsidiaries               276,157          306,596
                                                    -----------      -----------

      NET INCOME                                    $   243,607      $   294,045
                                                    ===========      ===========
      NET INCOME PER SHARE
        (basic and diluted)                         $      0.14      $      0.16
                                                    ===========      ===========

See notes to interim financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)

NEVADA COMMUNITY BANCORP LIMITED

                                                                                           Accumulated
                                                                           Retained-          Other
                                                            Common          Earnings      Comprehensive
                                                             Stock          Deficit          Income            Total
                                                          -----------     -----------      -----------      -----------
Nine Months Ended September 30, 2001
------------------------------------
Balances at January 1, 2001                               $13,000,000     $  (952,302)     $       -0-      $12,047,698

Net income for the period                                                     294,045                           294,045
                                                          -----------     -----------      -----------      -----------

    BALANCES AT SEPTEMBER 30, 2001                        $13,000,000     $  (658,257)     $       -0-      $12,341,743
                                                          ===========     ===========      ===========      ===========

Nine Months Ended September 30, 2002
------------------------------------
Balances at January 1, 2002                               $13,000,000     $  (771,311)     $   (15,757)     $12,212,932

Components of comprehensive income:
  Net income for the period                                                   243,607                           243,607
  Market value adjustment for investment
    securities available for sale (net of tax effect)                                           76,110           76,110
                                                                                                            -----------
      Comprehensive income for the period                                                                       319,717
                                                          -----------     -----------      -----------      -----------
    BALANCES AT SEPTEMBER 30, 2002                        $13,000,000     $  (527,704)     $    60,353      $12,532,649
                                                          ===========     ===========      ===========      ===========

See notes to interim financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

NEVADA COMMUNITY BANCORP LIMITED

                                                                    Nine Months Ended
                                                                       September 30
                                                              ------------------------------
                                                                  2002              2001
                                                              ------------      ------------
OPERATING ACTIVITIES
  Net income for the period                                   $    243,607      $    294,045
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan losses                                  1,257,593           922,000
      Depreciation of premises and equipment                       286,142           203,207
      Minority interest in net income of consolidated
        subsidiaries                                               276,157           306,596
      Net amortization of investment security premiums             116,918             1,365
      Deferred income taxes                                        (14,000)         (240,000)
  Increase in accrued interest income and other assets            (257,709)         (240,654)
  Increase (decrease) in accrued interest on deposits and
    other liabilities                                             (383,777)          495,575
                                                              ------------      ------------
        NET CASH PROVIDED BY OPERATING
          ACTIVITIES                                             1,524,931         1,742,134

INVESTING ACTIVITIES
  Proceeds from maturities of investment securities
    available for sale                                          31,724,680
  Purchases of investment securities available for sale        (41,659,734)       (5,043,420)
  Net increase in portfolio loans                              (35,033,981)      (61,884,273)
  Purchases of premises and equipment                             (493,938)          (94,642)
                                                              ------------      ------------
        NET CASH USED BY INVESTING
          ACTIVITIES                                           (45,462,973)      (67,022,335)

FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts
    and savings accounts                                        35,677,103        38,674,214
  Net increase in certificates of deposit                        7,427,977        33,093,513
  Proceeds from debt obligations                                 2,441,000
  Resources provided by minority interests                       3,234,000            37,158
                                                              ------------      ------------
        NET CASH PROVIDED BY FINANCING
          ACTIVITIES                                            48,780,080        71,804,885
                                                              ------------      ------------
        INCREASE IN CASH AND CASH
          EQUIVALENTS                                            4,842,038         6,524,684
Cash and cash equivalents at beginning of period                26,191,735        19,610,437
                                                              ------------      ------------
        CASH AND CASH EQUIVALENTS AT
          END OF PERIOD                                       $ 31,033,773      $ 26,135,121
                                                              ============      ============

See notes to interim financial statements.

    NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                        NEVADA COMMUNITY BANCORP LIMITED

NOTE A--BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements of Nevada Community Bancorp Limited have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

     The statements do, however, include all adjustments of a normal recurring nature which Nevada considers necessary for a fair presentation of the interim periods.

     The results of operations for the nine-month period ended September 30, 2002 are not necessarily indicative of the results to be expected for the year ending December 31, 2002.


NOTE B--DEBT OBLIGATIONS

     As of September 30, 2002, short-term borrowings consisted of the following:

              Borrowings from parent                 $   941,000
              Federal funds purchased                  1,500,000
                                                     -----------
                                                     $ 2,441,000
                                                     ===========

NOTE C--NEW ACCOUNTING STANDARDS

     In July 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement No. 141 requires that all business combinations be accounted for under a prior standard of purchase accounting, eliminating the so-called pooling-method which was used to account for some business combinations. Statement No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. This standard did not have a material effect on the Corporation's consolidated financial statements.

     Statement No. 142 requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceases upon adoption of the Statement which, for most companies, will be January 1, 2002. This new standard requires that goodwill be reviewed periodically for impairment and, accordingly, impairment adjustments of goodwill be charged against earnings, when determined. As of December 31, 2001 and September 30, 2002, the Corporation had no recorded goodwill.

     Statement No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, becomes effective January 1, 2003. Management has not completed its analysis of this new standard; however, implementation of this new standard is not expected to have a material impact on the Corporation's consolidated financial statements.

     Statement No. 144, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, became effective on January 1, 2002. This new standard did not have a material impact on the Corporation's consolidated financial statements.

     Statement No. 145, which updates, clarifies and simplifies certain existing accounting pronouncements (rescission of Statements No. 4, 44 and 64, amendment of Statement No. 13 and technical corrections) beginning at various dates in 2002/2003 is not expected to have a material effect on the Corporation's consolidated financial statements.

     Statement No. 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES, becomes effective January 1, 2003. Management has not completed its analysis of this new standard; however, it is not expected to have a material impact on the Corporation's consolidated financial statements, upon implementation.

     Statement No. 147, ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS, amends prior standards relating to some acquisitions of financial institutions, requiring such transactions to be accounted for in accordance with Statements No. 141 and 142 and is generally effective October 1, 2002. Management has not completed its analysis of this new standard; however, it is not expected to have a material effect on the Corporation's consolidated financial statements, upon implementation.

     A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to Nevada's consolidated financial statements.




              [The remainder of this page intentionally left blank]

                        NEVADA COMMUNITY BANCORP LIMITED

                                     ------

                              FINANCIAL STATEMENTS

                 PERIODS ENDED DECEMBER 31, 2001, 2000 AND 1999

REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
Nevada Community Bancorp Limited

We have audited the accompanying consolidated balance sheets of Nevada Community Bancorp Limited and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2001 and 2000, and the period from August 1, 1999 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nevada Community Bancorp Limited and subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for the years ended December 31, 2001 and 2000 and the period from August 1, 1999 (date of inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.


/s/ BDO Seidman, LLP


Los Angeles, California
January 31, 2002

CONSOLIDATED BALANCE SHEETS

NEVADA COMMUNITY BANCORP LIMITED

                                                                   December 31
                                                          ------------------------------
                                                               2001             2000
                                                          -------------    -------------
ASSETS
  Cash and due from banks                                 $  11,025,376    $   3,053,021
  Interest-bearing deposits with banks                        2,041,359        6,667,416
  Federal funds sold                                         13,125,000        9,890,000
                                                          -------------    -------------
        Cash and cash equivalents                            26,191,735       19,610,437
  Investment securities--Note C:
    Available for sale, carried at market value               8,646,961
    Held for long-term investment, carried at amortized
      cost which approximates market value                       41,960
                                                          -------------
        Total investment securities                           8,688,921
  Portfolio loans--Note D:
    Commercial                                              153,671,992       82,156,469
    Real estate mortgage                                      1,733,640        1,516,411
    Installment                                               2,183,401        1,470,424
                                                          -------------    -------------
        Total portfolio loans                               157,589,033       85,143,304
    Less allowance for loan losses                           (2,416,000)      (1,284,000)
                                                          -------------    -------------
        Net portfolio loans                                 155,173,033       83,859,304
  Premises and equipment--Note F                              1,100,533        1,080,870
  Accrued interest income                                       869,599          510,098
  Other assets                                                1,188,600        1,094,286
                                                          -------------    -------------

        TOTAL ASSETS                                      $ 193,212,421    $ 106,154,995
                                                          =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits:
    Noninterest-bearing                                   $  25,149,515    $  12,925,267
    Interest-bearing--Note H                                146,365,690       72,662,145
                                                          -------------    -------------
        Total deposits                                      171,515,205       85,587,412
  Accrued interest on deposits and other liabilities            862,190          267,161
                                                          -------------    -------------
        Total liabilities                                   172,377,395       85,854,573

MINORITY INTERESTS IN CONSOLIDATED
SUBSIDIARIES--Note A                                          8,622,094        8,252,724

STOCKHOLDERS' EQUITY--Notes I and M:
  Common stock, no par value,
    10,000,000 shares authorized;
    1,800,000 shares issued and outstanding                  13,000,000       13,000,000
  Retained-earnings deficit                                    (771,311)        (952,302)
  Market value adjustment (net of tax effect) for
    investment securities available for sale                    (15,757)
                                                          -------------    -------------
        Total stockholders' equity                           12,212,932       12,047,698
                                                          -------------    -------------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $ 193,212,421    $ 106,154,995
                                                          =============    =============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

NEVADA COMMUNITY BANCORP LIMITED

                                                             Year Ended December 31      Period Ended
                                                          ----------------------------    December 31
                                                              2001            2000            1999
                                                          ------------    ------------    ------------
Interest income:
    Portfolio loans (including fees)                      $ 11,963,428    $  6,095,443    $    478,052
    Taxable investment securities                              142,641         106,530
    Federal funds sold                                         433,753         589,577          97,580
    Other                                                      310,305         296,462         114,731
                                                          ------------    ------------    ------------
        Total interest income                               12,850,127       7,088,012         690,363

Interest expense:
    Deposits                                                 5,447,222       2,695,266         114,462
    Other                                                        1,953
                                                          ------------    ------------    ------------
        Total interest expense                               5,449,175       2,695,266         114,462
                                                          ------------    ------------    ------------
        Net interest income                                  7,400,952       4,392,746         575,901
Provision for loan losses--Note D                            1,229,525       1,024,000         310,000
                                                          ------------    ------------    ------------
        Net interest income after provision for
          loan losses                                        6,171,427       3,368,746         265,901

Noninterest income:
    Service charges on deposit accounts                        381,988          89,495           3,160
    Other                                                       26,223           2,645           3,208
                                                          ------------    ------------    ------------
        Total noninterest income                               408,211          92,140           6,368

Noninterest expense:
    Salaries and employee benefits                           3,192,257       2,261,365         460,902
    Occupancy                                                  486,559         390,051          59,289
    Equipment rent, depreciation and maintenance               382,725         297,932         469,368
    Other                                                    1,813,894       1,469,647         302,682
                                                          ------------    ------------    ------------
        Total noninterest expense                            5,875,435       4,418,995       1,292,241
                                                          ------------    ------------    ------------
Income (loss) before federal income taxes and
  minority interest                                            704,203        (958,109)     (1,019,972)
Federal income taxes (benefit)--Note G                         191,000        (249,000)       (345,000)
                                                          ------------    ------------    ------------
Income (loss) before minority interest                         513,203        (709,109)       (674,972)
Credit (charge) resulting from minority interest in net
  losses (income) of consolidated subsidiaries                (332,212)        225,736         206,043
                                                          ------------    ------------    ------------

        NET INCOME (LOSS)                                 $    180,991    $   (483,373)   $   (468,929)
                                                          ============    ============    ============
        NET INCOME (LOSS) PER SHARE
          (basic and diluted)                             $       0.10    $      (0.31)   $      (0.31)
                                                          ============    ============    ============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

NEVADA COMMUNITY BANCORP LIMITED

                                                                                       Accumulated
                                                                       Retained-          Other
                                                       Common          Earnings       Comprehensive
                                                        Stock           Deficit           Income            Total
                                                    ------------     ------------      ------------      ------------
Balances at August 1, 1999, beginning of period     $        -0-      $       -0-                        $        -0-

Issuance of 1,500,000 shares of common stock
  for cash consideration of $6.67 per share           10,000,000                                           10,000,000

Net loss for the 1999 period                                             (468,929)                           (468,929)
                                                    ------------     ------------                        ------------

BALANCES AT DECEMBER 31, 1999                         10,000,000         (468,929)                          9,531,071

Issuance of 300,000 shares of common stock
  for cash consideration of $10.00 per share           3,000,000                                            3,000,000

Net loss for 2000                                                        (483,373)                           (483,373)
                                                    ------------     ------------                        ------------

BALANCES AT DECEMBER 31, 2000                         13,000,000         (952,302)                         12,047,698

Components of comprehensive income:
  Net income for 2001                                                     180,991                             180,991
  Market value adjustment for investment
    securities available for sale (net of
    income tax effect)                                                                 $    (15,757)          (15,757)
                                                                                                         ------------
      Comprehensive income for 2001                                                                           165,234
                                                    ------------     ------------      ------------      ------------
BALANCES AT DECEMBER 31, 2001                       $ 13,000,000     $   (771,311)     $    (15,757)     $ 12,212,932
                                                    ============     ============      ============      ============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

NEVADA COMMUNITY BANCORP LIMITED

                                                                      Year Ended December 31       Period Ended
                                                                   ----------------------------     December 31
                                                                       2001            2000            1999
                                                                   ------------    ------------    ------------
OPERATING ACTIVITIES
  Net income (loss)                                                $    180,991    $   (483,373)   $   (468,929)
  Adjustments to reconcile net income (loss) to net
    cash provided (used) by operating activities:
      Provision for loan losses                                       1,229,525       1,024,000         310,000
      Depreciation of premises and equipment                            274,351         230,144          43,037
      Net accretion of investment security discounts                    (32,648)
      Loss on sales of premises and equipment                             4,105
      Minority interests in net income (loss) of
        consolidated subsidiaries                                       332,212        (225,736)       (206,043)
      Deferred income taxes                                            (108,000)       (249,000)       (345,000)
  Increase in accrued interest income and other assets                 (337,698)       (835,741)       (224,643)
  Increase in accrued interest on deposits and other liabilities        595,029         166,912         100,249
                                                                   ------------    ------------    ------------
      NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                2,137,867        (372,794)       (791,329)

INVESTING ACTIVITIES
  Proceeds from calls and maturities of investment
    securities available for sale                                     8,335,000      14,000,000
  Purchases of investment securities available for sale             (16,973,187)    (14,000,000)
  Purchases of investment securities held for long-term
    investment                                                          (41,960)
  Net increase in portfolio loans                                   (72,543,254)    (65,844,216)    (19,299,088)
  Proceeds from sales of premises and equipment                           8,044
  Purchases of premises and equipment                                  (306,163)       (478,917)       (875,134)
                                                                   ------------    ------------    ------------
      NET CASH USED BY INVESTING ACTIVITIES                         (81,521,520)    (66,323,133)    (20,174,222)

FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts
    and savings accounts                                             48,133,433      37,106,323      11,878,041
  Net increase in certificates of deposit                            37,794,360      30,420,526       6,182,522
  Resources provided by minority interest                                37,158       2,450,002       6,234,501
  Net proceeds from issuance of common stock                                          3,000,000      10,000,000
                                                                   ------------    ------------    ------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES                      85,964,951      72,976,851      34,295,064
                                                                   ------------    ------------    ------------
      INCREASE IN CASH AND CASH EQUIVALENTS                           6,581,298       6,280,924      13,329,513
Cash and cash equivalents at beginning of period                     19,610,437      13,329,513              --
                                                                   ------------    ------------    ------------

      CASH AND CASH EQUIVALENTS AT END OF PERIOD                   $ 26,191,735    $ 19,610,437    $ 13,329,513
                                                                   ============    ============    ============

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NEVADA COMMUNITY BANCORP LIMITED


NOTE A--NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

Nevada Community Bancorp Limited (the "Corporation") is a bank development company headquartered in Las Vegas, Nevada. Its consolidated subsidiaries at December 31, 2001 consisted of Desert Community Bank, Red Rock Community Bank and Black Mountain Community Bank (collectively, the "Banks"), each of which are 51% owned by the Corporation and are located in Nevada. The Corporation, Desert Community Bank and Red Rock Community Bank commenced operations in 1999. Black Mountain Community Bank commenced operations in 2000. The Corporation is 54% owned by Sun Community Bancorp Limited, a multi-bank holding company, headquartered in Phoenix, Arizona.

The Corporation and the Banks are engaged in a single business activity -- banking. The Banks provide a full range of banking services to individuals, businesses and other customers located in their respective communities. Each of the Banks operate from a single location and focus their activities on meeting the various credit and other banking needs of entrepreneurs, professionals and other high net-worth individuals. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. The principal markets for the Banks' financial services are the communities in which the Banks are located and the areas immediately surrounding those communities.

The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable minority interests.

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES: The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing) and federal funds sold. Generally, federal funds transactions are entered into for a one-day period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NEVADA COMMUNITY BANCORP LIMITED


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

INVESTMENT SECURITIES: Investment securities available for sale are carried at market value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income). All other investment securities are classified as held for long-term investment and are carried at amortized cost, which approximates market value. Investments are classified at the date of purchase based on management's analysis of liquidity and other factors. The adjusted cost of the specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

LOANS, CREDIT RISK AND ALLOWANCE FOR LOAN LOSSES: Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.

Credit risk arises from making loans and loan commitments in the ordinary course of business. Substantially all portfolio loans are made to borrowers in the banks' geographic areas. Consistent with the banks' emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate, equipment and other business assets. The maximum potential credit risk to the Corporation, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces the Corporation's exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses in the portfolio at the balance sheet date. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors. The allowance is increased by provisions charged to operations and reduced by net charge-offs.

INTEREST AND FEES ON LOANS: Interest income on loans is recognized based upon the principal balance of loans outstanding. Fees from origination of portfolio loans generally approximate the direct costs of successful loan originations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NEVADA COMMUNITY BANCORP LIMITED


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest. When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

PREMISES AND EQUIPMENT: Premises and equipment are stated on the basis of cost. Depreciation is computed principally by the straight-line method based upon estimated useful lives of the respective assets. Leasehold improvements are generally depreciated over the respective lease term.

OTHER REAL ESTATE: Other real estate (none at December 31, 2001 and 2000) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent impairment.

NET INCOME (LOSS) PER SHARE: Net income (loss) per share is based on the weighted average number of common shares outstanding (1,800,000 shares in 2001, 1,579,726 shares in 2000 and 1,500,000 shares in 1999), as adjusted for the Corporation's 2000 3-for-2 stock split (see Note I). Diluted net income (loss) per share includes the dilutive effect of stock options (see Note I).

STOCK-BASED COMPENSATION: No stock-based compensation expense is recorded upon granting of stock options because such stock options are accounted for under the provisions of Accounting Principles Board (APB) Opinion 25 (and related interpretations) and are granted at an exercise price equal to the market price of common stock at grant date. Pro forma disclosure of alternative accounting recognition is made in Note I.

TRUST ASSETS AND RELATED INCOME: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Banks is not included in the consolidated balance sheet because it is not an asset of the Banks or the Corporation. Trust fee income is recorded on the accrual method.

FEDERAL INCOME TAXES: Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NEVADA COMMUNITY BANCORP LIMITED


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

COMPREHENSIVE INCOME: Comprehensive income (loss) is the sum of net income
(loss) and certain other items which are charged or credited to stockholders' equity. For the periods presented, the Corporation's only element of comprehensive income other than net income (loss) was the net change in the market value adjustment for investment securities available for sale. Accordingly, the elements and total of comprehensive income are shown within the statement of changes in stockholders' equity presented herein.

NEW ACCOUNTING STANDARDS: Financial Accounting Standards Board (FASB) Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, requires all derivatives to be recognized in financial statements and to be measured at fair value. Gains and losses resulting from changes in fair value are included in income, or in comprehensive income, depending on whether the instrument qualifies for hedge accounting and the type of hedging instrument involved. This new standard became effective January 1, 2001 and had no effect on the Corporation's financial statements.

In 2001, the Securities and Exchange Commission, American Institute of Certified Public Accountants and Federal Financial Institutions Examination Council each issued new guidance (some of which remains to be finalized) on accounting for allowances for loan losses. While the new guidance does not change prior accounting rules in this area, it provides additional clarification and guidance on how the calculation, adequacy and approval of the allowances should be documented by management.

In July 2001, the FASB issued Statement No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement No. 141 requires that all business combinations be accounted for under a prior standard of purchase accounting, eliminating the so-called pooling-method which was used to account for some business combinations. Statement No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. This new standard is not expected to have a material effect on the Corporation's financial statements.

Statement No. 142 requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceases upon adoption of the Statement which, for most companies, will be January 1, 2002. This new standard requires that goodwill be reviewed periodically for impairment and, accordingly, impairment adjustments of goodwill be charged against earnings, when determined. As of December 31, 2001, the Corporation had no recorded goodwill.

The FASB has also recently issued Statement No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, and No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. Management has not completed its review of these new standards; however, implementation of the new guidance is not expected to have a material effect on the Corporation's financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NEVADA COMMUNITY BANCORP LIMITED


NOTE C--INVESTMENT SECURITIES

Investment securities consisted of the following at December 31, 2001:

                                                                 Estimated
                                                  Amortized        Market
                                                    Cost           Value
                                                 ----------      ----------
     Available for sale:
       United States government agency
          securities                             $8,670,835      $8,646,961

     Held for long-term investment:
       Federal Home Loan Bank stock                  41,960          41,960
                                                 ----------      ----------
                                                 $8,712,795      $8,688,921
                                                 ==========      ==========

Investment in Federal Home Loan Bank stock is restricted and may only be resold to or redeemed by the issuer.

Gross unrealized gains and losses on investment securities available for sale were as follows at December 31, 2001:

                                                      Gains         Losses
                                                     -------        -------
     United States government agency
       securities                                    $13,060        $36,934
                                                     =======        =======

Gross realized gains and losses from sales and calls of investment securities were insignificant for each of the periods presented.

Scheduled maturities of investment securities held as of December 31, 2001 were as follows:

                                                                  Estimated
                                                    Amortized       Market
                                                      Cost          Value
                                                   ----------     ----------
     After one year, through five years            $5,419,527     $5,422,260
     After five years, through ten years            2,017,378      2,022,426
     After ten years                                1,233,930      1,202,275
     Securities held for long-term investment,
       without stated maturities                       41,960         41,960
                                                   ----------     ----------
                                                   $8,712,795     $8,688,921
                                                   ==========     ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NEVADA COMMUNITY BANCORP LIMITED


NOTE D--LOANS

Transactions in the allowance for loan losses are summarized below:

                                          2001           2000           1999
                                       -----------    -----------    -----------
     Balance at January 1              $ 1,284,000    $   310,000    $       -0-
     Provision charged to operations     1,229,525      1,024,000        310,000
     Loans charged off (deduction)         (97,540)       (50,000)            --
     Recoveries                                 15             --             --
                                       -----------    -----------    -----------
          Balance at December 31       $ 2,416,000    $ 1,284,000    $   310,000
                                       ===========    ===========    ===========

Impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents) were not material. Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) are summarized below:

                                                     December 31
                                              -------------------------
                                                 2001           2000
                                              ----------     ----------

     Nonaccrual loans:
              Commercial                      $2,164,000     $1,330,000
              Real estate                             --             --
              Installment                             --             --
                                              ----------     ----------
     Total nonaccrual loans                    2,164,000      1,330,000

     Past due (>90 days) loans:
              Commercial                              --             --
              Real estate                             --             --
              Installment                          7,000             --
                                              ----------     ----------
     Total past due loans                          7,000            -0-
                                              ----------     ----------

     Total nonperforming loans                $2,171,000     $1,330,000
                                              ==========     ==========

If nonperforming loans had performed in accordance with their contractual terms during the year, additional interest income of approximately $77,000 and $1,000 would have been recorded in 2001 and 2000 (none in 1999). Interest income recognized on loans in nonaccrual status in 2001 operations approximated $64,000 (none in 2000 and 1999). At December 31, 2001, there were no material amounts of loans which were restructured or otherwise renegotiated as a concession to troubled borrowers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NEVADA COMMUNITY BANCORP LIMITED


NOTE D--LOANS--CONTINUED

The amounts of the allowance for loan losses allocated in the following table are based on management's estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

                                            December 31, 2001        December 31, 2000
                                         ----------------------   ----------------------
                                                     Percentage               Percentage
                                                      of Total                 of Total
                                                      Portfolio                Portfolio
                                           Amount       Loans       Amount       Loans
                                         ----------     ----      ----------     ----
     Commercial                          $2,344,000     1.48%     $1,232,000     1.45%
     Real estate mortgage                    24,000     0.02          26,000     0.03
     Installment                             48,000     0.03          26,000     0.03
                                         ----------     ----      ----------     ----

     Total allowance for loan losses     $2,416,000     1.53%     $1,284,000     1.51%
                                         ==========     ====      ==========     ====

NOTE E--RELATED PARTIES TRANSACTIONS

In the ordinary course of business, the Corporation's banking subsidiaries make loans to officers and directors of the Corporation and its subsidiaries including their immediate families and companies in which they are principal owners. At December 31, 2001 and 2000, total loans to these persons approximated $10.3 million and $4.4 million, respectively. During 2001, $8.6 million of new loans were made to these persons and repayments totaled $2.7 million. Such loans are made at the banking subsidiaries' normal credit terms.

Such officers and directors of the Corporation (and their associates, family and/or affiliates) and the Corporation's parent are also depositors of the banking subsidiaries. Such deposits are similarly made at the Banks' normal terms as to interest rate, term and deposit insurance.

Certain management and data processing functions for the Corporation and the Banks are provided by Sun Community Bancorp Limited. Fees paid for such services approximated $711,000, $678,000 and $123,000 in 2001, 2000 and 1999,
respectively.

NOTE F--PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December
31:

                                           2001             2000
                                       -----------      -----------
     Leasehold improvements            $   377,030      $   290,152
     Equipment and furniture             1,268,153        1,063,899
                                       -----------      -----------
                                         1,645,183        1,354,051
     Less accumulated depreciation        (544,650)        (273,181)
                                       -----------      -----------
                                       $ 1,100,533      $ 1,080,870
                                       ===========      ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NEVADA COMMUNITY BANCORP LIMITED


NOTE F--PREMISES AND EQUIPMENT--CONTINUED

The Banks rent office space under operating leases. Rent expense under these lease agreements approximated $326,000, $319,000 and $42,000 in 2001, 2000 and 1999, respectively.

At December 31, 2001, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows:

     2002                                           $   382,000
     2003                                               386,000
     2004                                               397,000
     2005                                               410,000
     2006                                               422,000
     2007 and thereafter                              1,131,000
                                                    -----------

     Total                                          $ 3,128,000
                                                    ===========

NOTE G--INCOME TAXES

Federal income taxes consist of the following components:

                                                 2001        2000        1999
                                              ---------   ---------   ---------
     Current                                  $ 299,000   $      --   $      --
     Deferred credit                           (108,000)   (249,000)   (345,000)
                                              ---------   ---------   ---------
                                              $ 191,000   $(249,000)  $(345,000)
                                              =========   =========   =========

Federal income taxes paid during 2001 and 1999 approximated $12,000 and $5,000, respectively (none in 2000).

Net deferred income tax assets consisted of the following at December 31:

                                                 2001        2000        1999
                                              ---------   ---------   ---------
     Allowance for loan losses                $ 478,000   $ 201,000   $ 105,400
     Net operating loss carryforwards
       of subsidiaries                          499,000     417,000     242,000
     Accrual to cash temporary differences     (248,000)   (148,000)    (58,000)
     Market value adjustment for investment
       securities available for sale              8,000
     Other, net                                 (27,000)    124,000      55,600
                                              ---------   ---------   ---------
                                              $ 710,000   $ 594,000   $ 345,000
                                              =========   =========   =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NEVADA COMMUNITY BANCORP LIMITED


NOTE G--INCOME TAXES--CONTINUED

The Corporation and certain bank subsidiaries have net operating loss carryforwards, which may reduce income taxes payable in future periods. Such carryforwards approximate $1,466,000 at December 31, 2001, which expire at the following dates and amounts:

     2019                                           $   326,000
     2020                                               949,000
     2021                                               191,000
                                                    -----------
                                                    $ 1,466,000
                                                    ===========

NOTE H--DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $51.5 million and $21.4 million as of December 31, 2001 and 2000, respectively.

At December 31, 2001, the scheduled maturities of such time deposits were as follows:

     2002                                           $36,220,000
     2003                                             7,808,000
     2004                                             3,962,000
     2005                                             3,000,000
     2006                                               505,000
                                                    -----------

          Total                                     $51,495,000
                                                    ===========

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTE I--COMMON STOCK AND STOCK OPTIONS

In November 2000, the Corporation issued a 3-for-2 stock split. All share, per share and stock option data in the financial statements have been restated to reflect the stock split as if it occurred at the beginning of the periods presented.

Stock options have been granted to certain officers and directors which provide for the purchase of shares of common stock. Stock options are granted at an exercise price equal to the fair value of common stock on the grant date, expire ten years after grant and become exercisable ratably over a five-year period from date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NEVADA COMMUNITY BANCORP LIMITED


NOTE I--COMMON STOCK AND STOCK OPTIONS--CONTINUED

Stock option activity is summarized as follows:

                                                                        Weighted
                                         Number of                      Average
                                          Options        Exercise       Exercise
                                        Outstanding        Price         Price
                                        -----------   ---------------   --------
Granted in 1999                            135,000        $6.67         $   6.67
Exercised in 1999                               --          --                --
                                          --------    ---------------   --------
     Outstanding at December 31, 1999      135,000         6.67             6.67

Granted in 2000                             80,993     6.67 to 10.00        8.15
Exercised in 2000                               --          --                --
                                          --------    ---------------   --------
     Outstanding at December 31, 2000      215,993     6.67 to 10.00        7.22

Granted in 2001                                 --          --                --
Cancelled in 2001                           (4,418)         --              7.29
Exercised in 2001                               --          --                --
                                          --------    ---------------   --------
     Outstanding at December 31, 2001      211,575    $6.67 to $10.00   $   7.22

As of December 31, 2001, stock options outstanding had a weighted average remaining contractual life of 7 years.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", establishes a fair value method of accounting for stock options whereby compensation expense is recognized based on the computed fair value of the options on the grant date. However, as permitted by Statement No. 123, the Corporation has elected to continue to account for its stock options under the earlier accounting standard and, therefore, has not recognized compensation expense. By electing this alternative, certain pro forma disclosures of the expense recognition provisions are required, which are as follows:

                                               2001        2000         1999
                                             ---------   ---------    ---------
     Fair value assumptions:
       Risk-free interest rate                              7.0%        6.25%
       Dividend yield                                        0%           0%
       Stock price volatility                               .10          .10
       Expected option life                               10 years     10 years
     Aggregate estimated fair value
       of options granted                                 $333,000     $420,000
     Pro forma net income (loss)             $  83,000   $(581,000)   $(524,000)
     Pro forma net income (loss) per
       diluted share                           $ .05       $(.37)       $(.35)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NEVADA COMMUNITY BANCORP LIMITED


NOTE J--EMPLOYEE RETIREMENT PLAN

Eligible employees participate in a multi-employer employee 401(k) retirement plan. The Plan provides for employer contributions in amounts determined annually by the Corporation's board of directors. Eligible employees make voluntary contributions to the Plan. Contributions to the Plan, which are an employer match (50%, subject to certain limitations) for employee contributions, charged to expense approximated $64,000 and $20,000 in 2001 and 2000, respectively (none in 1999).

NOTE K--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments were as follows at December 31 (in thousands):

                                                     2001                      2000
                                            ----------------------    ----------------------
                                                         Estimated                 Estimated
                                            Carrying       Fair       Carrying       Fair
                                              Value        Value        Value        Value
                                            ---------    ---------    ---------    ---------
Financial Assets:
  Cash and cash equivalents                 $  26,192    $  26,192    $  19,610    $  19,610
  Investment securities:
    Available for sale                          8,647        8,647
    Held for long-term investment                  42           42
                                            ---------    ---------
                                                8,689        8,689
  Portfolio loans:
    Fixed rate                                 80,273       80,495       28,247       28,641
    Variable rate                              77,316       77,502       56,896       56,639
                                            ---------    ---------    ---------    ---------
      Total portfolio loans                   157,589      157,997       85,143       85,280
    Less allowance for loan losses             (2,416)      (2,416)      (1,284)      (1,284)
                                            ---------    ---------    ---------    ---------
      Net portfolio loans                     155,173      155,581       83,859       83,996

Financial Liabilities:
  Deposits:
    Noninterest-bearing                        25,150       25,150       12,925       12,925
    Interest-bearing:
      Demand accounts                          71,968       71,951       36,059       39,224
      Time certificates of deposit less
        than $100,000                          22,902       22,829       15,176       15,386
      Time certificates of deposit of
        $100,000 or more                       51,495       51,534       21,427       21,739
                                            ---------    ---------    ---------    ---------
          Total interest-bearing deposits     146,365      146,314       72,662       76,349
                                            ---------    ---------    ---------    ---------
          Total deposits                      171,515      171,464       85,587       89,274

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NEVADA COMMUNITY BANCORP LIMITED


NOTE K--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS--CONTINUED

Estimated fair values of financial assets and liabilities are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest (unless quoted market values or other fair value information is more readily available). Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

NOTE L--COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, loan commitments are made to accommodate the financial needs of bank customers. Loan commitments include stand-by letters of credit, lines of credit, and other commitments for commercial, installment and mortgage loans. Stand-by letters of credit, when issued, commit the Banks to make payments on behalf of customers if certain specified future events occur and are used infrequently by the Banks ($88,000 at December 31, 2001; $125,000 at December 31, 2000). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($40.8 million and $24.3 million at December 31, 2001 and 2000, respectively). These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Banks' normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment. Such loan commitments are also included in management's evaluation of the adequacy of the allowance for loan losses.

The banking subsidiaries are required to maintain average reserve balances in the form of cash on hand and balances due from the Federal Reserve Bank and correspondent banks. The amount of reserve balance required as of December 31, 2001 was $75,000.

Deposits at each of the Banks are insured up to the maximum amount covered by FDIC insurance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NEVADA COMMUNITY BANCORP LIMITED


NOTE M--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS

Current banking regulations restrict the ability to transfer funds from subsidiaries to their parent in the form of cash dividends, loans or advances. Subject to various regulatory capital requirements, bank subsidiaries' current and retained earnings are available for distribution as dividends to the Corporation (and other bank shareholders, as applicable) without prior approval from regulatory authorities. Substantially all of the remaining net assets of the subsidiaries are restricted as to payments to the Corporation.

The Banks and the Corporation are subject to certain other capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks and bank holding companies. Those guidelines require all banks and bank holding companies to maintain certain minimum ratios and related amounts based on "Tier 1" and "Tier 2" capital and "risk-weighted assets" as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution and, accordingly, could have a material impact on the Corporation's consolidated financial statements.

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgements by regulatory agencies with regard to components, risk weighting and other factors.

As a condition of their charter approval, DE NOVO banks are generally required to maintain a core capital (Tier 1) to average total assets ratio of not less than 8% and an allowance for loan losses of not less than 1% for the first three years of operations.

As of December 31, 2001, the most recent notifications received by the Banks from regulatory agencies have advised that the Banks are classified as "well capitalized" as defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the Banks.

Management believes, as of December 31, 2001, that the Corporation and the Banks meet all capital adequacy requirements to which the entities are subject.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NEVADA COMMUNITY BANCORP LIMITED


NOTE M--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL
REQUIREMENTS--CONTINUED

The following table summarizes the amounts (in thousands) and related ratios of the Banks and consolidated regulatory capital position as of December 31, 2001 and 2000:

                                             Black Mountain      Desert         Red Rock
                                                Community      Community        Community
                                                  Bank            Bank            Bank        Consolidated
                                               -----------     -----------     -----------    ------------
DECEMBER 31, 2001
-----------------
Tier 1 capital to average total assets:
  Minimum required amount                      >= $  4,079     >= $  4,500     >= $  6,295     >= $  6,544
  Actual amount                                   $  4,544        $  4,721        $  8,555        $ 20,851
    Ratio                                             8.91%           8.39%          10.87%          12.74%

Tier 1 capital to risk-weighted assets:
  Minimum required amount(1)                   >= $  1,745     >= $  2,151     >= $  3,045     >= $  6,961
  Actual amount                                   $  4,544        $  4,721        $  8,555        $ 20,851
    Ratio                                            10.42%           8.78%          11.24%          11.98%

Combined Tier 1 and Tier 2 capital to
risk-weighted assets:
  Minimum required amount(2)                   >= $  3,489     >= $  4,303     >= $  6,091     >= $ 13,921
  Amount required to meet "Well-Capitalized"
    category(3)                                >= $  4,362     >= $  5,378     >= $  7,614     >= $ 17,402
  Actual amount                                   $  5,090        $  5,395        $  9,507        $ 23,029
    Ratio                                            11.67%          10.03%          12.49%          13.23%

DECEMBER 31, 2000
-----------------
Tier 1 capital to average total assets:
  Minimum required amount                      >= $  1,699     >= $  2,767     >= $  3,437     >= $  3,266
  Actual amount                                   $  4,292        $  4,184        $  7,877        $ 20,301
    Ratio                                            20.21%          12.10%          18.33%          24.87%

Tier 1 capital to risk-weighted assets:
  Minimum required amount(1)                   >= $    804     >= $  1,251     >= $  1,700     >= $  3,675
  Actual amount                                   $  4,292        $  4,184        $  7,877        $ 20,301
    Ratio                                            21.36%          13.38%          18.53%          22.10%

Combined Tier 1 and Tier 2 capital to
risk-weighted assets:
  Minimum required amount(2)                   >= $  1,608     >= $  2,502     >= $  3,401     >= $  7,349
  Amount required to meet "Well-Capitalized"
    category(3)                                >= $  2,010     >= $  3,128     >= $  4,251     >= $  9,186
  Actual amount                                   $  4,543        $  4,576        $  8,409        $ 21,449
    Ratio                                            22.61%          14.63%          19.78%          23.35%

(1)  The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(2) The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(3) In order to be classified as a `well-capitalized' institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NEVADA COMMUNITY BANCORP LIMITED


NOTE N--PARENT COMPANY FINANCIAL INFORMATION

CONDENSED BALANCE SHEETS

                                                                              December 31
                                                                       --------------------------
                                                                          2001           2000
                                                                       -----------    -----------
ASSETS
  Cash on deposit with subsidiary banks                                $    66,648    $        --
  Money market funds on deposit with affiliate banks                     2,645,559      3,076,642
                                                                       -----------    -----------
    Total cash and cash equivalents                                      2,712,207      3,076,642
  Equipment and furniture, net                                              59,448         17,665
  Investments in subsidiaries                                            9,236,177      8,661,294
  Other assets                                                             371,878        389,334
                                                                       -----------    -----------

     TOTAL ASSETS                                                      $12,379,710    $12,144,935
                                                                       ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable, accrued expenses and other liabilities                 166,778         97,237
  Stockholders' equity                                                  12,212,932     12,047,698
                                                                       -----------    -----------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $12,379,710    $12,144,935
                                                                       ===========    ===========

CONDENSED STATEMENTS OF OPERATIONS

                                                          Year Ended December 31     Period Ended
                                                        -----------    -----------    December 31
                                                           2001           2000           1999
                                                        -----------    -----------    -----------
Income:
  Intercompany fees                                     $   806,784    $   652,679    $   146,000
  Interest                                                  150,869        138,783        112,598
                                                        -----------    -----------    -----------
    Total income                                            957,653        791,462        258,598
Expenses:
  Salaries and employee benefits                            600,883        433,742        110,391
  Occupancy                                                  26,863         30,445         12,000
  Amortization, equipment rent and depreciation             163,537          6,428          2,148
  Other                                                     509,262        584,985        201,017
                                                        -----------    -----------    -----------
    Total expenses                                        1,300,545      1,055,600        325,556
                                                        -----------    -----------    -----------
Loss before federal income taxes (benefit) and equity
  in income (loss) of consolidated subsidiaries            (342,892)      (264,138)       (66,958)
Equity in income (loss) of consolidated subsidiaries        349,883       (233,235)      (320,971)
Federal income taxes (benefit)                             (174,000)       (14,000)        81,000
                                                        -----------    -----------    -----------

    NET INCOME (LOSS)                                   $   180,991    $  (483,373)   $  (468,929)
                                                        ===========    ===========    ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NEVADA COMMUNITY BANCORP LIMITED


NOTE N--PARENT COMPANY FINANCIAL INFORMATION--CONTINUED

CONDENSED STATEMENTS OF CASH FLOWS

                                                                    Year Ended December 31      Period Ended
                                                                 ----------------------------    December 31
                                                                     2001            2000            1999
                                                                 ------------    ------------    ------------
OPERATING ACTIVITIES
  Net income (loss)                                              $    180,991    $   (483,373)   $   (468,929)
  Adjustments to reconcile net income (loss) to net cash used by operating activities:
      Equity in net loss (income) of consolidated subsidiaries       (349,883)        233,235         320,971
      Depreciation and amortization                                     7,579           4,421           2,148
  Decrease (increase) in other assets                                   1,699        (329,713)        (59,621)
  Increase in accounts payable, accrued expenses and other
    liabilities                                                        69,541          15,411          81,826
                                                                 ------------    ------------    ------------
      NET CASH USED BY OPERATING ACTIVITIES                           (90,073)       (560,019)       (123,605)

INVESTING ACTIVITIES
  Investments in subsidiaries                                        (225,000)     (2,550,001)     (6,665,500)
  Proceeds from sales of premises and equipment                         6,835
  Purchases of equipment and furniture                                (56,197)         (7,445)        (16,788)
                                                                 ------------    ------------    ------------
      NET CASH USED BY INVESTING ACTIVITIES                          (274,362)     (2,557,446)     (6,682,288)

FINANCING ACTIVITIES
  Net proceeds from issuance of common stock                                        3,000,000      10,000,000
                                                                 ------------    ------------    ------------
      INCREASE (DECREASE) IN CASH AND CASH
        EQUIVALENTS                                                  (364,435)       (117,465)      3,194,107
Cash and cash equivalents at beginning of period                    3,076,642       3,194,107              --
                                                                 ------------    ------------    ------------
      CASH AND CASH EQUIVALENTS AT END
        OF PERIOD                                                $  2,712,207    $  3,076,642    $  3,194,107
                                                                 ============    ============    ============

NOTE O--NEW BANK OPENED IN FEBRUARY 2002

An additional majority-owned subsidiary of Nevada Community Bancorp Limited, Bank of Las Vegas, opened in February 2002 and is located in Las Vegas, Nevada.

                                     ANNEX E

                       EXCERPTS OF NEVADA REVISED STATUTES
                          REGARDING DISSENTERS' RIGHTS

NRS 92A.300 DEFINITIONS. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections. (Added to NRS by 1995, 2086)

NRS 92A.305 "BENEFICIAL STOCKHOLDER" DEFINED. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.
(Added to NRS by 1995, 2087)

NRS 92A.310 "CORPORATE ACTION" DEFINED. "Corporate action" means the action of a domestic corporation.
(Added to NRS by 1995, 2087)

NRS 92A.315 "DISSENTER" DEFINED. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.
(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 "FAIR VALUE" DEFINED. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. (Added to NRS by 1995, 2087)

NRS 92A.325 "STOCKHOLDER" DEFINED. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.
(Added to NRS by 1995, 2087)

NRS 92A.330 "STOCKHOLDER OF RECORD" DEFINED. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation. (Added to NRS by 1995, 2087)

NRS 92A.335 "SUBJECT CORPORATION" DEFINED. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.
(Added to NRS by 1995, 2087)

NRS 92A.340 COMPUTATION OF INTEREST. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.
(Added to NRS by 1995, 2087)

NRS 92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.
(Added to NRS by 1995, 2088)

NRS 92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED-LIABILITY COMPANY. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.
(Added to NRS by 1995, 2088)

NRS 92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.
1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.
2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.
(Added to NRS by 1995, 2088)

NRS 92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.
1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:
(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:
(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or
(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.
(b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.
(c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.
2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.
(Added to NRS by 1995, 2087; A 2001, 1414, 3199)

NRS 92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.
1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:
(a) The articles of incorporation of the corporation issuing the shares provide otherwise; or
(b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:
(1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:
(I) The surviving or acquiring entity; or
(II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or
(2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).
2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.
(Added to NRS by 1995, 2088)

NRS 92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.
1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.
2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:
(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and
(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.
(Added to NRS by 1995, 2089)

NRS 92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.
1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.
2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.
(Added to NRS by 1995, 2089; A 1997, 730)

NRS 92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.
1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:
(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
(b) Must not vote his shares in favor of the proposed action.
2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.
(Added to NRS by 1995, 2089; 1999, 1631)

NRS 92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.
1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.
2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:
(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;
(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;
(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;
(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and
(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.
(Added to NRS by 1995, 2089)

NRS 92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.
1. A stockholder to whom a dissenter's notice is sent must:
(a) Demand payment;
(b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and
(c) Deposit his certificates, if any, in accordance with the terms of the notice.

2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.
3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.
(Added to NRS by 1995, 2090; A 1997, 730)

NRS 92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.
1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.
2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.
(Added to NRS by 1995, 2090)

NRS 92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS.
1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:
(a) Of the county where the corporation's registered office is located; or
(b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.
2. The payment must be accompanied by:
(a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;
(b) A statement of the subject corporation's estimate of the fair value of the shares;
(c) An explanation of how the interest was calculated;
(d) A statement of the dissenter's rights to demand payment under NRS 92A.480;
and
(e) A copy of NRS 92A.300 to 92A.500, inclusive.
(Added to NRS by 1995, 2090)

NRS 92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.
1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.
2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.
(Added to NRS by 1995, 2091)

NRS 92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.
1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.
2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares. (Added to NRS by 1995, 2091)

NRS 92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.
1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.
3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
5. Each dissenter who is made a party to the proceeding is entitled to a judgment:
(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or
(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.
(Added to NRS by 1995, 2091)

NRS 92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.
1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.
2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:
(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or
(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.
3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.
5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.
(Added to NRS by 1995, 2092)

                                     PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 561 - 571 of the Michigan Business Corporation Act ("MBCA"), grant the Registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Registrant powers to indemnify any such person against reasonable expenses in connection with any action by or in the right of the Registrant, provided the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the Registrant, except that no indemnification may be made if such person is adjudged to be liable to the Registrant, or in connection with any proceeding charging improper personal benefit to the director whether or not involving action in the director's official capacity, in which the director was held liable on the basis that the personal benefit was improperly received by the director. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Registrant is required by the MBCA to indemnify him against expenses, including attorneys' fees, that are actually and reasonably incurred by him in connection therewith.

     The Registrant's Articles of Incorporation contain provisions entitling directors and executive officers of the Registrant to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.

     Under an insurance policy maintained by the Registrant, the directors and officers of the Registrant are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits.

          Reference is made to the Exhibit Index at Page II-7 of the Registration Statement.

     (b) All Financial Statements Schedules are omitted in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001 because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto that are incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

     (A)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs
                     (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
          Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C)  The undersigned Registrant hereby undertakes:

          (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (E)  The undersigned Registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lansing, Michigan on December 18, 2002.


                                        CAPITOL BANCORP LIMITED


                                        By: /s/ JOSEPH D. REID
                                            ------------------------------------
                                            JOSEPH D. REID
                                            Chairman of the Board and
                                            Chief Executive Officer


                                POWER OF ATTORNEY




     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on December 18, 2002.

Signature                          Title
---------                          -----

/s/ JOSEPH D. REID                 Chairman of the Board and
------------------------------     Chief Executive Officer,
JOSEPH D. REID                     Director (Principal Executive
                                   Officer)

/s/ LEE W. HENDRICKSON             Executive Vice President and
------------------------------     Chief Financial Officer (Principal
LEE W. HENDRICKSON                 Financial and Accounting Officer)


/s/ ROBERT C. CARR*                Executive Vice President, Treasurer, Director
------------------------------
ROBERT C. CARR


/s/ DAVID O'LEARY*                 Secretary, Director
------------------------------
DAVID O'LEARY


                                   Director
------------------------------
LOUIS G. ALLEN

Signature                          Title
---------                          -----

/s/ PAUL R. BALLARD*               Director
------------------------------
PAUL R. BALLARD


/s/ DAVID L. BECKER*               Director
------------------------------
DAVID L. BECKER


/s/ DOUGLAS E. CRIST*              Director
------------------------------
DOUGLAS E. CRIST


/s/ MICHAEL J. DEVINE*             Director
------------------------------
MICHAEL J. DEVINE


/s/ JAMES C. EPOLITO*              Director
------------------------------
JAMES C. EPOLITO


/s/ GARY A. FALKENBERG*            Director
------------------------------
GARY A. FALKENBERG


/s/ JOEL I. FERGUSON*              Director
------------------------------
JOEL I. FERGUSON


/s/ KATHLEEN A. GASKIN*            Director
------------------------------
KATHLEEN A. GASKIN


/s/ H. NICHOLAS GENOVA*            Director
------------------------------
H. NICHOLAS GENOVA


/s/ MICHAEL F. HANNLEY*            Director
------------------------------
MICHAEL F. HANNLEY


/s/ LEWIS D. JOHNS*                Director
------------------------------
LEWIS D. JOHNS


/s/ MICHAEL L. KASTEN*             Director
------------------------------
MICHAEL L. KASTEN

Signature                          Title
---------                          -----


/s/ JOHN S. LEWIS*                 President, Western Regions, Director
------------------------------
JOHN S. LEWIS


/s/ HUMBERTO S. LOPEZ*             Director
------------------------------
HUMBERTO S. LOPEZ


/s/ LEONARD MAAS*                  Director
------------------------------
LEONARD MAAS


/s/ LYLE W. MILLER*                Director
------------------------------
LYLE W. MILLER


/s/ KATHRYN L. MUNRO*              Director
------------------------------
KATHRYN L. MUNRO


/s/ CRISTIN REID ENGLISH*          Chief Administrative Officer, Director
------------------------------
CRISTIN REID ENGLISH


/s/ RONALD K. SABLE*               Director
------------------------------
RONALD K. SABLE


*By: /s/ JOSEPH D. REID
     -------------------------
     JOSEPH D. REID
     Attorney-in-fact

                                  EXHIBIT INDEX

                                                                 INCORPORATED BY
EXHIBIT NO.    DESCRIPTION                                       REFERENCE FROM
----------     -----------                                       ---------------

2.1 Plan of Share Exchange (included in the proxy statement/prospectus as Annex A).

4              Instruments Defining the Rights of Capitol's
               Security Holders:

               (a)  Common Stock Certificate                           (1)
               (b)  Indenture dated December 18, 1997                  (2)
               (c)  Subordinated Debenture                             (2)
               (d)  Amended and Restated Trust Agreement
                    dated December 18, 1997                            (2)
               (e)  Preferred Security Certificate dated
                    December 18, 1997                                  (2)
               (f)  Preferred Securities Guarantee Agreement
                    of Capitol Trust I dated December 18, 1997         (2)
               (g)  Agreement as to Expenses and Liabilities
                    of Capitol Trust I                                 (2)

5 Opinion of Brian K. English, General Counsel, as to the validity of the shares.

8              Tax Opinion of Miller, Canfield, Paddock and
               Stone, PLC (included in the proxy statement/ prospectus as Annex C).

23.1a          Consent of BDO Seidman, LLP.

23.1b          Consent of BDO Seidman, LLP.

23.2           Consent of Miller, Canfield, Paddock and Stone, PLC
               (included in Exhibit 8).

23.4 Consent of JMP Financial, Inc. (Nevada's financial advisor).

24 Power of Attorney (included on the signature page of the Registration Statement).

99 Form of proxy for the Annual Meeting of Shareholders of Nevada Community Bancorp Limited.

KEY:
----
(1)  Form S-18, Reg. No. 33-24728C, filed September 15, 1988.
(2) Post Effective Amendment No. 1 to Form S-3, Reg. No. 333-41215 and 333-41215-01 filed February 9, 1998.